Exhibit 10.1
Confidential Material Omitted – To be filed separately with the Securities and Exchange Commission upon request. Double asterisks denote omissions.

9437-6001 QUEBEC INC.
as the Purchaser
and
GREENFIRST FOREST PRODUCTS INC.
as the Parent Guarantor
and
RAYONIER A.M. CANADA G.P.
and
RAYONIER A.M. CANADA INDUSTRIES INC.
collectively as the Seller

ASSET PURCHASE AGREEMENT April 10, 2021

TABLE OF CONTENTS
Page

Article 1 INTERPRETATION 1
Section 1.1 Defined Terms. 1
Section 1.2 Gender and Number. 18
Section 1.3 Headings, etc. 18
Section 1.4 Currency. 18
Section 1.5 Certain Phrases, etc. 18
Section 1.6 Accounting Terms. 18
Section 1.7 Incorporation of Disclosure Letter, schedules and Exhibits. 18
Section 1.8 References to Persons and Agreements. 18
Section 1.9 Statutes. 18
Section 1.10 NonBusiness Days. 19
Section 1.11 Knowledge. 19
Section 1.12 Made Available. 19
Article 2 PURCHASE AND SALE 19
Section 2.1 Purchase and Sale. 19
Section 2.2 Excluded Assets. 21
Section 2.3 Purchase Price. 22
Section 2.4 Allocation of Purchase Price. 22
Section 2.5 Payment on Closing and after Closing. 23
Section 2.6 Estimated Inventory Amount. 23
Section 2.7 Preparation of Closing Statement. 23
Section 2.8 Settlement of Objections. 23
Section 2.9 Payment of Adjustment to Purchase Price. 25
Section 2.10 No Effect on Other Rights. 26
Section 2.11 Share Exchange. 26
Section 2.12 Tax Elections 26
Section 2.13 Real Estate and Other Adjustments. 27
Section 2.14 Assumption of Obligations and Liabilities. 28
Section 2.15 Excluded Obligations and Liabilities. 28
Section 2.16 NonAssignable Contracts, Commitments and Permits. 28
Section 2.17 Replacement of Security Bonds. 29
Article 3 REPRESENTATIONS AND WARRANTIES 30
Section 3.1 Representations and Warranties of the Seller. 30
Section 3.2 Disclaimer of Other Representations and Warranties 48
Article 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 49
Section 4.1 Representations and Warranties of the Purchaser. 49
Section 4.2 Disclaimer of Other Representations and Warranties. 51
Article 5 REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR 51
Section 5.1 Representations and Warranties of the Parent Guarantor. 51

Section 5.2 Disclaimer of Other Representations and Warranties. 56
Article 6 COVENANTS 56
Section 6.1 Conduct of Operations Prior to Closing. 56
Section 6.2 Actions to Satisfy Closing Conditions. 58
Section 6.3 Confidentiality. 58
Section 6.4 Request for Consents. 59
Section 6.5 Authorizations and Regulatory Approvals. 59
Section 6.6 Financing. 61
Section 6.7 Access. 62
Section 6.8 Contact with Customers, Suppliers, Employees and Other Operations Relations. 63
Section 6.9 Notice of Untrue Representation or Warranty. 63
Section 6.10 Transfer Taxes. 63
Section 6.11 Cooperation on Tax Matters. 64
Section 6.12 TSXV Required Information. 64
Section 6.13 Treatment of Purchaser Shares and Parent Shares 64
Section 6.14 Commitment to Financing 65
Article 7 CONDITIONS OF CLOSING 65
Section 7.1 Conditions for the Benefit of the Purchaser. 65
Section 7.2 Conditions for the Benefit of the Seller. 68
Article 8 CLOSING 69
Section 8.1 Date, Time and Place of Closing. 69
Section 8.2 Risk of Loss. 70
Section 8.3 Single Transaction. 70
Article 9 TERMINATION 70
Section 9.1 Termination Rights. 70
Section 9.2 Effect of Termination. 71
Article 10 INDEMNIFICATION 72
Section 10.1 Survival. 72
Section 10.2 Indemnification in Favour of the Purchaser. 72
Section 10.3 Indemnification in Favour of the Seller. 73
Section 10.4 Limitations. 74
Section 10.5 Notice of Claim. 74
Section 10.6 Direct Claims. 75
Section 10.7 Procedure for Third Party Claims. 75
Section 10.8 Manner of Payment. 77
Section 10.9 Exclusion of Other Remedies. 77
Section 10.10 Duty to Mitigate. 78
Section 10.11 One Recovery. 78
Section 10.12 Adjustments to Purchase Price. 78
Section 10.13 Guarantee by Parent Guarantor 78
Article 11 POSTCLOSING COVENANTS AND OTHER MATTERS 79
Section 11.1 Employees. 79

Section 11.2 Pension Plans and Other Benefit Plans. 80
Section 11.3 Pension Plan Arrangements. 81
Section 11.4 Access to Purchaser Books and Records. 82
Section 11.5 Access to Seller Books and Records. 82
Section 11.6 Duties. 83
Section 11.7 Insurance Policies. 83
Section 11.8 Further Assurances. 83
Article 12 MISCELLANEOUS 84
Section 12.1 Notices. 84
Section 12.2 Time of the Essence. 85
Section 12.3 Announcements and Public Communications. 85
Section 12.4 Third Party Beneficiaries. 86
Section 12.5 Expenses. 86
Section 12.6 Amendments. 86
Section 12.7 Waiver. 87
Section 12.8 NonMerger. 87
Section 12.9 Entire Agreement. 87
Section 12.10 Successors and Assigns. 87
Section 12.11 Severability. 87
Section 12.12 Governing Law; Waiver of Jury Trial. 88
Section 12.13 Counterparts. 88
Section 12.14 Legal Representation. 88
Exhibit A Chip Purchase Agreement A-1
Exhibit B Non-Competition Agreement B-1
Exhibit C Services Agreement C-1
Exhibit D Transition Services Agreement D-1
Exhibit E GST and QST Certificate E-1
Exhibit F Pension Plan Assignment and Assumption Agreement F-1
Exhibit G Chip Purchase Set-Off Note G-1
Exhibit H Support in Forestry Matters H-1

ASSET PURCHASE AGREEMENT
Asset Purchase Agreement dated April 10, 2021 between 9437-6001 QUEBEC INC., a corporation incorporated under the laws of the Province of Quebec (the “Purchaser”), GREENFIRST FOREST PRODUCTS INC. (the “Parent Guarantor”), a corporation incorporated under the laws of British Columbia, RAYONIER A.M. CANADA G.P., a partnership duly formed under the laws of the Province of Québec and RAYONIER A.M. CANADA INDUSTRIES INC., a corporation incorporated under the laws of Canada (collectively the “Seller”).
RECITALS:
A.    The Seller is the registered and beneficial owner of the Purchased Assets.
B.    The Purchaser wishes to purchase the Purchased Assets from the Seller and to undertake and assume performance of the Assumed Obligations, and the Seller wishes to sell the Purchased Assets to the Purchaser, upon and subject to the terms and conditions of this Agreement.
C.    The Purchaser is the wholly-owned subsidiary of the Parent Guarantor and the Parent Guarantor has agreed to guarantee the Purchaser’s obligations under this Agreement.
NOW THEREFORE in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:
Article 1
INTERPRETATION
Section 1.1    Defined Terms.
As used in this Agreement, the following terms have the following meanings:
(1)    “Accounts Receivable” means all accounts receivable, notes receivable, trade receivables, rights to receive payment, book debts and other amounts, due, owing or accruing due to the Seller arising out of, from or in connection with the Operations together with any security interest, letters of credit or other credit support documents granted in favour of the Seller as security therefor and Duties related to the Operations.
(2)    “Acquisition Agreements” means the Chip Purchase Agreement, the Transition Services Agreement, the Services Agreement, the Non-Competition Agreement, the Pension Plan and Assumption Agreement, the Reverse TSA Arrangement and the Registration Rights Agreement.
(3)    “Advance Ruling Certificate” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act.
(4)    “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
(5)    “Agreement” means this asset purchase agreement, the Disclosure Letter and the exhibits attached to it, as the same may be amended or supplemented from time to time.
(6)    “Ancillary Forestry Authorizations” has the meaning specified in Section 3.1(37)(d).
(7)    “Antitrust Law” means any Laws that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or eliminating, restricting or lessening of competition (including the HSR Act, the Competition Act and similar Laws).
(8)    “Assumed Benefit Plan” has the meaning specified in Section 11.2(2).
(9)    “Assumed Obligations” means (i) all claims, obligations and liabilities, other than Excluded Obligations, of the Seller arising in respect of the period from and after the Closing, in each case to the extent relating to or arising in connection with the Operations or the Purchased Assets, including all asset retirement obligations in relation thereto, (ii) subject to and in accordance with Section 11.1, all liabilities related to the Employees; (iii) the Environmental Liabilities (except for the environmental liabilities described at Section 10.2(1)(e) and the Excluded Environmental Liabilities); (iv) all liabilities and obligations related to the Assumed Benefit Plans; and (v) all liabilities and obligations relating to the benefit plans described in Section 11.2(4).
(10)    “Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, or similar authorization issued, granted, given or authorized by, or made applicable under the authority of, of any Governmental Entity having jurisdiction over the Person.
(11)    “Base Amount” has the meaning specified in Section 2.3(1).
(12)    “Benefit Plan” means any plan, policy, agreement or arrangement (whether written or unwritten) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, profit sharing, severance, retention, termination, retirement, pension, supplemental pension, health, dental or other medical, life, disability or other insurance (whether insured or selfinsured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefits, supplementary retirement, welfare benefits, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by an employer, for the benefit of one or more current or former employees, officers, directors or individual independent contractors, other than, the Canada Pension Plan, the Québec Pension Plan, any health or drug plan established and administered by a Province, and any employment, parental or workers’ compensation insurance provided by Canadian federal or provincial Laws.

(13)    “Books and Records” means all information in any form relating to the Operations, including books of account, financial and accounting information and records, tax records, personnel records, sales and purchase records, cost and pricing information, customer and supplier lists, referral sources, research and development reports and records, production reports and records, plan and projections, equipment logs, operating guides and manuals, technical documents including specifications, marketing and advertising materials and all other documents, files, and corporate records.
(14)    “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Montreal, Québec, or Toronto, Ontario, Canada.
(15)    “Cap” means twenty-five million dollars ($25,000,000).
(16)    “Carve-out Financial Statements” means the audited annual and reviewed interim financial statements prepared by the Seller in respect of the Operations as the Purchaser has requested the Seller to prepare.
(17)    “Chip Purchase Agreement” means the chip purchase agreement, substantially in the form attached as Exhibit A.
(18)    “Chip Purchase Set-Off Amount” has the meaning specified in Section 2.3(3).
(19)    “Chip Purchase Set-Off Note” has the meaning specified in Section 2.5(1)(c).
(20)    “Claim” has the meaning specified in Section 10.5(1).
(21)    “Closing” means the completion of the transaction of purchase and sale of the Purchased Assets contemplated in this Agreement.
(22)    “Closing Cash Payment” means an amount equal to: (i) the Base Amount, plus (ii) the Estimated Inventory Amount, minus (iii) an amount equal to 1.5 multiplied by the result of the division between the number of Consideration Shares issued in accordance with Section 2.5(1)(b) hereof, and the US Dollar to Canadian Dollar daily exchange rate published by the Bank of Canada for the last published day immediately prior to Closing.
(23)    “Closing Date” means (a) the fifth Business Day after the day in which the last of the conditions set forth in Section 7.1 and Section 7.2 (other than any such conditions which by their nature are not capable of being satisfied until the Closing Date) is satisfied or waived, (b) if such date is prior to July 31, 2021, July 31, 2021, (c) or on such other date as the Parties may mutually determine.
(24)    “Collective Bargaining Agreement” has the meaning specified in Section 3.1(22)(a).
(25)    “Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise his powers and perform his duties.
(26)    “Competition Act” means the Competition Act (Canada).

(27)    “Competition Act Clearance” means one of the following has occurred in respect of the transactions contemplated by this Agreement:
(a)    the Commissioner of Competition shall have issued an Advance Ruling Certificate; or
(b)    either (i) the requirement to notify the Commissioner of Competition and supply information shall have been waived pursuant to Section 113(c) of the Competition Act or (ii) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated and, in the case of (i) or (ii), the Commissioner of Competition shall have issued a No-Action Letter, and such No-Action Letter remains in force and effect at Closing.
(28)    “Confidentiality Agreement” has the meaning specified in Section 6.3.
(29)    “Consent” means any consent, approval, waiver, notice or other authorization required under a Contract.
(30)    “Consideration Shares” means such number of Purchaser as is equal to the lesser of:
(a)    the number of Purchaser Shares that would result in RYAM GP holding, if such Purchaser Shares were (notwithstanding the timing terms thereof) immediately upon Closing exchanged for Parent Shares, 19.9% of the Parent Shares issued and outstanding on the Closing Date (for greater certainty, the calculation of the outstanding Parent Shares shall include for these purposes, (a) the number of Parent Shares underlying the Purchaser Shares and (b) and Parent Shares issued in connection with the Financing), and
(b)    (A x B x C) where
A is equal to the Base Amount plus the Estimated Inventory Amount;
B is equal to 0.099333; and
C is equal to the US Dollar to Canadian Dollar daily exchange rate published by the Bank of Canada for the last published day immediately prior to Closing.
(31)    “Contract” means any written, electronic or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement and for greater certainty excludes the Real Property Leases.
(32)    “Custodial Trustee” means the CIBC Mellon Trust Company.
(33)    “Damages” means any loss, liability, damage, cost or expense (including reasonable legal or other professional fees and expenses).

(34)    “Data Room” means the virtual data room of the Seller maintained by Donnelly Financial Solutions “Venue”, access to which was provided to the Purchaser and its representatives for purposes of their due diligence investigations in connection with the transactions contemplated by this Agreement.
(35)    “DC SERP Benefits” means the defined contribution benefits accrued by [**] under the Supplementary Retirement Plan for Designated Senior Executives of Rayonier A.M. Canada Industries Inc. and its Affiliates.
(36)    “Debt Commitment Letter” means the commitment letter from the Debt Financing Sources dated on or about the date hereof to provide Debt Financing or any replacement thereof.
(37)    “Debt Financing” means the debt financing provided by the Debt Financing Sources as set forth in the Debt Commitment Letter.
(38)    “Debt Financing Sources” means [**] and each party to any joinder agreement, indenture or credit agreement entered into in connection with the Debt Financing, including the Debt Commitment Letter, or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their successors and assigns.
(39)    “Deductible” means $610,000.
(40)    “Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.
(41)    “Disclosure Letter” means the disclosure letter delivered by the Seller to the Purchaser contemporaneously with the execution and delivery of this Agreement.
(42)    “DRA” has the meaning specified in Section 8.1.
(43)    “Draft Closing Statement” has the meaning specified in Section 2.7.
(44)    “Duties” means any duties or taxes levied or imposed on imported goods under (i) the Customs Tariff (Canada), the Excise Act (Canada), Excise Act, 2001 (Canada), the Excise Tax Act (Canada), the Special Import Measures Act (Canada), or any other similar legislation enacted in Canada (but not including the goods and services tax or harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada)), (ii) the Trade Act (United States), the Tariff Act of 1930 (United States) or any other similar legislation enacted in the United States or in a foreign jurisdiction.
(45)    “Employees” means all Unionized Employees and Non-Unionized Employees, including without limitation, those on temporary layoff or an approved or statutory leave of absence.
(46)    “Environment” means all or any part of the following media (alone or in combination): air (including the atmosphere and the air within any structure or underground space); water (including sea, seabed, marine sediments and any marine organisms and ecosystem, groundwater and any water under or within land and coastal and inland waters); land (including subsoil and land under water) and any organisms or systems supported by those media (including habitats, species and humans).
(47)    “Environmental Laws” means all Laws relating to (a) protection of human health and/or the Environment, including but not limited to, those relating to pollution, waste, emissions, discharges, or Releases of Hazardous Substances or any other solid, liquid, gas, odour, heat, sound, vibration, or radiation, (b) protection and conservation of natural resources, including but not limited to, climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic, terrestrial, avian or microbial species and vegetation, (c) the manufacture, generation, handling, transport, transfer, labelling, packaging, sale, distribution, import, export, use, processing, treatment, recycling, storage, destruction, or disposal of, or exposure to, Hazardous Substances, and/or (c) any other criminal, civil, equitable, or common law principle concerning any act or omission relating to the Environment or Hazardous Substances. “Environmental Laws” excludes Forestry Laws.
(48)    “Environmental Liabilities” means all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, including damages for diminution of the value of land, property damages, natural resource damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any matter or condition arising under or related to any Environmental Laws or environmental Permits, in each case, relating to or arising from or in connection with the Operations or the Purchased Assets, but excluding the Excluded Environmental Liabilities.
(49)    “Estimated Inventory Amount” has the meaning set out in Section 2.6.
(50)    “Excluded Assets” has the meaning set out in Section 2.2.
(51)    “Excluded Benefit Plan” has the meaning specified in Section 11.2(1).
(52)    “Excluded Employees” has the meaning specified in Section 11.1(2).
(53)    “Excluded Environmental Liabilities” means, collectively:
(a)    any charge or other amount owning as a result of the greenhouse gas emissions of the Operations and/or the Purchased Assets for any compliance period prior to the Closing Date under any Environmental Laws;
(b)    any fine or monetary penalty imposed by a Governmental Entity in relation to any breach or non-compliance with Environmental Laws or environmental Permits in relation to the Operations and/or the Purchased Assets that occurred at any time prior to the Closing Date; and
(c)    any expense resulting from an administrative Order imposed by a Governmental Entity relating to Hazardous Substances above the applicable concentration standards and/or value limits as set out in any Environmental Laws or the Soil, ground water and sediment standards for use under Part XV.1 of the Environmental Protection Act (in the case of lands in Ontario) or the Guide

d’intervention – Protection des sols et rehabilitation des terrains contaminés (in the case of lands in Quebec), as in force on the Closing Date, that have migrated from the Owned Real Property or Leased Real Property and that resulted from the Operations at any time prior to the Closing Date, excluding any aggravation thereof after the Closing Date, in each case, relating to or arising from or in connection with the Operations or the Purchased Assets.
(54)    “Excluded Obligations” means all obligations and liabilities of the Seller that are not Assumed Obligations, including obligations and liabilities of the Seller: (i) for any Taxes of the Seller, including for greater certainty any liability for Taxes relating to the Operations for any period (or portion thereof) ending on or prior to the Closing Date, (ii) in respect of Indebtedness, (iii) for any fees and expenses incurred by the Seller in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby (including any liability to an Indemnified Party in connection with any breach of a representation, warranty or covenant contained in this Agreement), (iv) to pay any amount to or for the benefit of any officers, directors, employees or consultants of the Seller as a result of the completion of the Agreement, (v) to pay any amount to or for the benefit of any of the Employees listed in Section 11.1(1) of the Disclosure Letter, (vi) in respect of claims, actions or legal proceedings, whether or not pending on the Closing Date, relating to periods prior to the Closing Date, (vii) relating to, or arising out of, the matters described in Section 10.2(1)(e), (viii) relating to the Excluded Assets or, (ix) the Excluded Environmental Liabilities.
(55)    “Executive Participation Commitment Letters” means the letters addressed to [**], dated on or about the date hereof and countersigned by the Parent Guarantor, providing for an undertaking from each of [**] to exercise (directly or through an affiliate or family member), collectively, at least US$4 million of rights (or other existing convertible or exercisable securities) on the terms contemplated by the term sheet to the rights offering attached to the Standby Purchaser Backstop Letter.
(56)    “Exhibits” means the exhibits attached to this Agreement.
(57)    “Final Closing Statement” has the meaning specified in Section 2.8(3) and Section 2.8(4).
(58)    “Final Negative Adjustment Amount” has the meaning specified in Section 2.9(2).
(59)    “Final Positive Adjustment Amount” has the meaning specified in Section 2.9(3).
(60)    “Financial Information” means, collectively, (i) the Parent Financial Statements, and (ii) the management’s discussion and analysis of financial results for the financial year ended December 31, 2020, (iii) the management’s discussion and analysis of financial results for the three and nine-month periods ended December 31, 2020.
(61)    “Financial Statements” means, collectively, the unaudited annual management financial statements described in Section 3.1(9) of the Disclosure Letter.

(62)    “Financing” means, collectively, the (a) Debt Financing and (b) the asset based lending (ABL) financing in form and substance as required pursuant to the terms of the Debt Financing, (c) the rights offering of approximately C$99 million in form and substance as contemplated by the terms set out in the Standby Purchaser Backstop Letter, and (d) the financing agreed to in the Executive Participation Commitment Letters, each undertaken to finance the Purchase Price; provided that the Purchaser may consider an alternative superior financing with prior consultation with the Seller.
(63)    “Financing Sources” means the Debt Financing Sources in respect of the Debt Financing, Senvest Management, LLC in respect of the Standby Purchaser Backstop Letter and each of [**] (directly or through an affiliate or family member) in respect of the Executive Participation Commitment Letters.
(64)    “First Nations” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), Inuit person or people, First Nation person or people, Métis person or people, indigenous person or people or aboriginal person or people of Canada and any person or group representing, or purporting to represent, any of the foregoing.
(65)    “First Nations’ Claims” means any claims, assertions or demands, written or oral, whether proven or unproven, in respect of First Nations’ rights, aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or any portion of the Owned Real Property and the Leased Real Property.
(66)    “Forest Roads” means the road network, including bridges, built or to be built by the Seller or its Affiliates prior to Closing relating to the Operations.
(67)    “Forestry Laws” means all applicable Laws concerning forestry operations (including timber harvesting, road construction, silviculture and other forest management activities) in the provinces of Ontario and Quebec, including the Forests Act (Ontario) and the Sustainable Forest Development Act (Québec) insofar as it applies to timber harvesting, road construction, silviculture and other forest management activities.
(68)    “Free Market Timber” means the free market timber allocated to the Seller in respect of the Operations under the Sustainable Forest Development Act (Québec), and available for harvest by the Purchaser from and after the Closing Date or such other volume of free market timber purchased by Seller as same shall be confirmed by the Purchaser prior to Closing.
(69)    “Fundamental Representations” has the meaning specified in Section 7.1(1).
(70)    “GAAP” means generally accepted accounting principles as in effect in the United States of America, at the relevant time applied on a consistent basis.
(71)    “Governmental Antitrust Entity” means any state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws.
(72)    “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, arbitrator, tribunal, bureau or agency, domestic or foreign, (b) any subdivision or authority of any of the above, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.
(73)    “GST” means the taxes (including the goods and services tax and harmonized sales tax) imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder.
(74)    “GST and QST Certificate” has the meaning specified in Section 6.10(4).
(75)    “Hazardous Substance” means any substance, chemical, mixture, or material, whether animate or inanimate, that is or may be harmful or hazardous to human, animal, or plant life, any property, any activity, or to the Environment or any natural resources, and includes but is not limited to, anything that is regulated under any Laws as a “contaminant”, “source of contaminant”, “pollutant”, “pesticide”, “fuel”, “deleterious substance”, “toxic substance”, “hazardous substance”, “controlled substance”, “designated substance”, “domestic substance”, “non-domestic substance”, “priority substance”, “prohibited substance”, “substance subject to notification or consent”, “restricted substance”, “ozone-depleting substance”, “nuclear substance”, “hazardous product”, “dangerous good”, “waste”, “hazardous waste”, or “hazardous recyclable material”.
(76)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
(77)    “HSR Act Clearance” means that an early termination shall have been granted or any waiting periods applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated following filing of a Notification and Report Form.
(78)    “Indebtedness” means all (i) indebtedness of the Seller for borrowed money, (ii) any off-balance sheet financing of the Seller, (iii) any liability of the Seller relating to hedging obligations, (iv) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of the Seller, (v) any amount owing to a related party of the Seller, (vi) any liabilities for any drawn letters of credit, performance bonds, surety bonds and similar obligations of the Operations (other than, until replaced by the Purchaser, Nominated Security Bonds), (vi) any obligations for the payment of deferred purchase price or similar consideration, (vii) any restructuring reserves, (viii) all accounts payable and other obligations of the Seller in connection with or related to the Operations or the Purchased Assets, (ix) the present value of the liabilities of each Excluded Benefit Plan (calculated using the actuarial assumptions and methods used by the actuary to that Excluded Benefit Plan in its most recent valuation of that Benefit Plan for solvency purposes) to the extent that it exceeds the fair market value of the assets of each such Excluded Benefit Plan that could reasonably be expected to result in liability to the Purchaser; and (x) guarantees of any of the obligations set forth above; and for greater certainty, excludes the capital expenditures described in Section 1.1(78) of the Disclosure Letter.
(79)    “Indemnified Party” means a Person with indemnification rights or benefits under Section 10.2 or Section 10.3, or otherwise under this Agreement.

(80)    “Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 10.
(81)    “Information Technology” means all computer systems, communication systems, software (other than off-the-shelf software) and hardware, whether owned, used or licensed.
(82)    “Insurance Policies” has the meaning specified in Section 3.1(39).
(83)    “Intellectual Property” has the meaning specified in Section 3.1(25)(a).
(84)    “Intellectual Property Rights” means rights in the following: (a) all trademark rights, trade dress, service marks, trade names, domain names, and brand names exclusively used in the Operations, whether registered or existing at common law; (b) all registered and unregistered statutory and common law copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents rights including patent applications and disclosures; (d) all inventions, know how, discoveries, improvements and trade secrets and (e) all other intellectual property rights owned, licensed, controlled or used by a Person, in any and all relevant jurisdictions in the world.
(85)    “Interim Period” means the period between the date of this Agreement and the Closing.
(86)    “Inventory” means all inventory of the Operations, including all finished goods, work–in-progress and raw materials, consumed or sold in the Operations as well as:
(a)    all unsold merchantable logs, lumber, pellets and other finished goods produced by the Lumber Mills that are at the Lumber Mills or under consignment;
(b)    all logs suitable for processing into lumber at the Lumber Mills and which (i) have been felled and bucked in cut blocks or road rights of way on the Tenures but have not yet been loaded onto trucks or railway for transport, (ii) are en route to the Lumber Mills, or (iii) are at the Lumber Mills awaiting processing;
(c)    all pulp and other finished goods produced by the Newsprint Mill that are at the Newsprint Mill or under consignment;
(d)    all logs then being processed into lumber in the Lumber Mills;
(e)    all unsold merchantable logs, lumber, pellets and other finished goods produced by the Lumber Mills that are at the Lumber Mills or under consignment;
(f)    all merchantable wood chips, bark, sawdust and hog fuel produced by the Lumber Mills which are at the Lumber Mills; and
(g)    all supplies, fuel, chemicals, pallets, packaging materials and other manufacturing supplies used primarily or exclusively at the Lumber Mills, the Newsprint Mill or relating to Woodland Operations;

but not including any lumber, pellet inventory of finished goods at the Lumber Mills and at the Newsprint Mill or in transit that has been sold and title has been transferred to another Person before the particular time.
(87)    “Inventory Amount” means the aggregate amount of the Inventory (including for certainty, the Retained Inventory) as at the Closing Date, as finally determined in the Final Closing Statement.
(88)    “Investment Canada Act” means the Investment Canada Act (Canada).
(89)    “Law” means all (a) constitutions, treaties, laws, statutes, codes, ordinances, rules, regulations, and by-laws, whether federal, provincial, municipal, regional, domestic, foreign or international; and (b) all Orders; and (c) policies, guidelines and protocols to the extent they have force of law.
(90)    “Leased Real Property” has the meaning specified in Section 3.1(31)(b).
(91)    “Legal Proceeding” has the meaning specified in Section 3.1(16).
(92)    “Licensed Intellectual Property” has the meaning set out in Section 2.1(17).
(93)    “Liens” means (a) mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, imperfections of title or encroachments, rightsofway, rights of refusal, restriction on use or other restrictions, preferential right, or other real, immovable, movable or personal right, prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.
(94)    “Lumber Mills” means the timber processing facilities described in Section 1.1(94) of the Disclosure Letter.
(95)    “MACD” has the meaning set out in Section 10.2(1)(e).
(96)    “Material Adverse Effect” means, any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to be material and adverse to the business, results of operations, capital, properties, condition (financial or otherwise), assets, obligations or liabilities of the Operations with respect to the Seller or the business carried on by any other Person, except any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of (a) any change in global, national or regional political, regulatory or legislative conditions or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (b) any change generally affecting the industries, in which such Person or any of its Subsidiaries, operates; (c) any natural disasters, weather conditions and other force majeure events; (d) any adoption, proposed implementation or change in applicable Laws, or any changes in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (e) any global or national changes or developments in or relating to currency exchange rates or interest rates; (f) any action taken or refrained from being taken, in each case to which the other Party has expressly approved, consented to or requested in writing following the date of this Agreement; (g) any change in the market price or trading volume of such Person’s securities (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (h) any failure by such Person to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); or (i) the negotiation, execution, performance or announcement of this Agreement or the consummation of the transactions contemplated herein, except, in the case of clauses (a)(e) above, to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the markets and industries in which such Person operates.
(97)    “Material Contracts” has the meaning specified in Section 3.1(27)(a).
(98)    “Newsprint Mill” means the newsprint operation located at 1 Government Road, P.O. Box 100, Kapuskasing (Ontario) P5N 2Y2.
(99)    “No-Action Letter” means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
(100)    “Nominated Permits” has the meaning specified in Section 2.16(3).
(101)    “Nominated Security Bonds” has the meaning specified in Section 2.17(2).
(102)    “Non-Competition Agreement” means the non-competition agreement, substantially in the form attached as Exhibit B.
(103)    “Non-Unionized Employees” means employees of the Operations whose terms and conditions of employment are not covered by a Collective Bargaining Agreement and identified as such in Section 1.1(103) of the Disclosure Letter.
(104)    “Notice” has the meaning specified in Section 12.1.
(105)    “Notice of Claim” has the meaning specified in Section 10.5(1).
(106)    “Ongoing MACD Investigations” has the meaning set out in Section 10.2(1)(e).

(107)    “Ontario Bridge Benefit Plan” means, collectively, those Employee Benefit Plans known informally as the Tembec Hearst & Cochrane Saw Mill Bridge, the Tembec Hearst Woodland Bridge, the Tembec Chapleau Sawmill Bridge and the Tembec Opasatica Bridge, pursuant to which individual “bridge benefits” have been negotiated between Tembec (now known as the Seller) and the union in order to provide employees who retire between the age of 60 and 65 with at least 25 years service with Tembec (now known as the Seller), a bridging benefit equal to [**] per month for each year of service until the earlier of the employee’s death or age 65.
(108)    “Operations” means the operations of (i) distribution, marketing and sale of lumber newsprint, (ii) harvesting and (iii) processing/ manufacturing, waste disposal and such other activities in each case as conducted, or have been conducted, in connection with the Purchased Assets.
(109)    “Order” means any order, writ, injunction, judgment, decision, ruling, awards, plan and decree of any Governmental Entity.
(110)    “Ordinary Course” means, with respect to an action taken by or with respect to a Person, that such action is taken in the ordinary course of the business of the applicable Person consistent with past practices.
(111)    “Outside Date” means September 30, 2021.
(112)    “Owned Intellectual Property” has the meaning set out in Section 2.1(16).
(113)    “Owned Real Property” means the real or immovable property set forth in Section 3.1(31)(b) of the Disclosure Letter.
(114)    “Parent Financial Statements” means the consolidated audited financial statements of the Parent Guarantor for the financial year ended December 31, 2018, 2091 and 2020.
(115)    “Parent Guarantor” has the meaning specified in the introductory paragraph to this Agreement.
(116)    “Parent Shares” means the fully paid and non-assessable common share in the capital of the Parent Guarantor.
(117)    “Parties” means, collectively, the Purchaser, the Parent Guarantor, the Seller and any other Person who may become a party to this Agreement, and “Party” means any one of them.
(118)    “Per Claim Threshold” means $60,000.
(119)    “Permits” means all permits, consents, waivers, licences, certificates, certificates of authorization, approvals, authorizations, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued, granted, given or authorized by any Governmental Entity. “Permits” excludes Ancillary Forestry Authorizations.

(120)    “Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals, provisions or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (b) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business on a basis consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Laws with respect to real or immovable property, including zoning, building or similar restrictions, as well as Liens consisting of (i) easements, rights of way, servitudes, restrictions and similar rights in real or immovable property and (ii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real or immovable property or any interest therein or in any similar grant from a Governmental Entity in jurisdictions other than Canada; provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the ordinary conduct of the Operations or materially impair the continued use or operation of such real or immovable property for the purpose for which it is currently used, (d) pledges or deposits in the ordinary course of business on a basis consistent with past practice in connection with (A) workers’ compensation, unemployment insurance, social security legislation or any other legislation or regulation applicable to the Person concerned or its business or assets or (B) security for bids, tenders, Contracts (other than Contracts for the payment of money) or leases to which the Person concerned is a party as lessee, and (e) Liens identified in Section 1.1(120) of the Disclosure Letter.
(121)    “Person” includes an individual, a corporation, a partnership, limited partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.
(122)    “Personal Information” means information that is protected by any Privacy Law.
(123)    “Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada) and any similar Laws governing the protection of personal information.
(124)    “Proceeding” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.
(125)    “Purchase Price” has the meaning specified in Section 2.3.
(126)    “Purchased Assets” means the assets referred to or described in Section 2.1.
(127)    “Purchaser” has the meaning specified in the introductory paragraph to this Agreement.
(128)    “Purchaser Indemnitees” has the meaning specified in Section 10.2(1).
(129)    “Public Record” means all information filed by or on behalf of the Parent Guarantor and its predecessor entities with any of the securities commissions in compliance, or intended compliance, with any applicable securities Laws from December 31, 2018 to the Closing Date, in each case publicly available on the SEDAR website, other than public information or disclosures that have been modified or superseded by subsequent public information or disclosures by the Parent Guarantor, to the extent so modified or superseded.
(130)    “Purchaser Shares” means the fully paid and non-assessable shares in the capital of the Purchaser.
(131)    “QST” means the taxes imposed under Title 1 of an Act Respecting the Quebec Sales Tax and the regulations made thereunder.
(132)    “Real Property Leases” has the meaning specified in Section 3.1(31)(b).
(133)    “Registration Documents” has the meaning specified in Section 8.1.
(134)    “Registration Rights Agreement” means the registration rights agreement between RYAM GP and the Parent Guarantor providing for, inter alia, (i) two demand registration rights per year, (ii) piggyback right (exercisable pro rata) in the event that other holders of registrations rights (including Senvest Management, LLC) were to exercise registration rights and (iii) provided RYAM GP proposes to sell Consideration Shares under the Registration Rights Agreement for less than C$1.50 per share, payment or reimbursement by the Parent Guarantor of all reasonable underwriting fees associated with such sale.
(135)    “Regulatory Approvals” means the Competition Act Clearance and, if required, the HSR Act Clearance, the consent of the Ontario Ministry of Natural Resources to the transfer of the Sustainable Forest Licences pursuant to this Agreement, the consent of the Ministère des Forêts, de la Faune et des Parcs to the transfer of the Supply Guarantees pursuant to this Agreement, the transfer or reissuance of any Permits required by Environmental Laws for the Operations and/or Purchased Assets, and any other Authorizations required to be obtained pursuant to applicable Laws in connection with the transactions contemplated by this Agreement.
(136)    “Reimbursement Amount” has the meaning specified in Section 12.5(2).
(137)    “Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.
(138)    “Retained Inventory” means a portion of the Inventory at Closing, comprised of finished goods logs or lumber which has, at the time of Closing, a market value of C$6 million.
(139)    “Reverse TSA Arrangement” means an amendment to the Transition Services Agreement or other arrangement between the Seller and the Purchaser for the Purchaser to provide the services described in Exhibit H to the Seller after Closing, the form of this arrangement is to be agreed between Purchaser and Seller during the Interim Period, each party acting reasonably.

(140)    “RYAM GP” means Rayonier A.M. Canada G.P. and any successor thereof.
(141)    “Security Bonds” has the meaning specified in Section 2.1(17).
(142)    “Seller” has the meaning specified in the introductory paragraph to this Agreement.
(143)    “Seller Benefit Plan” means each Benefit Plan that is sponsored, maintained, administered, contributed to, or required to be contributed to by the Seller for the benefit of one or more Employees.
(144)    “Seller Counsel” means McCarthy Tétrault LLP.
(145)    “Seller Indemnitees” has the meaning specified in Section 10.3.
(146)    “Seller Pre-Closing Communications” has the meaning specified in Section 12.14.
(147)    “SERP” has the meaning specified in Section 11.2(4).
(148)    “Services Agreement” means the services agreement, substantially in the form attached as Exhibit C.
(149)    “SFL Holdcos” means the Persons to which Sustainable Forest Licences have been granted and in which the Seller holds an interest, and “SFL Holdco” means any of such Persons.
(150)    “SFL Shares” has the meaning specified in Section 2.1(15).
(151)    “Share Exchange” has the meaning specified in Section 2.11(1).
(152)    “Standby Purchaser Backstop Letter” means the letter addressed to [**] of the Parent Guarantor, from Senvest Management, LLC, dated on or about the date hereof and countersigned by the Parent Guarantor, [**], providing for a backstop from Senvest Management, LLC in an amount of $75 million and includes as a schedule the terms of the rights offering to be effected by the Parent Guarantor.
(153)    “Statement of Adjustments” has the meaning specified in Section 2.13(2).
(154)    “Subsidiary” of any Person means any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, more than 50% of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.
(155)    “Supply Guarantees” means the timber volume supply guarantees granted to Seller in respect of the Operations under the Sustainable Forest Development Act (Québec) by the Ministère des Forêts, de la Faune et des Parcs of Québec.

(156)    “Sustainable Forest Licences” means the sustainable forest licences granted, with respect to the Operations, to the Seller or to a Person in which the Seller holds an interest under the Crown Forest Sustainability Act (Ontario) by the Ministry of Natural Resources and Forestry of Ontario in connection with the Operations.
(157)    “Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales, sales and use, real or immovable property, land transfer, personal or movable property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, and (iii) all employment insurance premiums, Canada Pension Plan contributions, Québec Pension Plan contributions, including any fine, penalty, interest, or addition to such taxes.
(158)    “Tax Act” means the Income Tax Act (Canada), as now in effect and as it may be promulgated or amended from time to time.
(159)    “Tax Return” means a return, information return, withholding statement, report, election, designation, estimate, claim for refund or other information, form or statement required to be filed in accordance with applicable Laws in connection with, the calculation, determination, assessment, collection or payment of any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.
(160)    “Tenures” means the rights of the Seller to harvest timber from certain lands owned by the Province of Ontario and Province of Quebec, all as more particularly set out in Section 3.1(37) of the Disclosure Letter and includes all forest licenses, timber sale licenses, Free Market Timber, timber quotas, pulpwood agreements, Supply Guarantees and other Contracts granting harvest rights under the Sustainable Forest Development Act (Québec) and the Crown Forest Sustainability Act (Ontario) or similar legislation in any other jurisdictions held by the Seller.
(161)    “Tenure Deposits” means the amounts in trust deposited in connection with the Tenures, including, but not limited to forest renewal trusts, forestry futures trusts and silvicultural credits and credits for Forest Roads, all as set out at Section 3.1(37) of the Disclosure Letter.
(162)    “Tenure Related Assets” means the rights, title and interest of the Seller in any active, inactive and closed Forest Roads, bridges, dumps, camps, quarries or other facilities used or occupied at any time in connection with the Tenures or the Ancillary Forestry Authorizations.
(163)    “Third Party Auditors” has the meaning specified in Section 2.8(2).
(164)    “Third Party Claim” means any action, suit, Proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an

Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.
(165)    “Transfer Taxes” means all transfer, land transfer, value added, ad-valorem, excise, sales, use, consumption, goods or services, harmonized sales, provincial sales, retail sales, social services, or other similar taxes or duties and any interest, fines and penalties imposed by any Governmental Entity, whether disputed or not.
(166)    “Transferred Employees” has the meaning specified in Section 11.1.
(167)    “Transition Services Agreement” means the transition services agreement, substantially in the form attached as Exhibit D.
(168)    “TSXV” means the TSX Venture Exchange.
(169)    “Unionized Employees” means employees of the Operations whose terms and conditions of employment are covered by a Collective Bargaining Agreement and identified as such in Section 1.1(169) of the Disclosure Letter.
(170)    “Woodland Operations” means the woodland and forestry operations (including silviculture activities) of the Seller or its Affiliates in Quebec and Ontario located at or conducted upon the Tenures and including all machinery, Inventory, Forest Roads, bridges, supplies, rights of way, access rights and other assets related thereto.
(171)    “Wound Up Pension Plans” has the meaning specified in Section 3.1(21)(k).
Section 1.2    Gender and Number.
Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.
Section 1.3    Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits and the insertion of headings are for convenient reference only and are not to affect its interpretation.
Section 1.4    Currency.
All references in this Agreement to dollars, or to $ are expressed in U.S. currency unless otherwise specifically indicated.
Section 1.5    Certain Phrases, etc.
In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6    Accounting Terms.
All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.
Section 1.7    Incorporation of Disclosure Letter, schedules and Exhibits.
The Disclosure Letter and any schedule or Exhibit attached to this Agreement is an integral part of this Agreement for all purposes of this Agreement.
Section 1.8    References to Persons and Agreements.
Any reference in this Agreement to a Person or Persons includes his, her or their, directors, officers, administrators, executors, personal legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, any reference to this Agreement or any other agreement or document is a reference to this Agreement, such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules to it.
Section 1.9    Statutes.
Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or reenacted.
Section 1.10    NonBusiness Days.
Whenever payments are to be made or an action is to be taken on, or not later than, a day which is not a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.
Section 1.11    Knowledge.
References in this Agreement to the knowledge of the Seller, will be deemed to refer to the actual knowledge of any of [**], in each case that such individual has, or would reasonably be expected to have, after making diligent inquiry of their direct reports who would reasonably be expected to have knowledge or awareness relevant to the representation and warranty in question.
Section 1.12    Made Available.
References in this Agreement to “made available”, “delivered” or “provided” mean that a document or other item of information was made available or provided to the Purchaser and its representatives for viewing in the Data Room, as that site existed as of noon (Eastern time) on April 8, 2021.

Article 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale.
Subject to the terms and conditions of this Agreement, the Seller shall sell, assign, deliver and transfer to the Purchaser free and clear of all Liens (other than Permitted Liens), and the Purchaser shall purchase from the Seller, on the Closing Date, all rights, title and interest in and to all of the property and assets relating to the Operations (other than the Excluded Assets), whether movable or immovable, corporeal or incorporeal, of every kind and description and wheresoever situated, as a going concern (collectively, the “Purchased Assets”), including:
(1)    all Owned Real Property together with the buildings, structures, improvements and appurtenances situate thereon;
(2)    all rights as lessee in the Leased Real Property and under the Real Property Leases together with the Seller’s interest in all fixtures and leasehold improvements located on the Leased Real Properties;
(3)    all fixtures owned by the Seller, including all fixed machinery and fixed equipment, situated on the Owned Real Property or the Leased Real Property;
(4)    all other machinery and equipment and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories, spare parts and other tangible property normally situated on the Owned Real Property or the Leased Real Property or used primarily in connection with the Operations, in each case, owned by the Seller;
(5)    all leases (and all rights and benefits thereunder) of machinery and equipment and other tangible property normally situated on the Owned Real Property or Leased Real Property or used primarily in connection with the Operations, to which, in each case, the Seller is a party;
(6)    the Tenures and Ancillary Forestry Authorizations and all Tenure Related Assets;
(7)    the Lumber Mills and Woodland Operations;
(8)    the Newsprint Mill;
(9)    the Forest Roads;
(10)    all Inventory other than Retained Inventory;
(11)    all Free Market Timber;
(12)    all production, shipping and packaging supplies relating to the Operations (but only subject to the rights in respect thereof set forth in the Transition Services Agreement);
(13)    all Contracts or commitments relating primarily to the Operations (and all rights and benefits thereunder), including:

(a)    all unfilled orders received by the Seller in connection with the Operations;
(b)    all forward commitments by the Seller for supplies or materials entered into in the usual and Ordinary Course of the Operations for use in the Operations; and
(c)    those listed in Section 2.1(13) of the Disclosure Letter;
(14)    all Permits applicable to the Operations and its operation in its usual and Ordinary Course, including the Permits listed or described in Section 2.1(14) of the Disclosure Letter, except such Permits that are not assignable or transferable by the Seller to the Purchaser pursuant to applicable Laws;
(15)    all of the interests in the share capital or ownership interests owned by the Seller in the SFL Holdcos and listed in Section 2.1(15) of the Disclosure Letter (the “SFL Shares”);
(16)    all Intellectual Property owned by the Seller and belonging to or primarily used in the Operations (the “Owned Intellectual Property”), including the Owned Intellectual Property listed in Section 2.1(16) of the Disclosure Letter;
(17)    all Intellectual Property not owned by the Seller but belonging to or used in the Operations (the “Licensed Intellectual Property”), including the Licensed Intellectual Property listed in Section 2.1(17) of the Disclosure Letter;
(18)    all of the goodwill attributable to the Operations, together with the right for the Purchaser to represent itself as carrying on the Operations in succession to the Seller;
(19)    all prepaid expenses and deposits (including Tenure Deposits) relating to the Operations;
(20)    the net surplus position of the Assumed Benefit Plans;
(21)    all rights and Claims under all warranties and guarantees in respect of any of the Purchased Assets;
(22)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover) against third parties relating to the Operations, other than related to Duties paid by Seller prior to the Closing Date;
(23)    any benefits payable under Insurance Policies relating to the Operations or the Purchased Assets relating to damages or losses assumed by the Purchaser (and not indemnifiable by Seller pursuant to Article 10) unless and only to the extent that the Seller has expended money to rectify the matter which is recoverable by the Seller under such insurance claim; and
(24)    all Books and Records, including all correspondence, personnel records, inspection records, and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating solely to the Operations, the Purchased Assets and those employees who are, pursuant to the provisions of this Agreement, to be employed by the Purchaser as are in the possession or under the control of the Seller (or the part thereof relating to the Operations).

Section 2.2    Excluded Assets.
The Purchased Assets shall not include the following property and assets (collectively, the “Excluded Assets”):
(1)    the names “Rayonier”, “Rayonier Advanced Materials”, “Rayonier A.M.”, “Advanced Materials”, “RYAM” and any derived forms thereof, either alone or as part of any trade name or trademark which is or has been used in connection with the Operations, together with all product packaging and shipping material bearing such names or trademarks, subject to the right to use such product packaging and shipping material as contemplated in the Transition Services Agreement;
(2)    all insurance policies of the Seller, including those associated with the Operations, and except as provided for under Section 2.1(23), any proceeds paid in connection with such insurance policies and any prepaid insurance premiums;
(3)    all cash on hand, cash equivalents and bank deposits;
(4)    the Accounts Receivable;
(5)    all refunds of Duties, Tax refunds, Tax credits receivable, energy disbursement and any other governmental receivables by the Seller, in each case applicable to periods prior to Closing;
(6)    all personal property of the Seller consumed after the date hereof and prior to the Closing Date in the Ordinary Course in a manner consistent with past practice;
(7)    all personnel records that the Seller is required by Law to retain in its possession (copies of which will be provided to the Purchaser);
(8)    all books and records (including Tax Returns) not relating solely to the Purchased Assets or the Operations, provided that copies of such books and records shall be provided to the extent that they relate to the Operations;
(9)    all amounts owing to the Seller by any of its Affiliates;
(10)    all Seller Pre-Closing Communications;
(11)    any and all rights to future litigation in connection with pre-Closing matters and unrelated to Assumed Obligations or Purchased Assets;
(12)    Intellectual Property, information about suppliers and clients, all rights of the Seller in any Contracts and any other assets of the Seller, in each case which are used in connection with the Operations but primarily used in connection with any other businesses conducted by the Seller or its Affiliates including the Owned Intellectual Property identified as Excluded Assets in Section 2.1(16) of the Disclosure Letter, provided that to the extend that any such Intellectual Property, information or Contract is severable, transferable or assignable in part, such part shall be included as a Purchased Asset; and

(13)    the Contracts identified as Excluded Assets in Section 2.1(13) of the Disclosure Letter; and
(14)    the Retained Inventory.
Section 2.3    Purchase Price.
The aggregate consideration payable by the Purchaser to the Seller for the Purchased Assets (the “Purchase Price”) will, subject to adjustments provided for in Section 2.9 and Section 2.13, be:
(1)    $140,000,000 (the “Base Amount”); plus
(2)    the Inventory Amount, plus
(3)    C$7,900,000 (the “Chip Purchase Set-Off Amount”).
Section 2.4    Allocation of Purchase Price.
(1)    At least five (5) days before Closing, the Purchaser will prepare and deliver to the Seller a preliminary statement setting out the allocation of the Purchase Price among the Purchased Assets, including for the purposes of determining any Transfer Taxes as may be payable under Section 6.11. The Seller may review and propose changes to the allocation statement not later than three (3) days after receipt of the statement. The failure of the Seller to propose any changes or otherwise approve the allocation statement within such time period will be deemed to be evidence of its approval thereof.
(2)    Within 30 days following the date of this Agreement, the Purchaser will prepare and deliver to the Seller a statement setting out the allocation of the Purchase Price among the Purchased Assets, including for the purposes of determining any Transfer Taxes as may be payable under Section 6.10. The Seller may review and propose changes to the allocation statement not later than 30 days after receipt of the statement. The failure of the Seller to propose any changes within such time period will be deemed to be evidence of its approval thereof. In any event, the final allocation must be agreed to by the Seller and the Purchaser prior to the Closing Date.
(3)    The allocation statement shall also provide for the allocation of the Consideration Shares amongst the assets, which shall be determined by the Purchaser.
(4)    The Seller and the Purchaser shall each complete all Tax Returns, designations and elections in a manner consistent with the final allocation and otherwise follow the final allocation for all Tax purposes on and subsequent to the Closing Date and not take any position inconsistent with the final allocation, except as may be required by applicable Law. If such allocation is disputed by any Governmental Entity, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall use their commercially reasonable efforts to sustain the final allocation.

Section 2.5    Payment on Closing and after Closing.
(1)    The Purchase Price will be paid and satisfied at Closing as set out below in accordance with the terms and conditions set forth in Section 8.1 hereof subject to adjustments provided for in Section 2.9 and Section 2.13:
(a)    the Purchaser shall pay, by wire transfer of immediately available funds to the accounts designated by the Seller in such proportions between the Seller as determined by the Seller, an amount equal to the Closing Cash Payment;
(b)    the Purchaser will issue to RYAM GP the Consideration Shares; and
(c)    the Purchaser shall issue to the Seller, in such proportions between the Seller as determined by the Seller, one or more non-interest bearing promissory having aggregate principal amounts equal to the Chip Purchase Set-Off Amount, which promissory note shall be in substantially in the form set out in Exhibit G (the “Chip Purchase Set-Off Note”).
Section 2.6    Estimated Inventory Amount.
Not later than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement setting out a good faith estimate of the expected Inventory Amount (the “Estimated Inventory Amount”) at 11:59 p.m. on the day before the Closing Date, together with reasonable supporting documentation.
Section 2.7    Preparation of Closing Statement.
Within ninety (90) days following the Closing Date (or such other date as is mutually agreed to by the Seller and the Purchaser in writing), the Purchaser will prepare and deliver to the Seller a draft statement setting out the Inventory Amount as at 11:59 p.m. on the day before the Closing Date (the “Draft Closing Statement”).
Section 2.8    Settlement of Objections.
(1)    The Seller will have a period of forty-five (45) days to review the Draft Closing Statement following receipt of it. The Seller must notify the Purchaser in writing if the Seller has any objections to the Draft Closing Statement within such forty-five (45) day period. The notice of objection must contain a statement and description of the Seller’s objections and each amount in dispute. The Purchaser shall, upon request, provide the Seller and its representatives with reasonable access to all Books and Records and employees necessary or desirable (in the Seller’s opinion, acting reasonably) to permit the Seller to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement.
(2)    If the Seller sends a notice of objection of the Draft Closing Statement within the forty-five (45) day period set forth in Section 2.8(1), the Seller and the Purchaser will work expeditiously and in good faith in an attempt to resolve such objections and amounts in dispute within a further period of twenty (20) days following the date of notification by the Seller to the Purchaser of such objection. Failing resolution of any objection to the Draft Closing Statement raised by the Seller, the objections will be submitted for determination to an independent firm of chartered accountants (the “Third Party Auditors”) mutually agreed to by the Seller and the Purchaser (and, failing such agreement between the Seller and the Purchaser within a further period of five (5) Business Days, such independent firm of chartered accountants shall be KPMG LLP, or if such firm is unable to act or is not independent to all Parties at such time, the Parties shall apply to a court with competent authority to appoint an independent accounting firm). The determination of the Third Party Auditors shall be final and binding upon the Seller and the Purchaser and will not be subject to appeal, absent manifest error. The Seller and the Purchaser shall use commercially reasonable efforts to cause the Third Party Auditors to make their determination of the amounts in dispute that have been referred to it within thirty (30) days of their engagement. While the Third Party Auditors are performing their engagement, the Parties shall not communicate with the Third Party Auditors on the subject matter of their work relating to this Agreement, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties. The Third Party Auditors shall allow each Party to present their respective positions regarding the Draft Closing Statement, and each Party will have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditors regarding the objections. The Third Party Auditors shall consider such additional documents, materials and other information and such oral presentations. Any such other documents, materials or other information will be copied to each Party and each Party will be entitled to attend any such oral presentation, and to reply thereto. The Third Party Auditors will be acting as experts not as arbitrators and, in making its determination, the Third Party Auditors will only consider the amounts in dispute placed before it as contained in the notice contemplated hereby.
(3)    If the Seller does not notify the Purchaser of any objection within the forty-five (45) day period set forth in Section 2.8(1), the Seller will be deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement will be final, conclusive and binding upon the Seller and the Purchaser, and will not be subject to appeal. The Draft Closing Statement will become the “Final Closing Statement” on the next Business Day following the earlier of (i) the end of such forty-five (45) day period and (ii) the date on which the Seller notifies the Purchaser, in writing, that the Seller has no objection to the Draft Closing Statement.
(4)    If the Seller sends a notice of objection within the forty-five (45) day period set forth in Section 2.8(1), the Purchaser will revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under Section 2.8(2) within two (2) Business Days following such final resolution or determination. Such revised Draft Closing Statement will be final, conclusive and binding upon the Seller and the Purchaser, and will not be subject to appeal. The Draft Closing Statement will become the “Final Closing Statement” on the next Business Day following revision of the Draft Closing Statement under this Section 2.8(4). The Seller and the Purchaser will each bear their own fees and expenses in preparing or reviewing, as the case may be, the Draft Closing Statement and the Final Closing Statement. In the case of objections and the retention of the Third Party Auditors as provided in Section 2.8(2), the costs and expenses of such firm of chartered accountants shall be equally borne and shared by both the Seller and the Purchaser except that such cost and expenses shall be entirely borne by: (i) the Purchaser if the Inventory Amount set out in the Final Closing Statement exceeds the Inventory Amount set out in the Draft Closing Statement by an amount greater than 25% of the Inventory Amount set out in the Draft Closing Statement; or (ii) the Seller if the Inventory Amount set out in the Seller’s statement of objection provided pursuant to Section 2.8(1) exceeds the Inventory Amount set out in the Final Closing Statement by an amount greater than 25% of the Inventory Amount set out in the Draft Closing Statement. The Seller and the Purchaser will each bear their own costs in presenting their respective cases to such firm of chartered accountants.
(5)    The Seller and the Purchaser agree that the procedure set forth in this Section 2.8(1) for resolving objections with respect to the Draft Closing Statement is the sole and exclusive method of resolving such objections. This Section 2.8(4) will not prohibit the Seller or the Purchaser from instigating litigation to compel specific performance of Section 2.8(1) or to enforce the determination of the Third Party Auditors.
Section 2.9    Payment of Adjustment to Purchase Price.
(1)    The aggregate Purchase Price payable to the Seller shall be increased or decreased, as the case may be, if the Inventory Amount is more or less than the Estimated Inventory Amount, as follows:
(a)    if the Inventory Amount is less than the Estimated Inventory Amount, there shall be a corresponding decrease to the Purchase Price, on a dollar for dollar basis, the amount of such decrease will be owed by the Seller to the Purchaser and paid as hereinafter provided; or
(b)    if the Inventory Amount is greater than the Estimated Inventory Amount, there shall be a corresponding increase to the Purchase Price, on a dollar for dollar basis, the amount of such increase will be owed by the Purchaser to the Seller and paid as hereinafter provided.
(2)    If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Seller to the Purchaser (the “Final Negative Adjustment Amount”), then within five (5) Business Days of the determination of the Final Closing Statement, the Seller will pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Final Negative Adjustment Amount for and on behalf of the Seller.
(3)    If the net amount based on the calculations set forth in Section 2.9(1) is owed by the Purchaser to the Seller (the “Final Positive Adjustment Amount”), then within five (5) Business Days of the determination of the Final Closing Statement, the Purchaser will pay to the Seller the Final Positive Adjustment Amount by wire transfer of immediately available funds to the account designated by the Seller.
(4)    All Purchase Price adjustments contemplated by this Section 2.9 will be made in respect of the Closing Cash Payment and, for certainty, not in respect of the Consideration Shares or the Canadian Dollar Note.
Section 2.10    No Effect on Other Rights.
The determination and adjustment of the Purchase Price in accordance with the provisions of Section 2.6, Section 2.7, Section 2.8, Section 2.9 and Section 2.13 shall not limit or affect any other rights or causes of action either the Purchaser or the Seller, as the case may be, may have with respect to the representations, warranties, covenants and indemnities in their favour contained in this Agreement.
Section 2.11    Share Exchange.
(1)    Immediately after the issuance of the Consideration Shares in accordance Section 2.5, RYAM GP covenants and agrees to sell, assign, transfer and deliver the Consideration Shares to the Parent Guarantor in exchange for the issuance by the Parent Guarantor, of one Parent Share for each Consideration Share (the “Share Exchange”).
(2)    RYAM GP shall deliver to the Parent Guarantor the share certificates issued to it, and representing the Consideration Shares duly endorsed in blank for transfer purposes or accompanied by duly executed transfer forms.
(3)    Upon receipt of the share certificates referred to in Section 2.11(2), the Parent Guarantor shall issue the corresponding Parent Shares to RYAM GP and deliver to RYAM GP the share certificates representing the Parent Shares issued to RYAM GP (or evidence thereof, which Parent Shares are expected to represent approximately 17.5%, any event, in accordance with the definition of Consideration Shares, less than 20%, of the Parent Shares issued and outstanding on the Closing Date (for greater certainty, the calculation of the outstanding Parent Shares shall include for these purposes, (a) the number of Parent Shares underlying the Purchaser Shares and (b) and Parent Shares issued in connection with the Financing).
Section 2.12    Tax Elections
(1)    At the request of RYAM GP, the Purchaser and the partners of RYAM GP shall jointly make and execute one or more elections, in the prescribed form and within the prescribed time limits, to have Section 85 of the Tax Act (and the equivalent provision of any applicable provincial tax legislation) apply in respect of the disposition of the Purchased Assets by RYAM GP in consideration for, inter alia, the Consideration Shares issuable to RYAM GP. The “agreed amount” for purposes of such election for each of the Purchased Assets shall be as determined by RYAM GP, in its sole discretion, within the limits of Section 85 of the Tax Act.
(2)    At the request of RYAM GP, the Parent Guarantor and the partners of RYAM GP shall jointly make and execute an election, in the prescribed form and within the prescribed time limits, to have Section 85 of the Tax Act (and the equivalent provision of any applicable provincial tax legislation) apply in respect of the disposition of the Consideration Shares by RYAM GP in consideration for the issuance of Parent Shares to RYAM GP in connection with the exchange of the Consideration Shares pursuant to the Share Exchange. The “agreed amount” for purposes of such election shall be as determined by RYAM GP, in its sole discretion, within the limits of Section 85 of the Tax Act.
(3)    RYAM GP will be solely responsible for filing the elections described in Section 2.12(1) and Section 2.12(2) within the time prescribed by Section 85(6) of the Tax Act (and the equivalent provision of any applicable provincial tax legislation), or at such later time along with payment of the corresponding late-filing penalties. For greater certainty, the Seller will be solely responsible for the payment of any interest, penalties and other costs that may be assessed against any Person as a result of not filing any such election within the prescribed time or in the prescribed manner.
(4)    If applicable, and at the request of the Seller, the Seller and the Purchaser shall execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Tax Act and the equivalent provision of any applicable provincial tax statute, in respect of amounts paid by the Seller to the Purchaser for assuming future obligations. In this regard, the Seller and the Purchaser acknowledge that a portion of the Purchased Assets transferred by the Seller to the Purchaser pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act or under the provisions of any applicable provincial tax statute is being transferred by the Seller as payment of the assumption by the Purchaser of such future obligations.
Section 2.13    Real Estate and Other Adjustments.
(1)    Subject to Section 2.17, adjustments shall be made as of the period ending at 11:59 p.m. on the day prior to the Closing Date and shall be paid on the Closing Date for all prepaid expenses, deposits (including Tenure Deposits), prepaid Duties, energy disbursements relating to the Operations, municipal and school taxes, property taxes, local improvement rates and charges, water and assessment rates, utilities, fuel, and all other items normally adjusted between a vendor and purchaser in respect of the sale of property similar to the Owned Real Property in the Province of Québec or Ontario (and the Leased Real Property to the extent the Seller, as tenant, is responsible for the payment of such property taxes), as the case may be. In addition, the adjustments shall include the other matters referred to in this Agreement which are stated to be the subject of adjustment and shall exclude the other matters in this Agreement which are stated not to be the subject of adjustment. The Seller will be liable for the portion of such adjustments based on the number of days in the year occurring prior to the Closing Date, and the Purchaser will be liable for the portion of such adjustments based on the number of days in the year occurring on and after the Closing Date. For any year in which an apportionment is required, the Purchaser will, if required, file all required Tax Returns incident to these taxes assessed for the year in which the Closing Date occurs that are not paid by the Seller as of the Closing Date.
(2)    A draft statement of adjustments in the form to be agreed by the Parties, acting reasonably, shall be delivered to the Purchaser by the Seller at least ten (10) Business Days prior to the Closing Date and shall have annexed to it details of the calculations used by the Seller to arrive at all debits and credits on such statement of adjustments and, where applicable, photocopies of supporting invoices and back-up materials (the “Statement of Adjustments”).
Section 2.14    Assumption of Obligations and Liabilities.
(1)    The Purchaser shall, from and after the Closing Date, pay, satisfy, discharge, assume, perform and fulfill in a timely manner the Assumed Obligations.
(2)    The Purchaser’s obligations under this Section 2.14 shall not be subject to set-off or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any right or alleged right to indemnification hereunder.
(3)    The Purchaser’s assumption of the Assumed Obligations shall in no way be deemed a waiver or release by the Purchaser of any rights, at law or in equity, which the Purchaser may have against the Seller (but only to the extent provided for in this Agreement) as a result of any Claim arising out of the breach by the Seller of any representation, warranty or covenant of the Seller under this Agreement.
Section 2.15    Excluded Obligations and Liabilities.
The Purchaser shall not assume and shall have no obligation to discharge, perform or fulfil the Excluded Obligations.
Section 2.16    NonAssignable Contracts, Commitments and Permits.
(1)    The Seller will use commercially reasonable efforts (other than the payment of money or assumption of obligations in excess of de minimis amounts or the amount set out in the applicable Contract or other instrument) to obtain all third party consents or waivers, or give all such notices, as are, in each case, required in accordance with the terms thereof to permit the assignment to, and assumption by, the Purchaser of all the Contracts to be assigned to and assumed by the Purchaser pursuant to this Agreement.
(2)    Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any Contract or other commitment for which any requisite consent or waiver to the assignment thereof has not been obtained. To the extent permitted by applicable Law, if any requisite consent or waiver has not been obtained on or prior to the Closing, the applicable Contract or other commitment will be held by the Seller as agent for the benefit of the Purchaser and the Purchaser will perform the obligations of the Seller thereunder and be entitled to receive all money becoming due and payable under and other benefits derived from the Contract or other commitment immediately after receipt by the Seller, without set-off or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any other right or alleged right to indemnification hereunder and the Seller shall co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such non-assignable right to the Purchaser, including holding any such non-assignable rights in trust for the Purchaser or acting as agent for the Purchaser, provided that pursuant to such arrangements the Purchaser fully indemnifies the Seller for all costs, obligations or liabilities incurred thereunder or in connection therewith. The Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations arising after the Closing in connection with any such Contract. The holding as agent or trustee by the Seller of any such Contract shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser.
(3)    With respect to any Permits referred to in Section 2.1(14) which may not be assigned, transferred or reissued to the Purchaser as contemplated hereunder at Closing without the approval or consent of any Governmental Entity (collectively, “Nominated Permits”), notwithstanding any other provision hereof, such Nominated Permits shall not be assigned or transferred pursuant to this Agreement without first obtaining all such approvals or consents required in connection with such assignment or transfer; and from the Closing until such time as all such approvals or consents are obtained and such Permits are assigned, transferred or reissued to the Purchaser as contemplated hereunder:
(a)    the Nominated Permits shall be held as agent by the Seller, for the Purchaser, subject to applicable Laws;
(b)    the Purchaser shall apply for and use all commercially reasonable efforts to obtain all consents and approvals required to assign, transfer or reissue the Nominated Permits to the Purchaser, at its sole cost and expense;
(c)    the Seller shall: (i) act in relation to the Nominated Permits only in accordance with the written instructions and directions of the Purchaser, and not otherwise; (ii) promptly transmit to the Purchaser copies of all notices, claims, demands or other communications that the Seller may receive and that relate in any way to the Nominated Permits, and (iii) at the Purchaser’s sole cost and expense, cooperate with the Purchaser and take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the value of any Nominated Permits be preserved to the benefit of the Purchaser;
(d)    the Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations arising after the Closing in connection with the Nominated Permits;
(e)    the Purchaser shall indemnify and hold the Seller harmless from and against any Damages suffered or incurred after the Closing and that are in any way related to the Nominated Permits, including any and all Damages related to actions taken by the Seller under the authorization, instruction or direction of the Purchaser pursuant to Section 2.16(3)(c), save and except for any Damages arising from fraud or wilful misconduct of the Seller;
(f)    the holding as agent by the Seller of any of the Nominated Permits shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser; and
(g)    none of the Purchaser Indemnitees shall have any right to indemnification by the Seller pursuant to the terms of this Agreement with respect to any Damages relating to any such Nominated Permits not having been assigned or transferred to the Purchaser as of the Closing or not being issued or reissued in the name of the Purchaser.
Section 2.17    Replacement of Security Bonds.
(1)    The Purchaser shall use commercially reasonable efforts to replace as of the Closing Date or as soon as reasonably practicable thereafter all existing security deposits/bonds, letters of credit and Tenure Deposits in the name of the Seller relating to Operations, including those listed in Section 2.17 of the Disclosure Letter (collectively, the “Security Bonds”).
(2)    With respect to any Security Bonds which cannot be replaced by the Purchaser using commercially reasonable efforts at Closing (collectively, “Nominated Security Bonds”), notwithstanding any other provision hereof, such Nominated Security Bonds shall not be replaced; and from the Closing until such time as their replacement is possible:
(a)    the Purchaser shall apply for and use all its commercially reasonable efforts to replace the Nominated Security Bonds, at its sole cost and expense, as soon as possible;
(b)    the Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations arising and accruing after the Closing in connection with the Nominated Security Bonds, including to pay the fees relating thereto and other related costs incurred by Seller to maintain the Nominated Security Bonds after the Closing Date;
(c)    the Purchaser shall indemnify and hold the Seller harmless from and against any Damages suffered or incurred after the Closing and that are in any way related to the Nominated Security Bonds remaining in place after Closing, save and except for any Damages arising from gross negligence, fraud or wilful misconduct of the Seller or to the extent such Damages relate to matters arising or accruing before Closing; and
(d)    the holding as agent by the Seller of any of the Nominated Security Bonds shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser.
Article 3
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Seller.
Each Seller jointly and severally hereby represents and warrants as follows to the Purchaser:
(1)    Organization. The Seller is a corporate entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full corporate power and authority to own and operate its property and assets, carry on its business and to enter into, and to perform its obligations under this Agreement and each of the Acquisition Agreements to which it is a party. The Seller is duly licensed, registered or qualified to carry on business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Operations as currently conducted makes such licensing or qualification necessary.
(2)    Authorization. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and each of the Acquisition Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Acquisition Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller, do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders and no other corporate proceedings on the part of the Seller or its securityholders are necessary to authorize this Agreement or the Acquisition Agreements or to consummate the transactions contemplated thereby. This Agreement and each of the Acquisition Agreements has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser and the Parent Guarantor, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
(3)    No Conflict with Contracts. Except as set out in Section 3.1(3) of the Disclosure Letter or as would be immaterial, individually or in the aggregate, to the Business, and subject to Section 2.15, the execution, delivery and performance by the Seller of this Agreement and each of the Acquisition Agreements to which it is a party, do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):
(a)    result in a breach or a violation of, or conflict with, any Contract binding on or affecting the Seller or the Operations; or
(b)    result in or give any Person the right to seek, or to cause (i) the termination, cancellation, amendment or renegotiation of any material Contract binding on or affecting the Seller or the Operations, or (ii) the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Seller in connection with the Operations or the Purchased Assets.
(4)    Required Consents. There is no requirement for the Seller to making any filing, give any notice or obtain any Consent of any Person who is a party to a Contract binding on or affecting the Seller as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Acquisition Agreements except for the filings, notifications and Consents set out in Section 3.1(4) of the Disclosure Letter.
(5)    Execution and Binding Obligation. This Agreement and each of the Acquisition Agreements to which the Seller is a party have been (or will be) duly executed and delivered by the Seller and constitute (or will constitute) legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.
(6)    SFL Holdcos.
(a)    Section 2.1(15) of the Disclosure Letter sets forth a correct and complete list of all of the SFL Holdcos and the SFL Shares, together with the jurisdiction of organization of each SFL Holdco; and (ii) the percentage of each SFL Holdco’s outstanding SFL Shares owned by the Seller.

(b)    Copies of the shareholders agreements of the SFL Holdcos have been made available to the Purchaser prior to the date hereof.
(c)    The Seller is the registered and beneficial owner of the SFL Shares, and at Closing, the Seller will transfer to the Purchaser good and valid title to the SFL Shares, free and clear of all Liens other than Permitted Liens.
(7)    No Violation.
(a)    The execution, delivery and performance by the Seller of this Agreement and each of the Acquisition Agreements to which it is a party do not, and the performance by the Seller of this Agreement will not, (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) conflict with, or result in any breach or a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any of the Purchased Assets pursuant to (1) any Laws or Order, (2) any provision of the articles, bylaws or other charter documents of the Seller, or (3) any material Contract to which the Seller is a party, except, in the case of this sub-clause (3), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Operations. The execution and delivery by the Seller of this Agreement and each of the Acquisition Agreements to which it is a partner do not, and the performance by the Seller of this Agreement will not, result in the creation of any Lien upon any of the Purchased Assets (excluding any Permitted Liens and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Operations).
(b)    Except for the Regulatory Approvals, if applicable, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Operations, the Seller is not required to submit any notice, report or other filing to, or obtain any Authorization of, any Governmental Entity in connection with the lawful execution, delivery or performance of this Agreement, any of the Acquisition Agreements or the consummation of the transactions contemplated thereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Seller in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(8)    Books and Records.
(a)    All accounting and financial Books and Records relating to the Operations and the Purchased Assets have been fully, properly and accurately kept and are complete in all material respects. Such Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Purchaser in the Ordinary Course after Closing.
(b)    The Seller has designed disclosure controls and procedures so that material information relating to the Operations and the Purchased Assets is made known to its management by Persons within the Seller. The Seller has, in connection with the preparation of its financial statements, evaluated its internal controls and procedures to detect any deficiencies in their design or operation which could adversely affect the Seller’s ability to record, process, summarize and report financial data relating to the Operations and the Purchased Assets. No senior manager, officer or director of the Seller nor, to the knowledge of the Seller, the Seller’s independent auditors has identified or been made aware of any fraud involving employees (including senior management) who prepare or review the financial statements (or any inputs to such financial statements) of the Seller or any claim or allegation regarding same.
(9)    Financial Statements. True, correct and complete copies of the Financial Statements have been made available to the Purchaser prior to the date hereof. The Financial Statements have been prepared from and using the Books and Records in accordance with GAAP applied on a consistent basis during the respective periods and dates set forth therein unless otherwise disclosed therein and are complete and accurate in all material respects and present fairly in all material respects:
(a)    the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Operations;
(b)    the results of Operations;
(c)    the changes in financial position of the Operations; and
(d)    all as at the dates and for the periods specified in such statements.
(10)    Working Capital. The amount of working capital is consistent with amounts held in accordance with the Seller’s past practices.
(11)    Customers and Suppliers. Section 3.1(11) of the Disclosure Letter sets out a true, correct and complete list of the ten largest customers and ten largest suppliers of the Seller in relation to the Operations by dollar amount for the 12-month period ending December 31, 2020. Such list includes the value of the sales and purchases for each such customer and supplier during that time. To the Seller’s knowledge, the benefits of any relationship with the customers or suppliers of the Operations will continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. For greater certainty, to the knowledge of the Seller, no material complaints over the level of service or quality of goods sold has been raised by any of these customers. There has been no termination or cancellation of, and no material modification or change in, the business relationship of the Seller with those customers or suppliers since December 31, 2020.
(12)    Liabilities. Except for liabilities (a) set forth on the Financial Statements, (b) incurred since the date of the most recent Financial Statements in the Ordinary Course, (c)

incurred in connection with the transactions contemplated hereby, (d) arising from executory performance obligations under Contracts that are Purchased Assets, or (e) set forth in Section 3.01(12) of the Disclosure Letter, there are no material liabilities of, relating to or affecting the Operations (to the extent it relates to the Purchased Assets and the Assumed Obligations and for which Purchaser will become liable at Closing) that has or would reasonably be expected to have a Material Adverse Effect on the Operations.
(13)    Related Party Transactions. Except as set out in Section 3.1(13) of the Disclosure Letter, all Contracts, binding upon or affecting the Seller and relating to the Operations or forming part of the Purchased Assets have been entered into on an arm’s length basis (within the meaning of the Tax Act). Any amounts due and payable by the Seller to any Affiliate of the Seller in relation to such Contracts are recorded on the Books and Records at their fair market value.
(14)    Tax Matters.
(a)    The Seller has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it, whether or not shown on a Tax Return.
(b)    The Seller has prepared and filed all Tax Returns required to be made or prepared by it within the prescribed period with the appropriate Governmental Entity in accordance with applicable Laws. The Seller has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.
(c)    The Seller has, in all material respects, duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly, in all material respects, and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.
(d)    The Purchased Assets are not subject to any Liens for Taxes of the Seller, other than Permitted Liens.
(e)    RYAM GP is and will be at Closing a “Canadian partnership” for purposes of the Tax Act and Rayonier A.M. Canada Industries Inc. is not and will not be at Closing a non-resident of Canada for the purposes of the Tax Act.
(f)    The Seller is registered under Part IX of the Excise Tax Act (Canada) for GST purposes and under Chapter VIII of Title I of the Act respecting Québec Sales Tax for QST purposes, as follows: (A) RYAM GP: GST: 81671 8357 RT0001 and QST 1213978621 TQ0001; and (B) Rayonier A.M. Canada Industries Inc.: GST: 89683 9446 RT0026 and QST: 1017697281 TQ0025.

(15)    Absence of Certain Changes. Except as disclosed in Section 3.1(15) of the Disclosure Letter, from November 17, 2017, through the date of this Agreement, (a) the Seller has conducted the Operations only in the Ordinary Course consistent with past practice in all material respects and (b) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Operations. Without limiting the generality of the foregoing, the Seller has not:
(a)    sold, transferred or otherwise disposed of any assets of the Operations except (i) assets which are obsolete and which, individually or in the aggregate, do not exceed $750,000 in book value, and (ii) Inventories sold in the Ordinary Course;
(b)    granted or suffered any Lien upon any assets of the Operations other than a Permitted Lien;
(c)    made any capital expenditures in respect of the Operations in excess of the amount budgeted for same in the capital expenditure budget provided to the Purchaser;
(d)    cancelled any debts or claims owed to it in connection with the Operations or amended, terminated or waived any rights of value to the Seller in connection with the Operations;
(e)    made any bonus or profit sharing distribution or similar payment of any kind other than in accordance with the Benefit Plans;
(f)    made any payment to an officer, director, former director or related party other than at the regular rates payable by way of salary or other remuneration for the reimbursement of expenses incurred in the Ordinary Course;
(g)    suffered any extraordinary loss, damage or destruction in respect of the Operations or any of its assets, whether or not covered by insurance;
(h)    terminated or suffered the termination of, any Material Contract other than due to its expiration in accordance with its terms and not as a result of the potential completion of the transactions contemplated by the Agreement;
(i)    written down the value of any assets owned or used by the Seller in the Operations, including inventory and capital lease assets, except on account of normal depreciation and amortization;
(j)    suffered any material shortage or any cessation or material interruption of inventory shipments, supplies or ordinary services to, for or in respect of the Operations;
(k)    made any forward for the Operations either in excess of the requirements of the Operations for normal operating purposes or at prices higher than the current market prices;

(l)    compromised or settled any litigation or governmental action relating to assets owned or used by the Seller in connection with the Operations;
(m)    cancelled or reduced any insurance coverage on the Operations or its property and assets;
(n)    made any change in any method of accounting or auditing practice;
(o)    made any change in the method of billing or the credit terms made available to the customers of the Operations; or
(p)    authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.
(16)    Litigation; Orders. Except as disclosed in Section 3.1(16) of the Disclosure Letter, there is no claim, action, suit, arbitration, litigation, dispute, mediation, proceeding, audit, investigation, hearing or inquiry, whether civil, criminal or administrative, at law or in equity, before or by any Governmental Entity or arbitrator (“Legal Proceeding”) current or pending or, to the knowledge of the Seller, threatened against or affecting the Operations, the Purchased Assets or any other property or assets used by the Seller in connection with the Operations that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Operations. Neither the Seller nor the Operations is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Operations. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any action, suit, proceeding, arbitration or investigation by or against the Seller, the Operations, any of the Purchased Assets or any other property or assets used by the Seller in connection with the Operations including the Leased Real Property. Except as set out in Section 3.1(16) of the Disclosure Letter, since November 17, 2017, the Seller has not been subject to any judgment, order or decree, entered in any lawsuit or proceeding relating to the Operations or any of the Purchased Assets nor has the Seller settled any claim relating to the Operations or any of the Purchased Assets prior to being sued or prosecuted or a judgment being given in respect of it and which, in each instance, exceeds $250,000.
(17)    Permits. Section 3.1(17) of the Disclosure Letters set out a list of all the material Permits held by the Seller in connection with the Operations or the Purchased Assets. The Seller holds all material Permits that are required for the Operations as currently conducted and for the ownership and use of the Purchased Assets and the other property and assets used by the Seller in connection with the Operations. Each Permit is valid, subsisting and in good standing, the Seller is not in material default or breach of any Permit and no proceedings are pending or, to the knowledge of the Seller, threatened to revoke or limit any Permit. Except as set out in Section 3.1(17) of the Disclosure Letter, all such material Permits are assignable to the Purchaser and renewable by their terms or in the Ordinary Course without the need for the Seller or the Purchaser to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(18)    Compliance with Laws. The Seller and the Operations are, and since November 17, 2017, the Operations have been, in material compliance with all Laws and Orders, except for instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Operations. Since November 17, 2017, and except (A) as has been fully resolved or settled prior to the date hereof or (B) as disclosed in Section 3.1(18) of the Disclosure Letter, the Seller has not received any written notice from a Governmental Entity alleging that the Operations are not in compliance in any material respect with any Laws or Orders.
(19)    Environmental Matters. Except as disclosed in Section 3.1(19) of the Disclosure Letter:
(a)    the Seller, the Operations, the Purchased Assets, the Owned Real Property, and the Leased Real Property are in compliance in all material respects with Environmental Laws, including any required Permits;
(b)    the Seller has received no written notice and has no knowledge of any proceeding, Order or decision (judicial or administrative) pending or threatened by any Governmental Entity to revoke, modify, or limit any Permits required by Environmental Laws, and all such Permits are listed in Section 3.1(19) of the Disclosure Letter;
(c)    the Seller has not received any written notice and has no knowledge of any issued, outstanding, pending, or threatened Orders, complaints, claims, actions, prosecutions, administrative monetary penalties, or investigations, with respect to any Environmental Liabilities of the Operations or the Purchased Assets which are unresolved as of the date hereof, or with respect to any alleged breach, default, or liability under Environmental Laws which is unresolved as of the date hereof, or with respect to any Hazardous Substances on, at, under, migrating from, migrating to, or originating from the Operations, the Owned Real Property, the Leased Real Property and/or the Purchased Assets;
(d)    the Seller, the Operations, the Purchased Assets, the Owned Real Property, and the Leased Real Property are in material compliance with all financial assurance requirements under Environmental Laws or any Orders or Permits issued pursuant to Environmental Laws, and Seller has received no written notice and has no knowledge of any proceeding or decision (judicial or administrative), pending or threatened, by any Governmental Entity to modify or increase any applicable financial assurance requirements, and all such financial assurance requirements applicable to the Operations are listed in Section 3.1(19) of the Disclosure Letter;
(e)    to the knowledge of the Seller, there are no Hazardous Substances in the Environment originating from the Operations, and migrating from the Owned Real Property, the Leased Real Property and/or the Purchased Assets in violation of any Environmental Laws or above concentration standards and/or limit values as set out in any Environmental Laws or the Soil, groundwater and sediment standards for use under Part XV.1 of the Environmental Protection Act (in the case of lands in Ontario) and/or the Guide d’intervention – Protection des sols et

réhabilitation des terrains contaminés (in the case of lands in Québec), as in force on the Closing Date;
(f)    to the knowledge of the Seller, all Hazardous Substances disposed of, treated or stored by the Seller on the site of the Operations, the Owned Real Property, the Leased Real Property, or the Purchased Assets have been disposed of, treated and stored in material compliance with all Environmental Laws.
(g)    the Seller has disclosed to the Purchaser the most recent environmental reports, and any other report (most recent or otherwise) that discloses the actual presence of any Hazardous Substances at the Owned Real Property and/or the Leased Real Property, including site assessments, sampling results, environmental audits, and/or compliance audits in the possession of the Seller, that relate to the Operations, the Purchased Assets, the Owned Real Property, and/or the Leased Real Property, including reports relating to any offsite migration of Hazardous Substances, and all such reports are listed in Section 3.1(19) of the Disclosure Letter;
(h)    to the knowledge of the Seller, the Seller has not changed the use or ceased activities on the Owned Real Property or the Leased Real Property which would require environmental reports to be prepared under Environmental Laws;
(i)    no material unbudgeted works or other expenditure is required or planned in relation to the Operations, the Purchased Assets, the Owned Real Property or the Leased Real Property to ensure material compliance with Environmental Laws or Permits issued pursuant to Environmental Laws; and
(j)    to the knowledge of the Seller, the Operations, the Purchased Assets, the Owned Real Property, and the Leased Real Property currently meet the applicable greenhouse gas emissions standards under Environmental Laws and no cost or expenditure, including the payment of charges or fees, will be required for the 2019 and 2020 compliance periods other than as disclosed in Section 3.1(19) of the Disclosure Letter.
(20)    First Nations. Except as disclosed in Section 3.1(20) of the Disclosure Letter, the Seller has not received written notice that the Operations or Purchased Assets are subject to any, and to the knowledge of the Seller, there are no, material current or pending unresolved First Nations’ Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Operations.
(21)    Employee Benefits.
(a)    Section 3.1(21)(a) of the Disclosure Letter contains a true and complete list of each Seller Benefit Plan. The Seller has made available to the Purchaser copies of (i) each Seller Benefit Plan (or, with respect to any unwritten Seller Benefit Plan, a written description thereof) other than copies of multi-employer plans for which contribution obligations are set out in collective agreements made available to the Purchaser; and (ii) to the extent applicable to each Assumed Benefit Plan, (A) the most recent annual report on file and all schedules thereto filed with a Governmental Entity with respect to such Assumed Benefit Plan,

(B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Assumed Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report filed by the Seller with a Governmental Entity, (D) the most recent summary plan description, if any, required to be provided by Seller under applicable Laws with respect to such Assumed Benefit Plan, and (E) all material correspondence to or from any Governmental Entity relating to such Assumed Benefit Plan.
(b)    Each Seller Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws and all material obligations required to be performed by the Seller pursuant to the terms of any Seller Benefit Plan or by applicable Laws have been performed in a timely fashion and there are no outstanding defaults or violations with regard to same. All contributions or other amounts payable by the Seller with respect to each Seller Benefit Plan in respect of Employees have been timely paid or accrued in accordance with applicable accounting standards and applicable Laws.
(c)    There are no actions, suits, audits or investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable) under the Assumed Benefit Plans, and as regards the Employees under any Seller Benefit Plan, pending or, to the knowledge of the Seller, threatened, that would not reasonably be expected to have, individually or in the aggregate Material Adverse Effect on the Operations.
(d)    The Seller has no material obligations in respect of any Benefit Plan that is a multiemployer pension plan or a multiemployer benefit plan, except contribution obligations as are set out in collective agreements made available to the Purchaser. The name of each such multi-employer plan is disclosed in Section 3.1(21)(d) of the Disclosure Letter.
(e)    No Seller Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Seller beyond their retirement or other termination of service, other than as disclosed in Section 3.1(21)(d) of the Disclosure Letter.
(f)    Except as disclosed in Section 3.1(21)(f) of the Disclosure Letter, the Assumed Benefit Plans that are registered pension plans are fully funded on both a going concern and a termination basis.
(g)    Since the date of the latest Financial Statements, no material promises or commitments have been made by the Seller to amend any Seller Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable Laws or as disclosed in Section 3.1(21)(g) of the Disclosure Letter.
(h)    The liabilities of the Seller under any unfunded or underfunded Seller Benefit Plan are properly accrued and reflected in the Financial Statements as required by GAAP.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Seller to any payment or benefit (or result in the immediate and full funding of any such payment or benefit) under any Assumed Benefit Plan; (ii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Assumed Benefit Plan; (iii) increase any amount payable under any Assumed Benefit Plan, whether due to a change of control provision or otherwise; or (iv) result in the acceleration of any material obligation pursuant to any Benefit Plan.
(j)    Except as permitted by the Assumed Benefit Plans, their applicable funding agreements and applicable Laws, there has been no withdrawal of assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of overcontributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Assumed Benefit Plans.
(k)    To the knowledge of the Seller, Section 3.1(21)(k) of the Disclosure Letter lists all the registered pension plans under which the Employees have accrued benefits and which have been wound up during the last three years or are in the process of being wound up (“Wound Up Pension Plans”). The Seller shall indemnify and hold the Purchaser harmless from and against any Damages that are in any way related to the Wound Up Pension Plans.
(l)    Any purchase of annuities under any Seller Benefit Plan that is a registered pension plan has been in the form of a “buy-out” and has resulted in a complete and valid discharge of the administrator of any such plan.
(22)    Labour and Employee Matters.
(a)    Section 3.1(22) of the Disclosure Letter sets forth a true and complete list of each agreement, collective bargaining agreement, work rule or letter of agreement with any labour union, labour organization, works council, employee association, group of employees or employee and relating to the Operations (each, a “Collective Bargaining Agreement”). Copies of the material Collective Bargaining Agreements have been made available to the Purchaser.
(b)    With respect to the Operations and except as disclosed in Section 3.1(22) of the Disclosure Letter: (i) there are no applications for certification or, to the knowledge of the Seller, threatened or apparent unionorganizing campaigns for employees not covered under a Collective Bargaining Agreement; (ii) there are no current or, to the knowledge of the Seller, threatened strikes, slowdowns, stoppages, walkouts, lockouts or other labourrelated disputes; (iii) there are no complaints of unfair labour practice, charges, grievances, arbitration proceedings or appeals of such matters (other than routine individual grievances), that, if adversely determined, individually or in the aggregate, would reasonably be expected to be material to the Operations; and (iv) there are no successor or related employer applications.

(c)    The Seller is in compliance in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, vacation, overtime, labour relations, collective bargaining, unfair labour practices, human rights, health and safety, privacy, immigration and pay equity.
(23)    Employees.
(a)    The Seller does not have any written employment contracts relating to the Operations with any Person whomsoever, except as disclosed in Section 3.1(23)(b) of the Disclosure Letter.
(b)    Section 3.1(23)(b) of the Disclosure Letter sets out:
(i)    the names of all Employees (redacted to comply with Privacy Laws, as needed);
(ii)    their position or title;
(iii)    their status (such as full time, part time, temporary, casual, seasonal, coop student);
(iv)    their total annual remuneration, including a breakdown of salary and bonus, profit sharing plan, short-term incentive plan or other incentive compensation, if any;
(v)    whether the Employee is a Unionized Employee or a Non-Unionized Employee;
(vi)    their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement and/or pension entitlement; and
(vii)    whether any Employees are on any approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return.
(24)    Privacy. The Seller has conducted and is conducting the Operations in compliance in all material respects with all applicable Privacy Laws including in connection with its collection, use and disclosure of Personal Information. The Seller has not received any written complaint or notice of any breach or violation of any such Privacy Laws. All Personal Information of the Seller relating to the Operations:
(a)    has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent is required under applicable Privacy Laws);

(b)    has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; or
(c)    has been collected, used or disclosed for a purpose in respect of which consent may, under applicable Privacy Laws, be implied.
(25)    Intellectual Property.
(a)    Except as would not be material to the Operations, the Seller has good title to, or with respect to items not owned by the Seller, sufficient rights to use all Intellectual Property Rights that is used by the Seller in the conduct of the Operations (collectively, the “Intellectual Property”). Section 3.1(25) of the Disclosure Letter sets forth a true, correct and complete list of the material trademarks and trade names owned by the Seller. To the knowledge of the Seller, there is no infringement or misappropriation by others of Intellectual Property Rights owned or used by the Seller in a manner that would reasonably be expected to be material to the Operations. To the knowledge of the Seller, the conduct of the Operations does not infringe on or misappropriate any Intellectual Property Rights of others in a manner that would reasonably be expected to be material to the Operations. The consummation of the transactions contemplated hereby will not impair any rights of the Seller, to or under any Intellectual Property. The Seller beneficially owns the Intellectual Property free and clear of all Liens. The Seller is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Intellectual Property. No Person has been granted by the Seller any interest in or right to use all or any portion of the Intellectual Property owned by the Seller.
(b)    Except as would not be material to the Operations, no claims with respect to Intellectual Property are pending or, to the knowledge of the Seller, threatened in writing by any Person (i) to the effect that the manufacture, performance, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Seller in the course of their conduct of the Operations infringes on any Intellectual Property Rights of any Person, (ii) against the use by the Seller of any Intellectual Property in the course of their conduct of the Operations or (iii) challenging the ownership, validity, enforceability or effectiveness of any Intellectual Property used in the conduct of the Operations.
(c)    No royalty or other fee is required to be paid by the Seller to any other Person in respect of the use of any of the Intellectual Property and there are no restrictions on the ability of the Seller or any successor to, or assignee from, the Seller to use and exploit all rights in the Intellectual Property.
(26)    Information Technology. Section 3.1(26) of the Disclosure Letter sets out a true, correct and complete list of all material Information Technology owned, licensed, used or held for use in connection with the Operations and all Contracts relating to the maintenance and support, security, disaster recovery management and utilization of such Information Technology.

(27)    Material Contracts.
(a)    Section 3.1(27) of the Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date of this Agreement. The Seller has delivered to the Purchaser true, complete and correct copies of each Material Contract. For purposes of this Agreement, “Material Contract” means each Contract entered into with respect to the Operations and to which the Seller is a party or by which any of the Purchased Assets is bound that:
(i)    involves or would reasonably be expected to involve aggregate payments by or to the Seller in excess of $500,000 over the remaining term of the Contract, except for (A) sales orders and purchase orders for products and raw materials under existing master purchase agreements to operate the Operations entered into in the Ordinary Course of business consistent with past practice, and (B) any Contract which is terminable on 90 days or less notice without payment or continuing obligation;
(ii)    provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements in excess of $3,000,000;
(iii)    constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of the Seller or commitments for the borrowing or the lending by the Seller with an outstanding payable amount or available commitment, as applicable, in excess of $1,000,000;
(iv)    provides for reserve production capacity or a call or option in production;
(v)    provides for the guarantee of obligations of any Person other than the Seller (other than Ordinary Course endorsements for collection) in excess of $1,000,000;
(vi)    is a Contract with respect to Intellectual Property Rights (other than the license of commercially available software) that is material to the Operations;
(vii)    requires the Seller to make any advance, extension of credit or capital contribution to, or other investment in, any Person, other than Contracts providing for shortterm extensions of credit to customers in the Ordinary Course of business consistent with past practice;
(viii)    has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the purchase or acquisition of a business or operating assets to be used in the conduct of the Operations by the Seller for an aggregate consideration of more than $1,000,000;
(ix)    has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the sale, transfer or other disposition of a business or operating assets or real, immovable, movable or personal property used in the conduct of the Operations by the Seller for an aggregate consideration of more than $1,000,000;
(x)    is a financial risk management Contract, such as a currency, commodity, interest or equity related hedge or derivative Contract;
(xi)    relating to the Tenures;
(xii)    is a Contract that if terminated or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Operations.
(b)    Each Material Contract is valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and is in full force and effect and unamended. The Seller is entitled to all benefits under, and is not alleged to be in material breach or default under any Material Contract, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. The Seller has not received any written or, to the knowledge of the Seller, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify such Contract, or otherwise terminate its relationship with the Seller, and, to the knowledge of the Seller, no such action has been threatened.
(c)    Except as set out in Section 3.1(27) of the Disclosure Letter, no consent or notice is required for a valid assignment to the Purchaser of any Material Contract.
(28)    No Breach of Other Contracts. The Seller has not received written notice of any alleged violation or breach in any material respect of any of the terms or conditions of any Contract (excluding Material Contracts) forming part of the Purchased Assets and, to the knowledge of the Seller, all material covenants to be performed and material obligations to be fulfilled have been fully performed and fulfilled in all material respects.
(29)    Only Operations. No operations, other than the Operations are conducted or have been conducted at the Lumber Mills and the Newsprint Mill since November 17, 2017.
(30)    Sufficiency of Purchased Assets. The Purchased Assets include all rights, assets and property necessary for the conduct of the Operations after the Closing substantially in the same manner as it was conducted prior to the Closing. Except for the Excluded Assets, the property and assets included in the Purchased Assets (a) constitute all the assets used by the Seller in carrying on the Operations and (b) include all of the assets set forth or reflected on the Financial Statements other than assets acquired since December 31, 2020 or disposed of in accordance with this Agreement since December 31, 2020.
(31)    Properties and Assets.

(a)    The Seller is the legal and beneficial owner of the Purchased Assets (other than the Owned Real Property) with good title thereto, free and clear of all Liens other than Permitted Liens. No other Person owns any assets which are being used in the Operations except for the Leased Real Properties and personal or moveable property leased to the Seller pursuant to the Material Contracts.
(b)    Section 3.1(31)(b) of the Disclosure Letter identifies for each Owned Real Property its registered and beneficial owner and except as would not be material to the Operations, such registered and beneficial owners own the Owned Real Property in such capacity, free and clear of all Liens other than the Permitted Liens.
(c)    The interests in each lease, sublease, license and other agreement under which the Seller uses or occupies or has the right to use or occupy the real or immovable property are set forth in Section 3.1(31)(c) of the Disclosure Letter (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”). The Real Property Leases are valid and binding on the Seller and, to the knowledge of the Seller, on each other party thereto, and in full force and effect and other than as set forth in Section 3.1(31)(c) of the Disclosure Letter, there are no consents required in order to assign the Seller’s right, title and interest in any of the Real Property Leases. The Seller is not in material breach or default under any Real Property Lease, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default. To the knowledge of the Seller, there is no material breach or default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto.
(d)    Except as would not be material to the Operations, there are no leases, subleases, licenses, rights or other agreements affecting the Owned Real Property or, other than the Real Property Leases, the Leased Real Property. The Seller is currently not leasing, subleasing, licensing or otherwise granting any person the right to use or occupy any portion of an Owned Real Property or a Leased Real Property. There are no outstanding options or rights of first refusal in favour of any other party to purchase any Owned Real Property or any portion thereof or interest therein.
(e)    Since November 17, 2017, there has been no off-title transfer of the ownership of the Owned Real Property located in Québec by the Seller which would have triggered the payment of any Transfer Taxes.
(f)    All municipal taxes, rates, levies and assessments of every nature or kind in respect of the Owned Real Property and the Leased Real Property for the calendar year 2019 and all preceding calendar years have been paid in full or will be reflected in the Statement of Adjustments, and the Seller does not have any overdue obligation to pay moneys to any Governmental Entity in connection with services, utilities or the like, relating to the Owned Real Property or the Leased Real Property.

(32)    Inventory. The Inventory of the Operations has been maintained at levels appropriate for the continuation of the Operations in the Ordinary Course. All such Inventories has been identified and valued in accordance with the policies, practices and procedures set out in Section 3.1(32) of the Disclosure Letter.
(33)    Machinery and Equipment. Section 3.1(33) of the Disclosure Letter sets forth the machinery and equipment (which for greater certainty excludes movable property (personal property) incorporated with an immovable (real property)), each item of which has a book value greater than $200,000, used by the Seller in the Operations.
(34)    Location of Assets. With the exception of (i) log Inventories that (A) have been felled and bucked in cut blocks or road rights of way on the Tenures but have not yet been loaded onto trucks or railway for transport or (B) are en route to the Lumber Mills, (ii) machinery and equipment that is in the field in the Ordinary Course and (iii) finished lumber en route from the Lumber Mills, all of the Purchased Assets are situate in, on or at the Owned Real Property, the Leased Real Property, the Woodland Operations, or on consignment.
(35)    Expropriation. The Seller has not received written notice of, and the Seller has no knowledge of, any intention of any Governmental Entity to expropriate all or any part of the Owned Real Property or the Leased Real Property or any written notice of any intention to alter its zoning by-law or official community plan or its road or traffic plans so as to affect or potentially affect the Owned Real Property or the Leased Real Property or the operation thereof or access to or egress from the Owned Real Property or the Leased Real Property.
(36)    Product Liability and Warranty Claims. The Seller has not provided or agreed to provide any express warranties to its customers other than as may be specified in the Contracts.
(37)    Tenures.
(a)    The Seller has not received any written notice of breach of the Tenures, any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Tenures, other than breaches which individually or in the aggregate, would not be material to the Operations.
(b)    The Seller has not received any written notice from any Governmental Entity with respect to any of the Tenures, the Ancillary Forestry Authorizations or the Tenure Related Assets concerning any matter or breach which would have the effect of amending, varying, reducing, impairing, suspending or terminating such Tenures, Ancillary Forestry Authorizations, Tenure Related Assets or any rights or privileges attached thereto, and they are not otherwise aware of any impeding notice or of any material breach of any of the foregoing or any forest management, operating, reforestation or other plans issued or filed pursuant to any of the Tenures or Ancillary Forestry Authorizations, which has not been remedied or abandoned.
(c)    No written notice or other written statement, or, to the best of the Seller’s knowledge, verbal notice or other verbal statement, which is currently outstanding, has been received by the Seller, advising or threatening the cancellation, amendment, non-renewal or non-extension of any of the Tenures or the Ancillary Forestry Authorizations.
(d)    Section 3.1(37) of the Disclosure Letter contains (i) a list of the Tenure and (ii) a list of any active road permits and cutting permits issued in connection with the Tenures (the “Ancillary Forestry Authorizations”). The declarations made by the Seller to the relevant Governmental Entity in order for such Governmental Entity to publish official information on its website with respect to the Tenures were, at the time they were made, true, correct and complete in all material respects. True, correct and complete copies of each of the Tenures and the Ancillary Forestry Authorizations, and all amendments applicable thereto, have been made available to the Purchaser. Except as disclosed in Section 3.1(37) of the Disclosure Letter or pursuant to our rights under the SFL Holdcos, the Seller has the exclusive right to harvest timber under the Tenures, which are free and clear of all Liens, except Permitted Liens.
(e)    Each of the Tenures and the Ancillary Forestry Authorizations is now recorded on the records of the applicable Governmental Entity in the name of the Seller, and all rental, stumpage, royalty and scale accounts and any other Taxes, assessments, fees and costs arising thereunder that are due and payable now have been paid in full. No notice of suspension, cancellation, reduction in term or realization on any security deposited by the Seller in respect of any of the Tenures or Ancillary Forestry Authorizations is outstanding, and the Seller is not aware of any fact or event that has occurred and could reasonably be expected to result in any such suspension, cancellation, reduction in term or realization.
(f)    The Seller has observed and performed in all material respects, commensurate with good forest industry practice prevailing in Ontario and Quebec as at the date hereof, all covenants, agreements and obligations on their respective parts to be observed or performed under the provisions of each of the Tenures, the Forestry Laws and all Authorizations and other applicable Laws.
(g)    All Tenure Deposits, prepaids, credits and other amounts under the Tenures and, if applicable, Ancillary Forestry Authorizations, are in amounts and in the forms required by the Tenures, Ancillary Forestry Authorizations and Forestry Laws and are listed in Section 3.1(37) of the Disclosure Letter.
(h)    Except as expressly described in the Tenures, there are no privately owned lands within the Tenures.
(38)    Anti-Corruption. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Operations, since November 17, 2017, (a) the Seller has been and is in compliance with all applicable anticorruption Laws, including (i) the United States Foreign Corrupt Practices Act of 1977, as amended, (ii) the Corruption of Foreign Public Officials Act (United States), as amended, (iii) the Corruption of Foreign Public Officials Act (Canada), as amended, and (iv) the Criminal Code (Canada), as amended, and (b) Neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the Seller has, directly or indirectly, (i) used any funds of the

Seller for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment, loan or benefit of any kind to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Seller, (iii) made any unlawful payments or gifts to any governmental officials out of funds of the Seller (but excluding payments to governmental agencies in amounts legally due and owing by the Seller), (iv) established or maintained any unlawful fund of monies or other assets of the Seller, (v) made any fraudulent entry on the books or records of the Seller or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, to obtain favorable treatment in securing business for the Seller, to obtain special concessions for the Seller or to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Seller. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Operations, since November 17, 2017, neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the Seller has violated or operated in non-compliance with any applicable export restrictions, applicable antiboycott regulations or applicable embargo regulations (including any trade, economic or financial sanctions law or regulations).
(39)    Insurance. True, correct and complete copies of all insurance policies maintained by the Seller which relate to the Operations (collectively, the “Insurance Policies”) as of the date hereof have been made available to the Purchaser as well as the most recent inspection reports received from insurance underwriters. Each Insurance Policy is in full force and effect and in good standing. The Purchased Assets and all other property and assets used in the Operations are insured against loss or damage by all insurable hazards and risks. Section 3.1(39) of the Disclosure Letter is a list of insurance policies which are maintained by or on behalf of the Seller in connection with the Operations setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending claims. The Seller has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Except as set out in Section 3.1(39) of the Disclosure Letter, in the past three years, there has been no change in the relationship of the Seller with its insurers, the availability of coverage or the premiums payable pursuant to the policies. Section 3.1(39) of the Disclosure Letter is a list setting out all claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Seller in the past three years.
(40)    Investment Canada Act. The Operations are not a cultural business within the meaning of the Investment Canada Act.
(41)    No Options. Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from the Seller of any of the property and assets forming part of the Purchased Assets other than pursuant to purchase orders for Inventories sold in the Ordinary Course.

(42)    No Finder’s Fee. The Seller has not taken, and agrees that the Seller will not take, any action that would cause the Purchaser to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.
(43)    Full Disclosure. Neither this Agreement nor any Acquisition Agreement to which the Seller is a party (a) contains or will contain any untrue statement of fact, or (b) omits or will omit any fact necessary in order to make the statements contained herein or therein not misleading.
Section 3.2    Disclaimer of Other Representations and Warranties
(1)    The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Seller with respect to the Purchased Assets, the Seller, the Operations or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in Article 3, the Seller makes no other representation or warranty concerning (A) the Purchased Assets, the Seller, the Operations or any other matter relating to the transactions contemplated by this Agreement, or (B) the probable success or profitability of the Operations after the Closing. In connection with the transactions contemplated hereby, the Purchaser has been represented by, and consulted with, legal counsel of its choice and the Purchaser and such counsel have read this Agreement and have been given time to consider this Agreement, understand this Agreement, and, after such consideration and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 3.2 and Section 10.9. Notwithstanding any other provisions of this Agreement, the representations and warranties listed in this Section 3.2(1) constitute the sole and exclusive representations and warranties of the Seller related to each Seller Benefit Plan.
(2)    Except for the representations and warranties set forth in this Article 3, the Purchaser hereby acknowledges and agrees that the Owned Property are being sold and purchased “as-is, where-is”, at the Purchaser’s own risk and peril from a non-professional vendor, and without any other representation or warranty, legal or conventional. All warranties, expressed or implied, otherwise provided for by the Civil Code of Québec with respect to the Owned Property are hereby waived by the Purchaser, to the maximum extent permitted by law. With respect to the Owned Property, the Purchaser shall rely solely upon its own findings resulting from its due diligence and not upon any information, documentation, statement or opinion, written or oral, provided by the Seller or any agent of the Seller other than the representations and warranties set out in Section 3.1.
Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 4.1    Representations and Warranties of the Purchaser.
The Purchaser represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with the sale of the Purchased Assets:

(1)    Organization. The Purchaser is a Person duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into, and to perform its obligations under this Agreement and the Acquisition Agreements to which it is a party. The Purchaser is a wholly-owned subsidiary of the Parent Guarantor.
(2)    Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Acquisition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller and Parent Guarantor, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
(3)    No Violation.
(a)    The execution and delivery by the Purchaser of this Agreement and the Acquisition Agreements to which it is a party do not, and the performance by the Purchaser of this Agreement and the Acquisition Agreements to which it is a party will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of the Purchaser pursuant to (1) any Laws or Order, (2) any provision of the articles, bylaws or other charter documents of the Purchaser, or (3) any material Contract to which the Purchaser is a party, except, in the case of this sub-clause (3), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)    Except for Regulatory Approvals, if applicable, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement and the Acquisition Agreements or the consummation of the transactions contemplated hereby and thereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(4)    Debt Financing. The Purchaser has delivered to the Seller a true and complete, fully-executed copy of the Debt Commitment Letter, including all exhibits and schedules thereto, from the Debt Financing Sources (redacted as to rates, fees, monetary thresholds or other economic terms and excluding any fee letters) evidencing the availability of the Debt Financing. The commitments described in the Debt Commitment Letter are not subject to any condition precedent other than the conditions expressly set forth therein.
(5)    Other Financing The Purchaser has delivered to the Seller a true and complete, fully-executed copy of commitment letter or backstop agreement from Financing Sources (other than the Debt Financing Sources) evidencing the availability of the Financing (other than the Debt Financing). The commitments described in the commitment letter or backstop agreement are not subject to any condition precedent other than the conditions expressly set forth therein.
(6)    Authorized Capital of the Purchaser. Immediately after the Closing but prior to the Share Exchange, the authorized capital of the Purchaser shall be an unlimited number of common shares, of which the only equity that will be outstanding at such time (including the Consideration Shares) will be the Consideration Shares and such number of common shares held by the Parent Guarantor, all of which (including the Consideration Shares) shall have been duly and validly authorized and issued as fully paid and non-assessable equity of the Purchaser in accordance with applicable Laws.
(7)    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its respective officers or directors (in such capacity) or affecting its business or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser. None of the Purchaser, its business or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Purchaser.
(8)    Tax Matters. At or prior to Closing, the Purchaser will be registered under Part IX of the Excise Tax Act (Canada) for GST purposes and under Chapter VIII of Title I of the Act respecting Québec sales tax for QST purposes and will provide its registration numbers to Sellers.
(9)    No Finder’s Fee. The Purchaser has not taken, and agrees that the Purchaser will not take, any action that would cause the Seller to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.
(10)    Investment Canada Act. The Purchaser is a Canadian within the meaning of the Investment Canada Act.
Section 4.2    Disclaimer of Other Representations and Warranties.
The representations and warranties set forth in this Article 4 are the only representations and warranties made by the Purchaser relating to the transactions contemplated by this Agreement. Except as specifically set forth in Article 4, the Purchaser makes no other representation or warranty relating to the transactions contemplated by this Agreement. In connection with the transactions contemplated hereby, the Seller has been represented by, and consulted with, legal counsel of its choice and the Seller and such counsel have read this Agreement and have been given time to consider this Agreement, understand this Agreement, and, after such consideration and with such understanding, the Seller has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 4.2 and Section 10.9.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR
Section 5.1    Representations and Warranties of the Parent Guarantor.
The Parent Guarantor represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with the sale of the Purchased Assets:
(1)    Organization. The Parent Guarantor is a Person duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into, and to perform its obligations under this Agreement and the Acquisition Agreement to which it is a party.
(2)    Authorization. Other than consents, approvals and authorizations as are required by the TSXV in connection with the transactions contemplated herein, the Parent Guarantor has full corporate power and authority to execute and deliver this Agreement and each of the Acquisition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent Guarantor, and no other corporate proceedings on the part of the Parent Guarantor or its securityholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Guarantor and, assuming due authorization, execution and delivery by the Seller and the Purchaser, constitutes a legal, valid and binding obligation of the Parent Guarantor, enforceable against it in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
(3)    No Violation.
(a)    Except for the consents, approvals and authorizations as are required to be obtained by the TSXV in connection with the transactions contemplated herein, the execution and delivery by the Parent Guarantor of this Agreement and each of the Acquisition Agreements to which it is a party do not, and the performance by the Parent Guarantor of this Agreement and each of the Acquisition Agreements to which it is a party will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of, any properties or assets of the Parent Guarantor pursuant to (1) any Laws or Order, (2) any provision of the articles, bylaws or other charter documents of the Parent Guarantor, or (3) any material Contract to which the Parent Guarantor is a party, except, in the case of this sub-clause (3), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent Guarantor.
(b)    Except for Regulatory Approvals, if applicable, and the consents, approvals and authorizations as are required to be obtained by the TSXV in connection with the transactions contemplated herein, the Parent Guarantor is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Parent Guarantor in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
(4)    Litigation. There are no Legal Proceedings pending or, to the knowledge of the Parent Guarantor, threatened against the Parent Guarantor or any of its respective officers or directors (in such capacity) or affecting its business or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Parent Guarantor. None of the Parent Guarantor, its business or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Parent Guarantor.
(5)    Parent Shares.
(a)    The Parent Shares issued in exchange of the Purchaser Shares will have been duly and validly authorized and issued as fully paid and non-assessable equity of the Parent in accordance with applicable laws. The issuance of the Parent Shares (if and when issued) to the Seller will, subject to applicable law, be exempt from the registration and prospectus requirements of applicable securities Laws.
(b)    The Parent Guarantor is a “reporting issuer” or equivalent in each of British Columbia, Alberta, Ontario and Quebec within the meaning of applicable securities Laws and is not in default of any requirement of applicable securities Laws in any material respect.
(c)    The issued and outstanding Parent Shares are listed and posted for trading on the TSXV and the Parent Guarantor is in compliance with the rules and regulations of the TSXV in all material respects.
(d)    The Parent Guarantor’s authorized share capital consist of an unlimited number of common shares, of which 23,810,626 are issued and outstanding as at the date hereof, and 100,000,000 preferred shares without par value, of which none are issued and outstanding as at the date hereof.
(6)    Corporate Matters.
(a)    Other than for the its ownership in the Purchaser, the Parent Guarantor does not own securities in any Persons.
(b)    The Parent Guarantor is not, directly or indirectly through the Subsidiaries, a member, partner or participant in any partnership, joint venture or syndicate where the joint liability that could arise from such membership, partnership or participation would reasonably be expected to have a Material Adverse Effect.
(c)    Except as contemplated in this Agreement and as otherwise disclosed in the Public Record, no Person or firm, as of the date hereof, has any agreement or option with the Parent Guarantor, or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option with the Parent Guarantor, for the purchase, subscription or issuance of any Parent Shares.
(d)    Computershare Investor Services Inc., at its principal office located in the city of Toronto, has been duly appointed as registrar and transfer agent for the Parent Shares in Canada.
(e)    Neither the Parent Guarantor nor any of the Subsidiaries is in violation of its constating documents; and neither the Parent Guarantor nor the any of the Subsidiaries is in default in the performance or observation of any obligation, agreement, covenant, or condition contained in any contract, indenture, mortgage, loan agreement, note or other instrument to which it is a party or by which it may be bound or to which any of its properties or assets is subject which default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(7)    Securities Matters.
(a)    In particular, without limiting the foregoing, the Parent Guarantor is in compliance, in all material respects, with all of its applicable continuous disclosure obligations under applicable securities Laws and no material change relating to the Parent Guarantor has occurred with respect to which the requisite material change report has not been filed on a non-confidential basis with all relevant securities regulatory authorities (unless originally filed on a confidential basis and subsequently made non-confidential). The information and statements set forth in the Public Record, as of the respective applicable dates of such information and statements, did not contain any misrepresentation.
(b)    No securities commission or similar regulatory authority or the TSXV has issued any order which is currently outstanding preventing or suspending trading in any securities of the Parent Guarantor, and no such proceeding is, to the knowledge of the Parent Guarantor, pending, contemplated or threatened.
(8)    Financial and Tax Matters.

(a)    The Parent Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) (and on a basis consistent throughout the periods indicated), and present fairly in all material respects, the financial position of the Parent Guarantor as of the dates indicated and the results of operations and the changes in financial position of the Parent Guarantor for the periods specified.
(b)    The Parent Guarantor had a reasonable basis for disclosing all forward-looking information contained in the Public Record.
(c)    Other than as disclosed in the Financial Information, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Parent Guarantor or the Subsidiaries with unconsolidated entities or other persons that would reasonably be expected to have a Material Adverse Effect.
(d)    None of the Parent Guarantor or any of the Subsidiaries has, or on the Closing Date will have, incurred any material liabilities or obligations, whether accrued, contingent or otherwise, of the type required to be reflected on a balance sheet prepared in accordance with IFRS, except for liabilities or obligations: (i) that occurred in the Ordinary Course of business, (ii) reflected in or reserved against in the Parent Financial Statements, or (iii) disclosed in the Public Record.
(e)    The Parent Guarantor maintains a system of internal control over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Parent Financial Statements for external purposes in accordance with IFRS.
(f)    The Parent Guarantor maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Parent Financial Statements in conformity with IFRS and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to differences; and (v) material information relating to it and the Subsidiaries (taken as a whole) is made known to those within the Parent Guarantor or the Subsidiaries responsible for the preparation of the Parent Financial Statements during the period in which the Parent Financial Statements have been prepared and that such material information is disclosed to the public within the time periods required by applicable securities Laws; except as disclosed in the Public Record, (A) the Parent Guarantor is not aware of any material weakness in the Parent Guarantor's internal control over financial reporting which would be required to be disclosed in a certificate issued pursuant to NI-52-109, and (B) since the date of the most recent Parent Financial Statements, there has been no change in the Parent Guarantor's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Parent Guarantor's internal control over financial reporting.

(g)    Except for the transactions contemplated in this Agreement or as disclosed in the Public Record, the Parent Guarantor (i) has not made any acquisition that is a "significant acquisition" within the meaning of NI 51-102 in its current financial year, and (ii) does not currently propose to make an acquisition that has progressed to a state where a reasonable person would believe that the likelihood of the acquisition being completed is high, and that would currently be a "significant acquisition" within the meaning of NI 51-102.
(h)    The Parent Guarantor and the Subsidiaries have duly filed all Tax returns required to be filed by it and has paid all material Taxes, assessments, re-assessments and all governmental charges, penalties, interest and other fines related thereto due and payable by it, and has properly withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any governmental charges, and adequate provision has been made for material Taxes payable for any completed fiscal period for which Tax returns are not yet required and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return or payment of any Tax, governmental charge or deficiency by the Parent Guarantor or the Subsidiaries, and to the knowledge of the Parent Guarantor, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Parent Guarantor or the Subsidiaries in respect of Taxes, governmental charges, assessments or reassessments or any matters under discussion with any Governmental Entity relating to Taxes, governmental charges, assessments or reassessments asserted by any such authority, in each case, with such exceptions as would not result in a Material Adverse Effect.
(i)    There is no Tax deficiency which has been asserted against the Parent Guarantor or the Subsidiaries which would have a Material Adverse Effect, and all material Tax liabilities are adequately provided for in accordance with IFRS in the Parent Financial Statements for all periods up to December 31, 2020.
(9)    Legal and Compliance Matters.
(a)    Except as otherwise disclosed in the Public Record, to the knowledge of the Parent Guarantor, each of the Parent Guarantor and the Subsidiaries has conducted and is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on, except for non-compliance that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(b)    None of the Parent Guarantor, the Subsidiaries or, to the knowledge of the Parent Guarantor, any director, officer, agent, employee or affiliate of the Parent Guarantor or any of the Subsidiaries is currently the subject or the target of any sanctions administered or enforced by Governmental Entity (collectively, Sanctions), nor is the Parent Guarantor located, organized or resident in a country or territory that is the subject of Sanctions.
(c)    The operations of the Parent Guarantor and the Subsidiaries are and have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, applicable financial recordkeeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada) and, in each case, the rules and regulations promulgated thereunder, and the anti-money laundering laws of various jurisdictions where the Parent Guarantor and the Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent Guarantor or the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Parent Guarantor, threatened.
(10)    No Finder’s Fee. The Parent Guarantor has not taken, and agrees that the Parent Guarantor will not take, any action that would cause the Seller to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.
(11)    Investment Canada Act. The Parent Guarantor is a Canadian within the meaning of the Investment Canada Act.
Section 5.2    Disclaimer of Other Representations and Warranties.
The representations and warranties set forth in this Article 5 are the only representations and warranties made by the Parent Guarantor relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 5, the Parent Guarantor makes no other representation or warranty relating to the transactions contemplated by this Agreement. In connection with the transactions contemplated hereby, the Seller has been represented by, and consulted with, legal counsel of its choice and the Seller and such counsel have read this Agreement and have been given time to consider this Agreement, understand this Agreement, and, after such consideration and with such understanding, the Seller has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 5.2 and Section 10.9.
Article 6
COVENANTS
Section 6.1    Conduct of Operations Prior to Closing.
(1)    During the Interim Period, and except (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned, or (ii) as otherwise expressly set forth in this Agreement, the Seller will:
(a)    manage the Purchased Assets, conduct the Operations and maintain the Books and Records in the Ordinary Course;
(b)    use all reasonable commercial efforts to, in the Ordinary Course, maintain Inventory levels of the Operations until the Closing Date;
(c)    promptly advise the Purchaser of any Material Adverse Effect;
(d)    promptly advise the Purchaser of any Environmental Liabilities that arise or become known during the Interim Period;

(e)    promptly advise the Purchaser of:
(i)    its intention to make any or of any material change in the present business organization of the Operations;
(ii)    its intention to make any or of any material change in any of its relationships with customers, suppliers and others having business dealings with it;
(iii)    its intention to make any or of any impairment of the Operations in any material respect;
(iv)    any instance of a customer of the Operations terminating, or communicating to the Seller the intention or threat to terminate, its relationship with the Seller or the Operations, or the intention to reduce substantially the quantity of products or services it purchases from the Seller or the Operations, or its dissatisfaction with the products or services sold by the Seller or the Operations, except in the case of customers whose purchases from the Operations are not, in the aggregate, material to the Operations;
(v)    any shift reduction, temporary or permanent shutdown, termination, discontinuance, closure or disposal of any Lumber Mill, the Newsprint Mill or any material portion of the Woodland Operations; and
(f)    continue, in full force and effect, all Insurance Policies and coverage currently maintained on the Purchased Assets to and including until the Closing Date.
(2)    Except as contemplated by this Agreement, or otherwise consented to in writing by the Purchaser, the Seller covenants not to do or permit to be done any of the following, from the date of this Agreement until Closing:
(a)    except as required by applicable Law, pursuant to any Collective Bargaining Agreements in accordance with their terms as at the date of this Agreement, in the Ordinary Course: (i) grant or commit to any employee any increase in compensation (other than routine increases in compensation consistent with past practice with respect to Non-Unionized Employees not exceeding $500,000 in aggregate); (ii) grant or commit to any Employee any increase in severance or termination payments, or enter into new, or amend existing agreements respecting employment, compensation or termination (including Benefit Plans, bonuses, incentive compensation, non-pension employee benefits, deferred compensation, insurance, profit sharing, and other forms of compensation or benefits) with such a Person, including pursuant to any amendment, replacement or extension of the Collective Bargaining Agreements, provided that nothing in this Agreement shall preclude the Seller from terminating an Employee, from paying annual bonuses and incentive compensation to Non-Unionized Employees in the Ordinary Course;
(b)    sell, transfer or otherwise dispose of, or agree to sell, transfer, pledge, lease, encumber or otherwise dispose of, any Purchased Assets other than obsolete or surplus assets or Inventory which Inventory may be disposed of in the Ordinary Course;
(c)    enter into any agreement which obligates the Seller to pay more than $350,000 in the aggregate and that cannot be terminated without cost or liability to the Operations on not more than 90 days’ notice;
(d)    relinquish any rights of material value to the Operations with respect to any Contracts, Real Property Leases or Permits or terminate or make a material modification or amendment to any of the Contracts (including the Collective Bargaining Agreements), Real Property Leases or any of the Permits to the extent such Contracts, Real Property Leases or Permits are of material value to the Operations;
(e)    make any changes to the existing accounting practices related to the Operations, except as required by applicable Law, a change in GAAP or as otherwise provided herein; and
(f)    directly or indirectly solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Purchased Assets (other than sales of Inventory in the Ordinary Course) or directly or indirectly participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
Section 6.2    Actions to Satisfy Closing Conditions.
(1)    Subject to applicable Laws and the specific obligations in Section 6.4, Section 6.5 and Section 6.6, the Seller shall take all reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control, so as to ensure compliance with all of the conditions set forth in Section 7.1.
(2)    Subject to applicable Laws and the specific obligations set out in Section 6.5, the Purchaser shall take all reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control, so as to ensure compliance with all of the conditions set forth in Section 7.2.
Section 6.3    Confidentiality.
The Parent Guarantor acknowledges that certain directors and officers thereof have entered into a confidentiality with Rayonier Advanced Materials Inc. dated the 14th day of August, 2020 (the “Confidentiality Agreement”). The Parent Guarantor, the Purchaser and Seller agree that the Confidentiality Agreement shall apply to them as if they were original signatories thereto and each are bound by its terms. Upon Closing, the Confidentiality Agreement shall terminate with respect to the Operations, but shall remain in full force and effect to the extent of any confidential information and other obligations that do not relate to the Operations. If the Closing does not occur, the Confidentiality Agreement shall remain in effect in accordance with and subject to its terms.
Section 6.4    Request for Consents.
Subject to applicable Laws and Section 6.5, reasonably promptly following the execution of this Agreement, the Seller and the Purchaser shall use their commercially reasonable efforts to obtain or cause to be obtained, prior to Closing:
(1)    all consents, approvals and waivers described in Section 7.1(5) of the Disclosure Letter;
(2)    with respect to Tenures in Ontario, either (i) the consent of the Ontario Ministry of Natural Resources to the transfer of the Tenures granted by the Ontario Government, or (ii) written comfort acceptable to the Purchaser, acting reasonably, from the Ontario Ministry of Natural Resources of its intention to issue a consent to the transfer of the Tenures granted by the Ontario Government. For the purposes of this Section 6.4(2), “Tenures” shall mean all or substantially all of the Tenures, for which purpose “substantially all of the Tenures” shall mean all Tenures, other than Tenures with respect to which the failure to receive such consent or written comfort referred to in clauses (i) and (ii) above would not have the effect of reducing, impairing, suspending or terminating (other than in a de minimis manner) any rights or privileges enjoyed by the Seller with respect to the Operations as of the date of this Agreement; and
(3)    with respect to the Supply Guarantees, either (i) the consent of the Ministère des Forêts, de la Faune et des Parcs of Québec to the transfer or reissuance of the Supply Guarantees or (ii) written comfort acceptable to the Purchaser, acting reasonably, from the Ministère des Forêts, de la Faune et des Parcs of Québec of its intention to issue a consent to the transfer of the Supply Guarantees.
Section 6.5    Authorizations and Regulatory Approvals.
(1)    The Purchaser shall file promptly (and in any event, within ten (10) days) after the date of this Agreement a request for an Advance Ruling Certificate and, in the alternative, a No-Action Letter with the Commissioner of Competition and, unless external legal counsel to the Parties otherwise agree on behalf of the Parties, the Parties shall concurrently file pre-merger notification filings under Part IX of the Competition Act with the Commissioner of Competition. The Parties shall cooperate and use their commercially reasonable efforts in connection with the foregoing.
(2)    Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) days) after the date of this Agreement (which filing shall request “early termination” of any applicable waiting period).
(3)    Each Party shall respond as promptly as practicable in the event that a Governmental Antitrust Entity issues a request for additional information and documentary material that may be requested pursuant to the Competition Act or pursuant to the HSR Act.
(4)    Without limiting the foregoing, each of the Seller and the Purchaser, as promptly as practicable after the execution of this Agreement, shall take, and cause to be taken, all commercially reasonable actions and efforts and do, and cause to be done, all commercially reasonable things and promptly execute and file, or join in the execution and filing of, any application, filing or other document that may be necessary, proper or advisable to permit and diligently pursue the completion of the transactions contemplated by this Agreement and the performance of their obligations hereunder in accordance with the terms hereof, including obtaining the Regulatory Approvals and all Authorizations, consents and Orders which are required by Law from all Governmental Entities or other Persons, or which the Seller or the Purchaser may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement and the performance of its obligations hereunder, and shall cooperate with each other in connection therewith and provide such other information to any Governmental Entity or Person as such Governmental Entity or Person may reasonably request in connection therewith.
(5)    All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be shared equally between the Seller and the Purchaser.
(6)    With respect to obtaining the Regulatory Approvals, each of the Seller and the Purchaser shall:
(a)    not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior consent of the other Party;
(b)    promptly notify the other Party of written or oral communications of any substantive nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof and provide copies of all notices and correspondence received from any Governmental Entity;
(c)    respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;
(d)    use their commercially reasonable efforts to cooperate with and assist the other Party in the preparation and making of all such filings, applications and submissions; and
(e)    not participate in any substantive meeting or discussion (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance and gives the other Party the reasonable opportunity to attend and participate to the extent permitted by such Governmental Entity.
(7)    A Party will not be required to provide information in its possession to the other Party, even if that information may be required in connection with the filings referred to in this Section 6.5, if that Party, acting reasonably, determines that the information is material and commercially or competitively sensitive or that providing the information could reasonably be expected to have a Material Adverse Effect on that Party if the transactions contemplated by this Agreement are not completed. In any such case, the

Parties shall provide the information to external counsel for the other Party on an “external counsel only” basis. Such information shall be provided only to the external counsel of the other Party and shall not be disclosed by such external counsel to directors, officers, employees or other agents of that Party, unless express prior written permission is obtained from the source of the materials.
(8)    If any objections are asserted with respect to the transactions contemplated hereby under any applicable Laws or if any suit, application, challenge, injunction, action or Proceeding, is commenced by a Governmental Entity in connection with the transactions contemplated hereby, each Party shall use commercially reasonable efforts to: (i) oppose or defend against any objections, suit, application, challenge, action or Proceeding to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to block consummation of this Agreement (and the transactions contemplated herein), including by defending any suit, application, challenge, action or Proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity may have to the transactions contemplated by this Agreement so as to permit consummation of such transactions.
(9)    The Purchaser shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.
(10)    The Purchaser shall not make the notification filing under the Investment Canada Act until after the Closing Date.
Section 6.6    Financing.
(1)    The Seller shall use commercially reasonable efforts to cause its Affiliates, shareholders, directors, officers, employees and advisors (including financial advisors and legal counsel) to provide to the Purchaser or Parent Guarantor any co-operation reasonably requested by the Purchaser or the Parent Guarantor in connection with the Financing, including: (a) furnishing the Purchaser or the Parent Guarantor and the Financing Sources, as promptly as reasonably practicable, with financial and other pertinent information regarding the Operations as may reasonably be requested in writing by the Purchaser or the Parent Guarantor; (b) upon reasonable notice and in reasonably convenient locations, making senior management of the Operations available to participate in a reasonable number of meetings, presentations and other sessions with prospective lenders, investors and rating agencies in connection with the Financing; (c) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other materials to be used in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations; (d) taking all corporate actions, subject to and only effective upon the occurrence of the Closing, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Purchaser or the Parent Guarantor, and (e) otherwise taking actions within its control to co-operate in satisfying the conditions precedent set forth in any definitive document related to the Financing.
(2)    Notwithstanding anything to the contrary contained in this Agreement, the Seller hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financing or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith and the Seller agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Financing or in respect of any other document or theory of law or equity in connection therewith and agrees to cause any such action or proceeding asserted by the Seller in violation of the prohibition on commencing actions or proceedings contained in this Section 6.6(2) and in connection with this Agreement, the Financing or in respect of any other document or theory of law or equity in connection therewith against any Financing Source to be dismissed or otherwise terminated.
(3)    Seller shall, with the assistance of its auditors, assist the Parent Guarantor and Purchaser in the preparation of such prospectus (including any required annexes, schedules or exhibits thereto). Without limiting the generality of the foregoing, the Seller shall: (i) cause its Affiliates, directors, officers, employees and advisors (including auditors, financial advisors and legal counsel) to provide the Parent Guarantor and Purchaser with all information regarding the Operations, Purchased Assets, Assumed Obligations required to be included in the prospectus, (ii) respond, and assist in the response, to requests from the applicable securities regulator in connection with the prospectus and (iii) prepare the Carve-out Financial Statements for inclusion in the prospectus. Seller shall obtain any necessary consents from any of its auditors and other advisors to the use of any financial, technical or other expert information required to be included in the prospectus (including the Carve-out Financial Statements). Seller shall ensure that information included in the prospectus and Carve-out Financial Statements is complete and accurate in all material respects, complies in all material respects with applicable Laws and, without limiting the generality of the foregoing, does not include any misrepresentation concerning the Seller, the Purchased Assets and the Seller’s financial condition, the material terms of the Purchased Assets, or omit a fact necessary to make a statement not misleading. The Seller shall promptly notify the Seller if it becomes aware of any misrepresentation (as defined under applicable securities Laws) contained in the prospectus.

Section 6.7    Access.
(1)    Subject to Section 6.8, to applicable Laws, and to any confidentiality restrictions binding the Seller, the Seller shall, during the Interim Period, make available to the Purchaser and its authorized representatives (including the Debt Financing Sources) all title documents, Contracts, Real Property Leases, financial statements, policies, reports, licences, orders, permits, books of account, Tax Returns, accounting records and other documents, information and data relating exclusively to the Operations in its possession. During the Interim Period the Seller shall permit the Purchaser and its representatives to have access to Owned Real Property, Leased Real Property and the management team or such other personnel as may be reasonably by the Purchaser. At the request of the Purchaser, the Seller will execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable the Purchaser and its representatives to obtain access to all files and records maintained by Governmental Entities or other Persons in respect of the Purchased Assets and the Operations.
(2)    The exercise of any rights by or on behalf of the Purchaser under this Section 6.7 shall be carried out (i) strictly for purposes of transitional planning, (ii) during normal business hours in such manner as not to interfere unduly with the normal operation of the Operations and upon the reasonable prior written request to the Seller, (iii) under the supervision of the Seller’s personnel and (iv) in compliance with the Seller’s internal standards and policies. All requests by the Purchaser for access pursuant to this Section 6.7 shall be submitted or directed exclusively to either [**] or such other individuals as the Seller may designate in writing from time to time.
Section 6.8    Contact with Customers, Suppliers, Employees and Other Operations Relations.
During the Interim Period, the Purchaser shall not contact any customers, suppliers, employees, Governmental Entities (other than a Governmental Antitrust Entity) or any other business relations of the Seller without the prior written consent of the Seller.
Section 6.9    Notice of Untrue Representation or Warranty.
During the Interim Period, the Seller shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Seller, upon any representation or warranty made by it and contained in this Agreement becoming untrue or incorrect in material respect. Any such notification must set out particulars of the untrue or incorrect representation or warranty in material respect and details of any actions taken to rectify the matters.
Section 6.10    Transfer Taxes.
(1)    The Purchaser will be liable for and will pay, or cause to be paid, if and as applicable, all Transfer Taxes payable under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets under this Agreement no later than five (5) days prior to the time such Transfer Taxes must be remitted by the Seller to the appropriate Governmental Entity, as applicable. All amounts referred to in this Agreement are exclusive of any applicable Transfer Taxes which shall be payable in addition to the amounts referred to herein, unless otherwise specifically referred to.

(2)    Notwithstanding the foregoing, the Purchaser and the Seller shall apply to use Revenu Québec’s GST/QST “Fast Track” program, and shall file, jointly and separately, as applicable, all Tax returns, forms and documents as required by Revenu Québec, for purposes of obtaining the expedited GST and QST refunds of the Purchaser in connection with the supply of the Purchased Assets (other than the Owned Real Property and the Leased Real Property for which the GST and QST treatment is further set out in Section 6.10(4)). To the extent that Revenu Québec agrees and is authorized to pay or credit the refund owing to the Purchaser directly to the Seller on account of GST and QST payable in connection with the supply of the Purchased Assets and in accordance with the terms of the “Fast Track” program, the Purchaser shall be relieved of its obligation to pay GST and QST to the Seller under this Section 6.10. Notwithstanding the foregoing, the Purchaser shall be responsible to remit and pay to the Seller all GST and QST otherwise due which will not have been directly credited or paid by Revenu Québec to the Seller as a result of the reduction of the expected net GST and QST refund of the Purchaser. For greater certainty, the Purchaser shall remain liable and responsible for any claim or refusal of input tax credits or input tax refunds by Revenu Québec or a similar Governmental Entity in connection with the supply of the Purchased Assets contemplated under this Agreement and of any implications or impacts of such claim or refusal on the “Fast Track” program and process described in this Section 6.10(1).
(3)    If, despite the application of the Purchaser and the Seller to use Revenu Québec’s GST/QST “Fast Track” program, the Seller is notified that GST or QST, or any interest or penalties in respect thereof, are required to be paid by and are imposed upon the Seller with respect to the purchase by the Purchaser of the Purchased Assets, the Purchaser will reimburse, or cause to be reimbursed, to the Seller, such GST or QST and any applicable interest and penalties within ten (10) Business Days of the payment thereof by the Seller, except to the extent that such GST, QST, interest or penalties arose solely on account of any gross negligence or wilful misconduct of the Seller.
(4)    Notwithstanding Section 6.10(1) of this Agreement, the Seller shall not collect GST and QST in connection with the transfer, sale, conveyance and assignment of rights of the Owned Real Property and to the Leased Real Property contemplated under this Agreement if the Purchaser is and remains registered for purposes of the GST and QST as of the Closing and duly provides and delivers a GST and QST certificate and indemnity in the form and substance attached hereto as Exhibit E and in accordance with Section 7.2 of this Agreement (the “GST and QST Certificate”).
Section 6.11    Cooperation on Tax Matters.
The Seller and the Purchaser will furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such reasonable information and assistance, and provide additional information and explanations of any material provided, relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, for the prosecution or defence of any Claim relating to any adjustment or proposed adjustment with respect to Taxes, with respect to the application to use Revenu Québec’s GST/QST “Fast Track” program, and to obtain or benefit from any Tax refund, credit or exemption.

Section 6.12    TSXV Required Information.
(1)    Parent Guarantor and Purchaser shall use commercially reasonable efforts to prepare, as promptly as practicable after the date of this Agreement, any documents required to be prepared or filed under applicable securities Laws and the policies of the TSXV in connection with the transactions contemplated herein.
(2)    Seller shall use its commercially reasonable efforts to assist the Parent Guarantor with any filing or other disclosure required by the TSXV.
Section 6.13    Treatment of Purchaser Shares and Parent Shares
RYAM GP hereby agrees not to sell, transfer, assign or dispose of any Purchaser Shares or any Parent Shares underlying such Purchaser Shares for a period of six (6) months following the Closing. Notwithstanding the previous sentence, the Parent Shares shall be freely tradable (subject to any restrictions under applicable securities law) prior to the end of such six month period if any of the following event is completed by the Parent Guarantor, the Purchaser and/or one or more of its Affiliates: (i) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Operations, the Parent Guarantor, the Purchaser or any of its Affiliates which own directly or indirectly the Operations (ii) any direct or indirect sale or disposition in a single transaction or a series of transactions, of assets representing 50% or more of the assets comprising the Operations (or rights or interests therein or thereto); (iii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning more than 50% of any class of voting or equity securities of the Parent Guarantor, the Purchaser or any of its Affiliates which own directly or indirect the Operations (or securities convertible into or exchangeable or exercisable for such voting or equity securities assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities) provided that in the case of a direct or indirect take-over bid, tender offer or  exchange offer until such direct or indirect take-over bid, tender offer or exchange offer, is consummated, the release from the restrictions provide in this Section 6.13 shall solely be for the purpose of tendering to such take-over bid, tender offer or  exchange offer; or (iv) any other similar transaction or series of transactions involving the Parent Guarantor, the Purchaser or any of its Affiliates which own directly or indirectly the Operations.
Section 6.14    Commitment to Financing
The Parent Guarantor and the Purchaser covenant to deploy their best efforts, or to cause to be completed, the Financing as soon as practicable following the execution of this Agreement.
Article 7
CONDITIONS OF CLOSING
Section 7.1    Conditions for the Benefit of the Purchaser.
The obligation of the Purchaser to complete the purchase of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:
(1)    Truth of Representations and Warranties. (i) The representations and warranties contained in Section 3.1(1), Section 3.1(2), Section 3.1(7)(a)(2), and Section 3.1(31)(a) and (b) (to the extent it relates to the Operations, Owned Real Property, or the Leased Real Property) (the “Fundamental Representations”), of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent of any de minimis inaccuracy), and (ii) the other representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date, in all cases, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Operations, provided, however, that (A) if a representation and warranty is qualified by a materiality or Material Adverse Effect qualification, such qualification shall be disregarded for the purposes of this Section 7.1(1)(ii), and (B) if a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date and the Seller will have delivered a certificate executed by a senior officer to that effect.
(2)    Performance of Covenants. The Seller shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and the Seller will have delivered a certificate executed by a senior officer to that effect.
(3)    Regulatory Approvals. The Competition Act Clearance, if required, the HSR Act Clearance shall have been obtained.
(4)    TSXV Approvals. All consents, approvals and authorizations as are required to be obtained from the TSXV in connection with the transactions contemplated herein or necessary to complete the transactions contemplated herein, including with respect to the issuance of the Consideration Shares, shall have been obtained, subject only to ordinary conditions typical for the issuance and listing of common shares.
(5)    Consents. The Seller shall have delivered to the Purchaser consents or waivers set forth in Section 7.1(5) of the Disclosure Letter with respect to the transactions contemplated hereby, in each case in form and substance reasonably acceptable to the Purchaser; provided that, if such consent shall not be given solely as a result of a change in Law after the date hereof, this condition shall be deemed satisfied.
(6)    Material Adverse Effect. There shall have been no Material Adverse Effect in respect of the Operations between the date of this Agreement and the Closing Date.
(7)    Allocation of Purchase Price. The final allocation of the Purchase Price shall have been agreed to by the Seller and the Purchaser in accordance with Section 2.4(1).
(8)    Deliveries. The Seller shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser acting reasonably:
(a)    certified copies of (i) the articles and by-laws of the Seller, and (ii) certified resolutions of the board of directors of the Seller approving, as applicable, the entering into and completion of the transactions contemplated by this Agreement (including, without limitation, the transfer of the Purchased Assets to the Purchaser);
(b)    all keys, entry devices and passcodes with respect to the Purchased Assets (including the Owned Real Property and the Leased Real Property), including combinations to any locks or vaults;
(c)    all plans and specifications in the Seller’s possession or under its control relating to the plant, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part of the Owned Real Property, including all such electrical, mechanical and structural drawings related thereto as are in the possession or under the control of the Seller;
(d)    all data bases recorded or stored by means of any device, including in electronic form (but in such case, only to the extent technically possible), title documents, abstracts of title, deeds, surveys, leases, certificates of trademarks and copyrights, Contracts and commitments in the possession or under the control of the Seller relating to the Operations;
(e)    all records of past sales, customer lists, supplier lists, payroll records, Inventory data, Inventory master records data in the possession or under the control of the Seller relating to the Operations;
(f)    all deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments required to transfer the Purchased Assets to the Purchaser in accordance with this Agreement, and in the case of the Owned Real Property (i) located in Ontario, with the statements relating to the Planning Act (Ontario) completed by the Seller and Seller Counsel and (ii) located in Quebec, a deed of sale to be registered at the applicable land registry office;
(g)    a duly executed copy of each Acquisition Agreement, effective as of the Closing;
(h)    a certification (without personal liability) of an executive officer of the Seller to the effect that each of the conditions specified in Section 7.1(1) and Section 7.1(2) is satisfied in all respects;
(i)    share certificates representing the SFL Shares endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney executed in blank, in either case, by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser has been entered in the corporate records of the SFL Holdcos as the holder of record of the SFL Shares;
(j)    an assignment, assumption and general conveyance agreement in the form to be agreed by the Seller and the Purchaser, each acting reasonably;
(k)    the Intellectual Property assignment agreements with Owned Intellectual Property in the form to be agreed by the Seller and the Purchaser, each acting reasonably;

(l)    the original vehicle permit/ownership registration for each vehicle included in the Purchased Assets duly endorsed by Seller for transfer and all required safety and emissions certificates;
(m)    copies of the Books and Records of the Operations;
(n)    evidence, satisfactory to the Purchaser, of the release and discharge of the Liens specified in Section 7.1(8)(m) of the Disclosure Letter, or in respect of the Owned Real Property, (i) a personal undertaking of Seller Counsel to discharge same within a reasonable period of time following Closing so long as such undertaking conforms to generally accepted legal practice in the province in which such Owned Real Property is located, (ii) a pay-out letter from the holder of any such Lien, which pay-out letter is to be satisfactory to the Purchaser in form and substance, acting reasonably, and (iii) a payment direction by the Seller, satisfactory to the Purchaser in form and substance, acting reasonably, directing payment to the holder of such Lien from the Purchase Price;
(o)    a purchase certificate issued by the Ontario Workplace Safety and Insurance Board and the Commission des normes, de l’équité, de la santé et de la sécurité du travail in respect of Seller and the Operations confirming that as at the Closing Date, the relevant Governmental Entity has no Claim against the Seller in respect of any amounts payable under the relevant workers’ compensation Law in respect of the Operations or any of the Purchased Assets; and
(p)    such other documents, agreements or instruments as reasonably necessary to give effect to the assignment of the Purchased Assets.
(9)    No Legal Action. No action, proceeding or Law is in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by this Agreement.
Section 7.2    Conditions for the Benefit of the Seller.
The obligation of the Seller to complete the sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:
(1)    Truth of Representations and Warranties. (i) The representations and warranties contained in Section 4.1(1), Section 4.1(2), Section 4.1(3)(a)(2), Section 5.1(1), Section 5.1(2) and Section 5.1(3)(a) of this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent of any de minimis inaccuracy), and (ii) the other representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date, in all cases, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Operations, provided, however, that (A) if a representation and warranty is qualified by a materiality or material adverse effect qualification, such qualification shall be disregarded for the purposes of this Section 7.2(1)(ii), and (B) if a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date and the Purchaser will have delivered a certificate executed by a senior officer to that effect.

(2)    Performance of Covenants. The Purchaser shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and the Purchaser will have delivered a certificate executed by a senior officer to that effect.
(3)    Regulatory Approvals. The Competition Act Clearance, if required, the HSR Act Clearance shall have been obtained.
(4)    TSXV Approvals. The conditional approval of the TSXV as are required to be obtained from the TSXV in connection with the transactions contemplated herein or necessary to complete the transactions contemplated herein shall have been obtained.
(5)    Deliveries. The Purchaser shall deliver or cause to be delivered to the Seller the following in form and substance satisfactory to the Seller, acting reasonably:
(a)    certified copies of (i) the resolutions of the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement, including the issuance of the Consideration Shares, and (ii) a list of the officers and directors of the Purchaser authorized to sign agreements together with their specimen signatures;
(b)    a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;
(c)    a duly executed copy of each Acquisition Agreement, effective as of the Closing;
(d)    a certification (without personal liability) of an officer of the Purchaser to the effect that each of the conditions specified in Section 7.2(1) and Section 7.2(2) is satisfied in all respects;
(e)    evidence of the consents, approvals or authorizations of the TSXV with respect to the transactions of the Parties contemplated herein or necessary to complete the transactions contemplated herein;
(f)    a duly executed GST and QST Certificate in the form and substance attached hereto as Exhibit F;
(g)    the share certificates, representing the Consideration Shares and the Parent Shares (or evidence thereof); and
(h)    the Chip Purchase Setoff Note.
(6)    No Legal Action. No action, proceeding or Law is in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by this Agreement.

Article 8
CLOSING
Section 8.1    Date, Time and Place of Closing.
The completion of the transactions contemplated by this Agreement shall take place at the offices of McCarthy Tétrault LLP, 1000 De La Gauchetière Street West, Suite 2500, Montréal, Québec, at 10:00 AM (Montreal time) on the Closing Date or at such other place, on such other date and at such other time or solely by way of electronic means as may be agreed upon in writing between the Seller and the Purchaser, provided that such means conform to generally accepted legal practice in the province in which such Owned Real Property is located.
The Seller and Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement (the “DRA”) to govern the electronic submission of the transfer/deeds for the Owned Real Property (the “Registration Documents”) to the applicable Land Registry Office. The DRA shall outline or establish, without limitation, the following:
(1)    the procedures and timing for completing all registrations in Ontario and in Québec electronically;
(2)    provide for all closing documents and closing funds to be held in escrow pending the submission of the Registration Documents to the Land Registry Office in Ontario and Québec and their acceptance by virtue of each Registration Document being assigned a registration number;
(3)    with respect to the Owned Real Property situated in Quebec, the Seller and Purchaser shall enter into a Deed of Sale in registrable and customary form and registration of the Deed of Sale shall have occurred upon confirmation of registration of the Deed of Sale on title to the Owned Real Property situated in Québec without adverse entries;
(4)    if there is a problem with the Teraview electronic registration system which does not allow the parties to electronically register all Registration Documents on Closing, the Closing Date shall be deemed to be extended until the next day when the said system is accessible and operating for the applicable Land Registry Office in Ontario applicable to the Owned Real Properties; and
(5)    upon the registration of the Registration Documents without adverse entries and in accordance with the DRA, the Purchase Price shall be immediately released to the Seller.
Section 8.2    Risk of Loss.
Until the Closing, the Purchased Assets will remain at the risk of the Seller. If, prior to the Closing, all or any part of the Purchased Assets which are necessary to carry on the Operations as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by a Governmental Entity, the Purchaser shall complete the purchase without reduction of the Purchase Price provided that the value of the Purchased Assets destroyed or damaged by fire or any other casualty or expropriated or seized by a Governmental Entity is of $10,000,000 or less. All proceeds of insurance or compensation for expropriation or seizure, if any, shall be paid to the Purchaser on the Closing Date and all rights and claims of the Seller to any such amounts not paid by the Closing Date shall be assigned on the Closing Date to the Purchaser.
Section 8.3    Single Transaction.
The Seller and Purchaser acknowledge and agree that, save as otherwise expressly provided in this Agreement, the transactions provided for in this Agreement require the Purchaser to purchase and the Seller to sell all of the Purchased Assets and, unless the Seller and Purchaser otherwise agree in writing, the Purchaser shall have no right and waives any right it may otherwise have to require the conveyance to it and the Seller shall have no right and waives any right it may otherwise have to require the purchase of less than all of the Purchased Assets provided that the Parties hereto agree not to hinder, delay or prevent Closing should assets immaterial in value or to the overall operation of the Operations be unable to be conveyed or purchased at Closing.
Article 9
TERMINATION
Section 9.1    Termination Rights.
(1)    This Agreement may be terminated by notice in writing:
(a)    by mutual written consent of the Seller and the Purchaser;
(b)    by either the Seller or the Purchaser if a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(1)(b) shall not be available to any Party if such Law was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(c)    by either the Seller or the Purchaser if the Closing has not occurred on or prior to the Outside Date, provided that the right to terminate this Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations, warranties or covenants under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date;
(d)    by the Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 7.2 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Purchaser within thirty (30) days of being so notified by the Seller; provided that the Seller is not then in breach of this Agreement so as to cause any condition in Section 7.1 not to be satisfied; and
(e)    by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller under this Agreement occurs that would cause any condition in Section 7.1 not to be satisfied, and such breach or failure is incapable of being cured by the Outside

Date or is not cured by the Seller within thirty (30) days of being so notified by the Purchaser; provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 7.2 not to be satisfied.
Section 9.2    Effect of Termination.
(1)    Each Party’s right of termination under this Article 9 is in addition to any other rights each Party or a Party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article 9 limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of nonfulfilment, nonobservance or nonperformance of any other condition, obligation or covenant in whole or in part.
(2)    If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, except that:
(a)    the provisions of Article 1, Section 6.3 and Article 12 will survive; and
(b)    if this Agreement is terminated by the Purchaser pursuant to Section 9.1(1)(e) or the Seller pursuant to Section 9.1(1)(d), the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired and the other Party shall remain fully liable for all Damages.
(3)    In the event this Agreement is terminated, the Seller accepts that it shall have no remedy against the Debt Financing Sources or their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives agents (for the purposes of this Section 9.2(3), the “Debt Financing Related Parties”), for any loss or damages suffered hereunder, and the Debt Financing Related Parties, shall not have any liability or obligation to the Seller relating to or arising out of, or in connection with, this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby.
Article 10
INDEMNIFICATION
Section 10.1    Survival.
(1)    Subject to Section 10.1(2), the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date, except that: (a) the Fundamental Representations and the representations and warranties set out in Section 4.1(1), Section 4.1(2), Section 4.1(2), Section 4.1(3)(a), Section 4.1(6), Section 5.1(1), Section 5.1(2), Section 5.1(3)(a) and Section 5.1(5)(a) will survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties set out in Section 3.1(19) will survive the Closing and continue in full force and effect for a period of three (3) years; and (c) the representations and warranties contained in Section 3.1(9) will survive the Closing and continue in full force and effect for a period of 60 days after the expiration of the last applicable limitation period under any Tax legislation subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for Tax with respect to any taxation period to which these matters relate cannot be issued.
(2)    The time limitation in Section 10.1(1) will not apply in respect of any claims arising out of, resulting from, related to, or involving fraud, negligence, intentional misrepresentation or wilful misconduct by the Seller or the Purchaser.
(3)    All covenants contained in this Agreement which, by their express terms, are to be performed prior to the Closing shall terminate on (and shall not survive) the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing shall terminate once such covenants are fully performed.
(4)    No Party has any obligation or liability with respect to any representation, warranty or covenant in this Agreement after the end of the applicable time period specified in Section 10.1(1) and Section 10.1(3), except for claims relating to the representations, warranties or covenants that the Party has been notified of prior to the end of the applicable time period.
Section 10.2    Indemnification in Favour of the Purchaser.
(1)    The Seller will indemnify, defend and save harmless the Purchaser and its directors, officers, employees, Affiliates, shareholders and representatives (collectively, the “Purchaser Indemnitees”) from any Damages suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(a)    any breach, default or violation or any representation or warranty of the Seller contained in this Agreement;
(b)    any failure of the Seller to perform or fulfill any covenant of the Seller contained in this Agreement;
(c)    any Excluded Asset or Excluded Obligation; and/or the Seller’s failure to discharge, perform, or fulfil any of the Excluded Obligations;
(d)    any Taxes relating to the Operations or the Purchased Assets with respect to any taxable period (or portion thereof) ending on or before the Closing;
(e)    all Damages related to the investigation, and the events, facts and circumstances giving rise to such investigation, by the Independent Electricity System Operator (Market Assessment and Compliance Division) (“MACD”) [**] (collectively, the “Ongoing MACD Investigations”) or in any similar investigations, and the events, facts and circumstances giving rise to such investigation, by MACD initiated prior to Closing regarding acts or omissions of Seller or its Affiliates with respect to the Operations that are of substantially the same nature as those alleged in the Ongoing MACD Investigations; and
(f)    any Excluded Environmental Liabilities.

Section 10.3    Indemnification in Favour of the Seller.
The Purchaser will indemnify, defend and save harmless the Seller and its directors, officers, employees, Affiliates, shareholders and representatives (collectively, the “Seller Indemnitees”) harmless from, any Damages suffered by, imposed upon or asserted against any of the Purchaser Indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to:
(1)    any breach, default or violation or any representation or warranty of the Purchaser contained in this Agreement;
(2)    any failure of the Purchaser to perform or fulfill any covenant of the Purchaser contained in this Agreement;
(3)    any Assumed Obligations or Purchased Assets and the Purchaser’s failure to discharge, perform or fulfill any of the Assumed Obligations;
(4)    any Damages referred to in Section 2.16(3); and
(5)    any Taxes relating to the Operations or the Purchased Assets with respect to any taxable period (or portion thereof) after the Closing.
For greater certainty, should any Transfer Taxes be deemed included in any amount payable under this Section 10.3, such amount shall be grossed-up accordingly in order for the Purchaser to pay to the Seller (i) the full indemnity amount provided for under this Section 10.3 and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.
Section 10.4    Limitations.
(1)    The Purchaser Indemnitees will not be entitled to recover under this Article 10 until the total of all Damages with respect to all matters exceeds the Deductible, in which event the Indemnifying Party shall only be required to pay or be liable for Damages in excess of the Deductible.
(2)    The Purchaser Indemnitees shall not be entitled to recover any Damages for any Claim (or series of Claims arising from similar events or facts) where the Damages relating to each such Claim or series of Claims are less than the Per Claim Threshold, and such Damages shall not be counted toward the Deductible.
(3)    The Purchaser Indemnitees will not be entitled to recover under this Article 10 an aggregate amount in excess of the Cap other than in respect of a breach of the Fundamental Representations which shall be capped at the Purchase Price.
(4)    The Seller Indemnitees will not be entitled to recover under this Article 10 an aggregate amount in excess of the Purchase Price.
(5)    Notwithstanding any other provisions of this Agreement:

(a)    the limitations set forth in Section 10.4(1), Section 10.4(2) and Section 10.4(3) shall not apply to any claim involving fraud, negligence, intentional misrepresentation or wilful misconduct by the Seller or the indemnitees contemplated by Section 10.2(1)(c), Section 10.2(1)(d), Section 10.2(1)(e), or Section 10.2(1)(f); and
(b)    the limitations set forth in Section 10.4(4) shall not apply to any claim involving fraud, negligence, intentional misrepresentation or wilful misconduct by the Purchaser, the Parent Guarantor or the indemnitees contemplated by Section 10.3(2) to Section 10.3(5).
Section 10.5    Notice of Claim.
(1)    Any Indemnified Party may be entitled to make a claim for indemnification (a “Claim”) under this Agreement, by written notification to the Indemnifying Party of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, as specified in Section 10.1. The Notice of Claim shall specify whether the Claim arises as a result of a Third Party Claim or a Direct Claim, and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim, the amount of the Claim and the identity of the Person making the Claim if it is a Third Party Claim.
(2)    If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 10.5(1), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the Claim or in proceeding against a third party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Section 10.5.
(3)    If the date by which a Notice of Claim must be given in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 10.5(1) the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.
Section 10.6    Direct Claims.
(1)    With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have forty-five (45) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information, books and records and access to employees as the Indemnifying Party may reasonably request in all cases except to the extent it is confidential or subject to privilege.
(2)    If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 45day period specified in Section 10.6(1). The dispute notice will describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 45day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 45day time period, the Indemnifying Party’s dispute shall be submitted to the Chief Executive Officer of each of the Indemnifying Party and the Indemnified Party, which shall conduct negotiations in good faith to resolve the dispute. If the Chief Executive Officer of each of the Indemnifying Party and the Indemnified Party fail to resolve the dispute within a 10day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 45day period specified in Section 10.6(1), the Indemnifying Party is deemed to have rejected the Direct Claim in which event the Indemnifying Party is free to pursue all rights and remedies available to it, subject to this Agreement.
Section 10.7    Procedure for Third Party Claims.
(1)    Subject to the terms of this Section 10.7, upon receiving notice of a Third Party Claim, the Indemnifying Party may, at its cost and expense, participate in the investigation and defence of the Third Party Claim or may also elect to assume the negotiation, investigation and defence of the Third Party Claim.
(2)    The Indemnifying Party may not, without the prior written consent of the Indemnified Party, assume the investigation and defence of a Third Party Claim if:
(a)    the Indemnifying Party fails to acknowledge in writing its indemnity obligation in respect of such Third Party Claim, subject to the terms and conditions of this Agreement;
(b)    the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
(c)    settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the judgment of the Indemnified Party, likely to establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Party;
(d)    the Third Party Claim is filed by a current material customer or supplier of the Operations;
(e)    the Third Party Claim seeks any injunctive or other relief and not only monetary damages; and
(f)    the named parties in any Third Party Claim include both the Indemnifying Party and the Indemnified Party and representation by the same counsel would, in the opinion of counsel to the Indemnified Party, be inappropriate (including as a result of the availability of different defences).
(3)    In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within thirty (30) days of Indemnifying Party’s receipt of notice of the Third Party Claim.

(4)    If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnifying Party will actively and diligently proceed with the defense and pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.
(5)    If the Indemnifying Party is not entitled to assume the investigation and defence of a Third Party Claim as aforesaid, does not elect to assume the investigation and defence of a Third Party Claim, or assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such investigation and defence, the Indemnified Party has the right (but not the obligation) to undertake the investigation and defence of the Third Party Claim at the Indemnifying Party’s cost and expense.
(6)    If the Indemnified Party undertakes the investigation and defence of a Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).
(7)    The Indemnifying Party will not be permitted to compromise and settle or remedy or to cause a compromise and settlement or remedy of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:
(a)    the terms of the compromise and settlement or remedy require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and not otherwise likely to prejudice or create precedent adverse to the Indemnified Party;
(b)    the terms of the compromise and settlement do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim; and
(c)    the Indemnified Party receives, as part of the compromise and settlement or remedy, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.
(8)    The Indemnified Party and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related Proceedings. If the Indemnifying Party or Indemnified Party assumes the investigation and defence of a Third Party Claim, the other Party will act in such manner as not to interfere with the investigation and defence of the Third Party Claim. The Indemnified Party and the Indemnifying Party shall each make available, on a timely basis, those employees whose assistance, testimony or presence is reasonably necessary to assist in investigating and defending the Third Party Claim. The Indemnified Party and the Indemnifying Party shall each, at the request and expense of the Indemnifying Party, make available, on a timely basis all documents, records and other materials in the possession, control or power, reasonably required solely for defending any Third Party Claim subject at all times to applicable confidentiality or privilege. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.
Section 10.8    Manner of Payment.
Subject to, and in accordance with, the provisions of this Article 10, any indemnification of the Indemnified Party pursuant to this Article 10 shall be delivered by the Indemnifying Party to the applicable Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within ten (10) days after the final, non-appealable determination thereof.
Section 10.9    Exclusion of Other Remedies.
Except as provided in this Section 10.9 and in Section 2.9 or in the case of gross negligence, intentional misrepresentation or wilful misconduct, the indemnities provided in Section 10.2 and Section 10.3 constitute the only remedy of the Purchaser, on the one hand, or the Seller, on the other hand, against a Party in the event of any breach of a representation or warranty of such Party contained in this Agreement. The Parties may exercise their right to payment of an adjustment in Section 2.9 and their rights of termination in Section 9.1. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in Damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security), provided that in no event shall the Seller be entitled to seek the remedy of specific performance against any Debt Financing Sources (which shall not limit any remedies of the Purchaser pursuant to the Debt Commitment Letter). The Purchaser and the Seller expressly waive and renounce any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party. The provisions in this Agreement relating to indemnification, and the limits imposed on the remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder. No Party may avoid the limitations on liability set forth in this Article 10 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.
Section 10.10    Duty to Mitigate.
Nothing in this Agreement in any way restricts or limits the general obligation pursuant to applicable Laws of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery any, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall, at the expense of the Indemnifying Party, take all appropriate and commercially reasonable steps to enforce such recovery, settlement or payment and the amount of any

Damages of the Indemnified Party shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party (net of any deductible or other costs or expenses of recovery including Taxes and any actual increase in insurance premiums as a result of such Claim). Any Claim shall also be reduced by any Tax benefit actually realized by the Indemnified Party on account of such Damages in the taxable periods beginning on or prior to the first anniversary of the first day of the taxable period such Damages were incurred. If the Indemnified Party receives a Tax benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party, the amount of such Tax benefit at such time or times as and to the extent that such Tax benefit is realized by the Indemnified Party, less all costs, fees and expenses (including Taxes) incurred in seeking and collecting such recovery and realization.
Section 10.11    One Recovery.
(1)    Any Indemnified Party is not entitled to double recovery for any Claim even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.
(2)    Any amount required to be paid by an Indemnifying Party to an Indemnified Party under this Article 10 shall bear interest at an annual rate equal to the Bank of Canada’s Target Overnight Rate plus 600 basis points accruing on a daily basis from the date on which a demand for payment is made until payment in full.
Section 10.12    Adjustments to Purchase Price.
Any payment made to the Purchaser Indemnitees under this Article 10 is a dollar-for-dollar decrease in the Purchase Price. Any payment made to the Seller Indemnitees under this Article 10 is a dollarfordollar increase in the Purchase Price.
Section 10.13    Guarantee by Parent Guarantor
(1)    The Parent Guarantor shall cause the Purchaser to timely perform and fulfill its obligations under this Agreement and hereby irrevocably guarantees the full, complete and timely performance by the Purchaser of each and every obligation of the Purchaser under this Agreement, including the payment of all present and future amounts. If any default shall be made by the Purchaser in the performance of any such obligations, then the Parent Guarantor shall perform or cause to be performed such obligation promptly following notice from the Seller specifying the default. The Seller may proceed to enforce its rights against the Parent Guarantor from time to time contemporaneously with or after any enforcement against the Purchaser. This guarantee is absolute and unconditional and the Parent Guarantor waives any and all defenses specifically available only to a guarantor other than performance in full by the Purchaser. The guarantee set forth in this Section 10.13 is a guarantee of payment and not merely of collection and shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all obligations of the Purchaser under this Agreement.
(2)    The liabilities and obligations of the Parent Guarantor under this Section 10.13 are subject to the terms of this Agreement and shall not exceed any liability or obligation of the Purchaser to the Seller under this Agreement. The Parent Guarantor is entitled to all rights, privileges and defences available to the Purchaser with respect to any obligation or liability, including all provisions of this Agreement relating to limitation of liability and the resolution of disputes.
Article 11
POSTCLOSING COVENANTS AND OTHER MATTERS
Section 11.1    Employees.
(1)    The Purchaser, subject to Closing:
(a)    will, effective on and after the Closing Date, employ:
(i)    all Non-Unionized Employees employed by the Seller on the close of business on the date immediately preceding the Closing Date, on substantially the same terms and conditions of employment in the aggregate as are in effect on the date hereof, including without limitation, recognizing length of service with the Seller and any predecessors of the Operations for all purposes, except for benefit accrual under the Purchaser’s benefit plans; and
(ii)    all Unionized Employees employed by the Seller on the close of business on the date immediately preceding the Closing Date
(collectively, the “Transferred Employees”); and
(b)    will be the successor to the Seller under the Collective Bargaining Agreements pursuant to the provisions of applicable labour legislation and on and after the Closing Date will be bound by and observe all of the terms, conditions, rights and obligations of the Seller under the Collective Bargaining Agreements to the extent that they apply to the Unionized Employees.
(2)    For greater certainty, the Employees listed in Section 11.1 of the Disclosure Letter shall continue their employment with the Seller and shall not be transferred to the Purchaser under the terms herein (the “Excluded Employees”). The Seller will be responsible for and will discharge all obligations and liabilities regarding the conditions of employment of the Excluded Employees and will indemnify the Purchaser in case of administrative or legal proceedings, claim or complaint filed by an Excluded Employee involving the Purchaser.
(3)    The Seller will be responsible for and will discharge all obligations and liabilities for wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or Claims, including vacation pay and short-term incentive plan payments, accrued up to the close of business on the date immediately preceding the Closing Date in respect of all Transferred Employees, provided that, for greater certainty:
(a)    all obligations and liabilities of the Seller for severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal shall only relate to Employees whose employment was terminated prior to the Closing Date or to Employees who file claims for alleged events which occurred prior to the Closing Date; and
(b)    the Purchaser assumes and will discharge all such obligations and liabilities accruing after the close of business on the day immediately preceding the Closing Date (including all such obligations and liabilities resulting from the transactions contemplated by this Agreement) in respect of all Transferred Employees.
(4)    All items in respect of Transferred Employees that require adjustment including premiums for unemployment insurance, Canada Pension Plan, Quebec Pension Plan, Quebec Parental Insurance Plan, employer health tax, applicable statutory hospitalization insurance, workers’ compensation assessments, accrued wages, salaries and commissions and employee benefit plan payments or any statutory payments or taxes will be appropriately adjusted to the close of business on the day immediately preceding the Closing Date.
Section 11.2    Pension Plans and Other Benefit Plans.
(1)    Except as may be specifically provided herein, the Purchaser shall not assume any liability or obligation with respect to any Seller Benefit Plans that are not Assumed Benefit Plans (the “Excluded Benefit Plans”).
(2)    Effective as of the Closing Date, and subject to any third party consents or waivers and other regulatory approvals necessary to permit the transfer or assignment, the Seller shall transfer or assign and the Purchaser shall assume all of the rights, responsibilities, duties, obligations and liabilities of the Seller with respect to (i) the Retirement Plan for Organized Employees of Tembec Enterprises Inc.- Kapuskasing Operations (Reg. No. 0342352), (ii) the Régime de rentes pour les employés de Tembec Industries Inc. (Taschereau et employés de bureau de La Sarre (Retraite Québec no. 30723 – CRA no. 969535) and (iii) Régime de retraite des employés syndiqués de Tembec Industries Inc. – Division La Sarre N (operations forestières, garage, sciage et rabotage) ( Retraite Québec no. 30729 – CRA no. 691865) (collectively, the “Assumed Benefit Plans”). Upon obtaining the required consent, waiver and approvals of such transfer or assignment and assumption, the Purchaser shall become the successor sponsor or policyholder, as applicable, of the Assumed Benefit Plans. In order to effect such assignment and assumption, the Seller and the Purchaser shall take such steps, prepare and execute such documents and seek such approvals of the appropriate regulatory authorities as may be necessary or desirable, including the execution of the Pension Plan Assignment and Assumption Agreement, attached hereto as Exhibit F. The Purchaser shall enter into new agreements as necessary to allow the efficient transfer or assignment and assumption of the Assumed Benefit Plans. Upon the completion of the transfer or assignment of the Assumed Benefit Plans to the Purchaser, and except as otherwise provided herein, the Seller shall no longer be responsible for the pension benefits accrued by the Employees and the former employees under the Assumed Benefit Plans in accordance with the terms of such Assumed Benefit Plans, the Collective Bargaining Agreements and applicable Laws. Each of the Seller and Purchaser shall be solely responsible for its respective expenses attributable to the assignment of the rights, duties, obligations and liabilities under the Assumed Benefit

Plans to the Purchaser. The Seller shall also collaborate with the Purchaser with regard to the administration of the Assumed Benefit Plans, pending their intended transfer, if it does not occur as of the Closing Date, including, among others, with respect to the replacement of any member of the pension committee for such plan. For the avoidance of doubt, and subject to any necessary pension plan committee consents, the Seller shall also collaborate with the Purchaser to allow the Purchaser to establish its own investment structure for the Assumed Benefit Plans.
(3)    The Seller shall provide, prior to Closing, all true, complete and correct data, records and correspondence in its possession that is necessary or useful to administer the Assumed Benefit Plans, in a form which is sufficient for the proper administration of any such Assumed Benefit Plan in accordance with their terms and all applicable Laws. Prior to Closing, the Purchaser shall have the right to reasonably request, and shall be provided with, all data, records or other information that is reasonably necessary or useful to allow the Purchaser to establish its own Benefit Plans.
(4)    For greater certainty, it is acknowledged that the Purchaser shall assume and by fully responsible for all liabilities and obligations with respect to the following: (i) the Ontario Bridge Benefit Plan, (ii) all post-retirement benefits and post-employment benefits of the Unionized Employees and retirees of the Operations as provided for in the relevant Collective Bargaining Agreements and the Non-Unionized Employees and retirees of the Operations, and (iii) the DC SERP Benefits.
(5)    For greater certainty, the Purchaser shall be responsible only for the following claims or benefit payments with respect to group insurance benefits of the Transferred Employees:
(a)    with respect to death or dismemberment claims, those in respect of which the event occurred after the Closing Date;
(b)    with respect to health claims, those in respect of which the services were provided or the supplies were purchased after the Closing Date; and
(c)    with respect to short term and/or long term disability claims, for those claims resulting from events that occurred after the Closing Date.
Section 11.3    Pension Plan Arrangements.
(1)    Subject to applicable Law and the requirements for any third party consents, for the purposes of facilitating the assignment and assumption of the Retirement Plan for Organized Employees of Tembec Enterprises Inc.- Kapuskasing Operations, the Seller shall cause a written notice to be issued to the Custodial Trustee prior to the Closing Date seeking the segregation and transfer of those underlying assets owned by, or attributed to, the Retirement Plan for Organized Employees of Tembec Enterprises Inc.- Kapuskasing Operations to the terms of the Master Trust Agreements. Such proportionate share of the underlying assets of the funds established pursuant to the Master Trust Agreements, shall, no earlier than the Closing Date, be segregated in favour of the Organized Employees of Tembec Enterprises Inc.- Kapuskasing Operations and shall be transferred to the pension fund of the Organized Employees of Tembec Enterprises Inc.-Kapuskasing Operations.

(2)    Any costs and expenses attributable to the segregation and transfer of the underlying assets of the funds established pursuant to the Master Trust Agreements shall be shared equally by the Seller and Purchaser. During the period from the execution of the Agreement up to and including the Closing Date, the Seller shall ensure that no notice of redemption is issued by any Person in respect of the Master Trust Agreements, other than consistent with past practice, and that the assets of the Master Trust Agreements are invested consistent with past practice.
(3)    The Parties agree that the value of the assets to be segregated and transferred from the funds established pursuant to the Master Trust Agreements to the pension fund of the Retirement Plan for Organized Employees of Tembec Enterprises Inc. – Kapuskasing Operations shall include the return obtained by the relevant investment or investment structure up to the date of the transfer of the relevant assets.
Section 11.4    Access to Purchaser Books and Records.
For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Laws, the Purchaser shall retain all original Books and Records relating to the Operations for the period prior to the Closing Date. So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Seller shall have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser and its Subsidiaries. The Purchaser shall have the right to have its representatives present during any such inspection. The Purchaser agrees to provide timely access to the Books and Records, financial statements, and any other resources and personnel of the Purchaser to the Seller upon the reasonable request of the Seller for purposes of complying with any applicable tax, financial reporting, regulatory requirements or any other proper purpose.
Section 11.5    Access to Seller Books and Records.
(1)    As regards written or electronic documents other than those transferred to the Purchaser as Books and Records, the Purchaser shall be entitled to request additional written or electronic records by specifying them in a written request made to the Seller within one (1) year from the Closing Date if and to the extent the request involves documents fulfilling the following criteria:
(a)    the documents are identified by the Purchaser with such accuracy that the Seller can reasonably identify and search for such documents;
(b)    the documents contain information which was used for the Operations before Closing and is necessary to conduct the Operations in the Ordinary Course after Closing;
(c)    the documents do not contain information subject to confidentiality obligations owed to any third parties or, alternatively, such information can be reasonably redacted from the documents; and

(d)    the documents do not contain sensitive information about any operations of the Seller other than the Operations or, alternatively, such information can be reasonably redacted from the documents,
Section 11.6    Duties.
(1)    The Purchaser shall cause any and all Duties refunds (including any credits for Duties received in lieu of a refund) received by or for the benefit of the Purchaser or any of its Subsidiaries, net of any reasonable expenses that the Purchaser or any of its Subsidiaries incur with respect to such refund and related interest, to be immediately paid to the Seller to the extent that such Duties refund relate to Duties that were paid by the Seller or for which the Seller was liable before the Closing. The Purchaser and any of its Subsidiaries shall, if the Seller so request, (i) reasonably cooperate with the Seller in filing any documentation or taking any steps, as may be necessary to obtain any Duties refunds to which the Seller is entitled or may be entitled under this Section 11.6(1), including but not limited to the filing of any customs adjustment form or request for refund as necessary, and (ii) provide to the Seller any information on or document relating to the progress made in respect of, or the status of, any Duties refunds. For greater certainty, the Purchaser and any of its Subsidiaries shall use all commercially reasonable efforts to obtain any Duties refund to which the Seller is entitled or may be entitled under this Section 11.6(1).
(2)    The Seller shall cause any Duties payable by the Purchaser and any of its Subsidiaries to the U.S. Customs and Border Protection, the Canada Border Services Agency or other foreign customs authority, in addition to any reasonable expenses that the Purchaser or any of its Subsidiaries incur with respect to such payment and related interest, to be immediately paid to the Purchaser to the extent that such Duties relate to Duties that should have been paid by the Seller before the Closing. The Seller shall not pay any amount in respect of such Duties as a result of an adjustment filed following the Closing unless the Seller, acting commercially reasonably, agrees that an error was made in the original declaration. The Purchaser and any of its Subsidiaries shall (i) provide the Seller with prior notice of its intent to make any adjustments to a customs declaration that may result in additional duties owing prior to making such an adjustment and allow the Seller an opportunity to comment or dispute the adjustment for any shipments subject to Section 11.6(2) and (ii) provide to the Seller any information on or document relating to the progress made in respect of, or the status of, any Duties payable.
Section 11.7    Insurance Policies.
From the Closing Date, the Purchaser shall maintain for itself and any of its Subsidiaries insurance policies in full force and effect and in good standing and in amounts and in respect of such risks as are normal and usual for companies engaged in similar businesses and subject to the same or similar perils or hazards.
Section 11.8    Further Assurances.
From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Assets to the Purchaser and carry out the intent of this Agreement.
Article 12
MISCELLANEOUS
Section 12.1    Notices.
Any notice, request for consent, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement must be in writing (regardless of the fact that a specific provision of this Agreement specifies or fails to specify that a particular notice will be in writing), sent by personal delivery, courier, facsimile or electronic mail addressed:
(1)    to the Seller at:
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
United States of America
Attention:        Chief Financial Officer
with a copy to:        General Counsel
with a copy to:
McCarthy Tétrault LLP
1000, De La Gauchetière Street West
Suite 2500
Montréal, Québec H3B 0A2
Attention:    Clemens Mayr and Chrystelle Chevalier-Gagnon
Email:        cmayr@mccarthy.ca and cchevaliergagnon@mccarthy.ca
(2)    to the Purchaser or the Parent Guarantor at:
GreenFirst Forest Products Inc.
1800 - 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3
Attention:    Chief Financial Officer
with a copy to:
Norton Rose Fulbright Canada LLP
Suite 3000
222 Bay St Suite 3000,
Toronto, Ontario M5K 1E7

Attention: Walied Soliman and Trevor Zeyl
Email: wailed.soliman@nortonrosefulbright.com and trevor.zeyl@nortonrosefulbright.com
A Notice is deemed to be delivered and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.
Section 12.2    Time of the Essence.
Time is of the essence in this Agreement.
Section 12.3    Announcements and Public Communications.
(1)    Immediately after the execution of this Agreement, the Parent Guarantor shall issue a public announcement, announcing the entering into of this Agreement, which announcement shall address all matters required by TSXV policies and shall be in form and substance acceptable to each Party, each acting in a commercially reasonable manner.
(2)    A Party who wishes to make a release, public announcement or publicity with respect to the transactions contemplated in this Agreement shall obtain approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld; provided, however, that to the extent the disclosure is required by Law or by a recognized securities exchange, the disclosing Party shall give prior notice to the other Party and a reasonable opportunity for the other Party to review or comment on the disclosure. Notwithstanding the foregoing, the disclosing party shall have the right to make the announcement or statement without the consent of the other Party if, after consultation, or attempted consultation, with the other Party, the disclosing party has been advised by its legal counsel that the information must be disclosed under applicable law or that changes to the proposed disclosure suggested by any other Party would make the disclosure misleading or otherwise not responsive to applicable law.
(3)    The Parties consent to, and nothing in this Section 12.3 or elsewhere in this Agreement shall prohibit, the use and disclosure by the Seller or its Affiliates of information with respect to the Operations, the Purchased Assets or the transactions contemplated in this Agreement necessary to comply with disclosure obligations under applicable Canadian and U.S. securities law and rules of the New York Stock Exchange, including the public filing of this Agreement on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com or on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system at www.sec.gov.

Section 12.4    Third Party Beneficiaries.
Except as otherwise provided in Section 10.2, Section 10.3 and Section 12.14, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties; provided that, notwithstanding the foregoing, each Debt Financing Sources is an express third party beneficiary of Section 6.6, Section 6.7, Section 10.9, Section 12.6, Section 12.7, Section 12.3(3) and this Section 12.4. Except for the Indemnified Party and (to the extent set forth in the immediately preceding sentence) the Debt Financing Sources, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.
Section 12.5    Expenses.
(1)    Except as otherwise expressly provided herein or otherwise agreed by the Parties, the Purchaser will pay for its own costs and expenses and the Seller will pay for its own costs and expenses which are, in each case, incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by them including the fees and expenses of legal counsel, investment advisors and accountants.
(2)    Notwithstanding Section 12.5(1), the Purchaser will, up to a maximum amount of US$500,000, reimburse the Seller on the Closing Date for all reasonable and documented third party costs and expenses incurred by the Seller primarily in connection with (a) the preparation of the Carve-out Financial Statements, (b) any assistance of the Seller and its advisors pursuant to Section 6.6, and (c) any work or assistance of the Seller and its advisors to obtain the consents, approval and authorizations as are required to be obtained from the TSXV in connection with the transactions contemplated herein provided that, any expenses of the Seller’s legal counsel shall be billed separately from any legal fees incurred in connection with the negotiation and preparation of this Agreement or other matters undertaken in furtherance of the transactions contemplated hereby (such amount to be reimbursed, the “Reimbursement Amount”). For greater certainty, (a) should any Transfer Taxes be applicable to the Reimbursement Amount, the Purchaser shall be liable for and shall pay any such Transfer Taxes and (b) should any Transfer Taxes be deemed included in the Reimbursement Amount under applicable Law, the Reimbursement Amount shall be grossed-up accordingly in order for the Purchaser to pay to the Seller (i) the net Reimbursement Amount and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.
Section 12.6    Amendments.
This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties; provided that, Section 6.6, Section 6.7, Section 10.9, Section 12.4, Section 12.7, Section 12.3(3) and this Section 12.6 (and in each case any related definitions to the extent a modification of such definitions would modify the substance of any of the foregoing provisions) may not be amended, supplemented or otherwise modified in a manner that is adverse in any material respect to the Debt Financing Source, without the prior written consent of the Debt Financing Source.
Section 12.7    Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver; provided that, Section 6.6, Section 6.7, Section 10.9, Section 12.4, Section 12.6, Section 12.3(3) and this Section 12.7 (and in each case any related definitions to the extent a waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be waived in a manner that is adverse in any material respect to the Debt Financing Sources, without the prior written consent of the Debt Financing Sources. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 12.8    NonMerger.
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing as provided herein.
Section 12.9    Entire Agreement.
This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 12.10    Successors and Assigns.
(1)    This Agreement becomes effective only when executed by all of the Parties. After that time, it will be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.
(2)    Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, (x) the Seller shall not assign or transfer any of its rights under this Agreement, whether before or after Closing, to any Person that is a non-resident of Canada and (y) the Purchaser will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement from and after the consummation of the Closing on the Closing Date to the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing.

Section 12.11    Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.
Section 12.12    Governing Law; Waiver of Jury Trial.
(1)    This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
(2)    Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.
(3)    Notwithstanding anything in this Section 12.12 to the contrary, if, despite the waivers set forth in Section 6.6(2), any Proceeding is brought against the Debt Financing Sources, such Proceeding will be governed by and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law to the extent that application of the law of another jurisdiction would be required thereby, and each of the Parties agrees that it will not bring or support any such Proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Debt Commitment Letter or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Debt Commitment Letter, the Debt Financing or the actions of the Debt Financing Sources in the negotiation, performance or enforcement thereof.
Section 12.13    Counterparts.
This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 12.14    Legal Representation.
In any proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, the Purchaser agrees in connection with such proceeding (a) to waive any right the Purchaser may have to assert the attorney-client privilege against Seller Counsel or the Seller or any of their Affiliates with respect to any communication or information contained in Seller Counsel’s possession or files without the prior written consent of the Seller and (b) to consent to the representation of the Seller and its Affiliates by Seller Counsel, notwithstanding that Seller Counsel has or may have represented the Seller or any of its Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to Seller Counsel representing the Seller against the Purchaser or its Subsidiaries in litigation, arbitration or mediation in connection with this Agreement or the transactions contemplated by this Agreement. In addition, all communications exclusively between the Seller, on the one hand, and Seller Counsel, on the other hand, related to this sale of the Purchased Assets, this Agreement or the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (the “Seller Pre-Closing Communications”). Accordingly, the Purchaser shall not have access to any such Seller Pre-Closing Communications or to the files of Seller Counsel relating to such engagement from and after the Closing, and all books, records and other materials in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement. From and after the Closing, the Purchaser and its Affiliates shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Purchaser, its Affiliates and representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. Without limiting the generality of the foregoing, from and after the Closing, the Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Purchaser and its Affiliates shall be a holder thereof. As to Seller Pre-Closing Communications, the Purchaser and the Seller, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties after the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 12.14, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 12.14 is for the benefit of the Seller and Seller Counsel and Seller Counsel is the intended third party beneficiary of this Section 12.14. This Section 12.14 shall be irrevocable, and no term of this Section 12.14 may be amended, waived or modified, without the prior written consent of the Seller and Seller Counsel. The covenants and obligations set forth in this Section 12.14 shall survive for ten (10) years following the Closing Date.
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IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement.
PURCHASER:

9437-6001 QUÉBEC INC.
By:	(signed) “Larry Swets”
Authorized Signatory
By:	(signed) “Michael Liggett”
Authorized Signatory

PARENT GUARANTOR:

GREENFIRST FOREST PRODUCTS INC.
By:	(signed) “Paul Rivett”
Authorized Signatory
By:	(signed) “Rick Doman”
Authorized Signatory
SELLER:

RAYONIER A.M. CANADA G.P., herein represented by its managing partner, RAYONIER A.M. CANADA INDUSTRIES INC.
By:	(signed) “Patrick Lebel”
Vice President and Secretary

RAYONIER A.M. CANADA INDUSTRIES INC.
By:	(signed) “Patrick Lebel”
Vice President and Secretary

EXHIBIT A
CHIPS AND RESIDUAL FIBRE PURCHASE AGREEMENT
THIS AGREEMENT is dated the ● day of April, 2021 (the “Agreement”).
BETWEEN:    RAYONIER A.M. CANADA G.P., a general partnership formed under the laws of the Province of Québec, having a place of business at 100-4 Place Ville-Marie, Montréal (Québec) H3B 2E7;
    (hereinafter referred to as the “Purchaser”)

AND:    9437-6001 QUEBEC INC., a corporation incorporated pursuant to the laws of Québec, having a place of business at 1 Place Ville-Marie, Suite 2500, Montreal (Quebec) H3B 1R1;
    (hereinafter referred to as the “Seller”)
    (hereinafter referred to individually as a “party” and collectively as the “parties”)
WHEREAS the Seller, as purchaser, GreenFirst Forest Products Inc. (“GreenFirst”), as parent guarantor, and Rayonier A.M. Canada Industries Inc. and the Purchaser, as sellers, entered into an asset purchase agreement dated as of April ●, 2021 (the “Purchase Agreement”);
WHEREAS pursuant to the Purchase Agreement, the Seller has agreed to sell and the Purchaser has agreed to purchase Chips (as defined below) and Residual Fibre (as defined below), as more fully set out and subject to the terms and conditions of this Agreement;
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto covenant and agree as follows:
1.    DEFINITIONS
1.1    As used in this Agreement, the following terms have the following meaning:
“Additional Samples” has the meaning specified in Section 7.3.1.
“Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” has the meaning specified in the recitals.
“Applicable Region” has the meaning specified in Section 9.2.2.
“BDMT” means the green weight, in tonnes, of Chips or Residual Fibre less the weight of any water in such tonnage, all as determined by taking a representative sample of the wood fibre in accordance with Section 7, weighing it green, drying it in an oven at approximately 100C until the moisture is removed and then dividing the bone-dry weight of the sample by the green weight and multiplying the resulting ratio by the total green weight of the tonnage.
“Béarn Mill” means Seller’s mill located at 67 rue Principale Sud or Route 391, Béarn, Québec, J0Z 1G0.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montreal, Québec or Toronto, Ontario (Canada).
“Business Manager” has the meaning specified in Section 10.2.

“Chapleau Mill” means Seller’s mill located at 175 Planer Road, Chapleau, Ontario, P0M 1K0.
“Chips” means the wood chips manufactured by the Seller at the Seller’s Mills other than whole log chips.
“Cochrane Mill” means Seller’s mill located at 70-17th Avenue P.O. Box 1059 Cochrane, Ontario, P0L 1C0.
“Committed Chips Volume” means the aggregate of: [**].
“Committed Residual Fibre Volume” means [**].
“Committed Volumes” means collectively, each of (a) the Committed Chips Volume for a Contract Year and (b) the Committed Residual Fibre Volume for a Contract Year.
“Confidential Information” means all information disclosed by or on behalf of Disclosing Party to the Recipient in connection with or relating to this Agreement, whether tangible or intangible, and in whatever form or medium, unless such information (a) was in the possession of the Recipient at the time of such disclosure and was not subject to any other confidentiality obligations owing by the Recipient to the Disclosing Party, (b) was already known to the general public, (c) subsequently became known to the general public through no fault or omission on the part of the receiving party, or (d) was obtained from a bona fide third party source having the right to disclose such information to the Recipient. The specific terms and conditions of this Agreement shall be deemed to be Confidential Information of both parties hereto.
“Contamination” means any material that may adversely affect the quality, process or equipment or any other processing or manufacturing equipment used by the Purchaser in the manufacture of pulp or its customers in the manufacture of their end products, and includes loose sawdust, dirt, grit, soot, cinders, fly ash, burned wood, rocks, treated wood, plastic, rubber, paint, metal, nylon polypropylene, glue, petroleum products, chlorophenols, dioxins, furans and precursors of dioxins and furans and any other foreign materials.
“Contract Year” means a full year of the Term beginning on every January 1 and ending on every December 31.
“Delivery” has the meaning specified in Section 6.3.
“Delivery Schedule” has the meaning specified in Section 6.2.
“Destination” has the meaning specified in Schedule A.
“Disclosing Party” means any party to this Agreement that discloses Confidential Information.
“Dispute” has the meaning specified in Section 10.1.
“Divested Mill” has the meaning specified in Section 15.3.
“Event of Default” has the meaning specified in Section 13.1.
“Force Majeure” has the meaning specified in Section 11.1.

“FSC” has the meaning specified in Section 5.
“GMT” means the weight in green metric tonnes of the bark forming part of the Residual Fibre calculated in accordance with Section 8.
“GreenFirst” has the meaning specified in the recitals.
“Group Vice-President” has the meaning specified in Section 10.2.
“HST” means Harmonized Sales Tax.
“Initial Contract Year” means the period starting on the date this Agreement was executed and ending on December 31 of the year this Agreement was executed.
“Initial Term” has the meaning specified in Section 2.
“Initiator” has the meaning specified in Section 10.3.
“Kapuskasing Chip Volume” means the volume of Chips, measured in BDMT, produced by the Cochrane Mill during a Contract Year that the Seller designates, acting reasonably and only for use at the Kapuskasing newsprint mill, on or before November 1 of the previous Contract Year as being destined for the Kapuskasing newsprint mill.
“La Sarre Mill” means Seller’s mill located at 495 Highway 111 West, La Sarre, Québec, J07 2X6.
“Losses” means all claims, liabilities, losses, damages, costs and expenses (including all costs of investigation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement but excluding all consequential, special and indirect losses, loss of sales or profit and loss of opportunity).
“Origin” has the meaning specified in Schedule A.
“PEFC” has the meaning specified in Section 5.
“Person” includes an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization.
“Price” has the meaning specified in Section 9.1.
“Price Arbitrator” has the meaning specified in Section 10.8.
“Purchase Agreement” has the meaning specified in the recitals.
“Purchaser” has the meaning specified in the recitals.
“Purchaser’s Mill” means the pulp and paper mill in or about Témiscaming, Québec.
“Recipient” means any party to this Agreement that receives Confidential Information.
“Renewed Term” has the meaning specified in Section 2.

“Representative” will include any employee, officer, director, shareholder or other agent or representative of the party.
“Residual Fibre” means Wood Bark and shavings.
“Second Level Dispute Resolution” has the meaning specified in Section 10.2.
“Second Level Recipients” has the meaning specified in Section 10.2.
“Seller” has the meaning specified in the recitals.
“Seller’s Mills” means collectively, the Béarn Mill, the Chapleau Mill, the Cochrane Mill and the La Sarre Mill, and any capital improvements, expansions or additions to such facilities, so long as such lumber mills and facilities are owned and operated by the Seller or its Affiliates.
“Specifications” means the Chip specifications set out in Schedule B, as may be amended from time to time in accordance with Section 3.
“Supply Notice” has the meaning specified in Section 4.5.
“Suspended Period” has the meaning specified in Section 11.7.
“Term” means collectively the Initial Term and any Renewed Term.
“Termination Notice” has the meaning specified in Section 12.1.4.
“Wood Bark” means wood bark and other fibre that meets the Bark Specifications set out in Schedule B, as may be amended from time to time in accordance with Section 3.
2.    TERM
This Agreement shall have an initial term from the date of this Agreement and ending on December 31, 2040 (“Initial Term”), except if terminated earlier in accordance with the provisions of this Agreement. Unless one party sends the other party a notice stating its intention not to renew this Agreement at least two (2) years before the end of the Initial Term, this Agreement shall continue until such time as it is terminated pursuant to Section 12 hereof (the “Renewed Term”).
3.    SPECIFICATIONS OF THE CHIPS and residual fibre
The Chips delivered to the Purchaser during the Term must comply with the Specifications and shall be free of any Contamination. The Residual Fibre to be delivered to the Purchaser during the Term shall be free of any Contamination. The Purchaser represents to the Seller that the Chips produced by the Seller’s Mills in the two years immediately preceding the date of this Agreement were in material compliance with the Specifications. If the Purchaser wishes to vary any or all of the Specifications from time to time after the date of this Agreement as it determines advisable or necessary to meet its production requirements, the Purchaser will deliver to the Seller notice of such required variation whereupon the Seller will use commercially reasonable efforts, to make such changes to ensure that it produces Chips or Residual Fibre meet the revised Specifications within a reasonable time so long as all such additional operating and capital expenditures incurred to meet such revised Specifications are the sole responsibility and cost of the Purchaser.

4.    VOLUME OF CHIPS and Residual Fibre
4.1    Obligation to Purchase and to Sell. Except in case of a Force Majeure event, each Contract Year, the Purchaser shall purchase from the Seller, and the Seller shall sell to the Purchaser, the Committed Volumes.
4.2    Commitment to Use Reasonable Efforts. The Purchaser represents to the Seller that the following reflects in all material respects the historical productions at the Seller’s Mills:
4.2.1    [**] of Chips at the Béarn Mill;
4.2.2    [**] of Chips at the Chapleau Mill;
4.2.3    [**] of Chips (less the Kapuskasing Chip Volume) at the Cochrane Mill; and
4.2.4    [**] of Chips at the La Sarre Mill.
4.3    If, in any Contract Year and for reasons other than a Force Majeure event, the Seller anticipates that it will not produce Chips in the aggregate quantity and from the Seller’s Mills set out above in Section 4.2, the Seller shall promptly inform the Purchaser and shall use all commercially reasonable efforts to find alternate sources of wood chips in order to supply to the Purchaser a total of at least [**] of wood chips (less the aggregate of (a) the Kapuskasing Chip Volume and (b) the above noted volumes for those Seller’s Mills that have been permanently closed or sold) per Contract Year. The Seller shall submit a written notice setting out the proposed alternate plan for the supply of wood chips to the Purchaser during such occurrence or such Contract Year, as applicable, which notice shall indicate the provenance of the wood chips (from the Seller’s Mills, its other mills or from third parties) and the costs of the wood chips. The Purchaser acknowledges that any wood chips set out in the alternate plan will not be considered substituted wood chips under Section 4.10. The Purchaser will decide, in its absolute discretion, whether it will agree in whole or in part to the proposed alternate plan for the supply of wood chips. If the Purchaser rejects the proposed alternative plan in whole or in part, the Seller has no further obligation to find alternative sources to supply wood chips to replace the shortfall addressed in the alternate plan for this occurrence or during such Contract Year, as applicable. The Purchaser shall also use all commercially reasonable efforts to find alternate sources of wood chips in order to fulfil its needs during such occurrence or such Contract Year, as applicable.
4.4    Notwithstanding Section 4.3, if the Seller is not able to supply a total of at least [**] of wood chips (less the aggregate of (i) the Kapuskasing Chip Volume and (ii) the above noted volumes for those Seller’s Mills that have been permanently closed or sold) to the Purchaser during a Contract Year, the Purchaser can request that the Seller produce whole log chips at the Seller’s Mills, where permitted, to account for the shortfall of Chips. The price for the whole log chips will be based on a full cost recovery to the Seller and will take into account any capital expenditures (but only if such capital expenditures is required to produce the whole log chips and subject to the prior written approval of the Purchaser) and an appropriate overhead allocation.
4.5    Anticipated Annual Volume. Not later than 30 days before the beginning of each Contract Year, the Seller will provide to the Purchaser a schedule (a “Supply Notice”) of the anticipated volume or weight, as the case may be, including an estimate of species, by location for Chips and Residual Fibre to be produced in each month of the Contract Year.

4.6    Notice of Supply Change. Not later than 10 Business Days prior to the beginning of a calendar quarter within any particular Contract Year, the Seller will deliver a notice to the Purchaser in the form of the Supply Notice setting out anticipated amounts of the Chips and Residual Fibre to be produced and sold for each of the remaining quarters in that Contract Year and the Supply Notice is thereby amended for the balance of the Contract Year.
4.7    Regular Meetings. Each party hereto will designate a representative for the purposes of administering this Agreement and such representatives will meet at least monthly (or less frequently if the parties agree) to review any and all variations and deviations from the Supply Notice, as amended from time to time, and to provide on a timely basis amount, pricing and other information to assist the other in administering this Agreement.
4.8    Location of Meetings and Costs. All meetings with respect to this Section 4 shall take place, unless the parties hereto otherwise agree, either in Montreal or Toronto, on an alternating basis. Each party shall bear their own costs and expenses incurred in connection with their respective activities under this Section 4.
4.9    Right to Direct Chips. The Seller acknowledges that the Purchaser may at any time and from time to time direct all or a portion of the Chips purchased by the Purchaser under this Agreement to a third party; provided that any additional costs or expenses of the Seller arising as a consequence of such direction will be assumed and paid for by the Purchaser.
4.10    Right to Substitute Chips. At any time and from time to time, despite the provisions of Sections 4.1 and 4.9, the Seller will have the right to substitute for Chips sold hereunder an equivalent volume of wood chips produced by other facilities or other Persons and the terms and conditions of this Agreement including price, Specifications and delivery terms will apply as if the substituted wood chips were Chips, except that if the freight and shipping costs of delivering such substituted chips to the Purchaser’s Mill are more than the freight and shipping costs of delivering the Chips from the Seller’s Mills to the Purchaser’s Mill, then the Seller will pay the Purchaser the amount of the difference in such costs (in cash or by set off, as agreed with the Purchaser).
5.    FOREST STEWARDSHIP COUNCIL DESIGNATION
The Seller acknowledges that, as of the date of this Agreement, its operations have been certified for Forest Stewardship Council (“FSC”) and/or Program for the Endorsement of Forest Certification (“PEFC”) chain-of-custody and controlled wood by a certifying body. The Seller shall maintain the certifications throughout the Term, unless the Purchaser informs the Seller in writing that it no longer requires the Seller to maintain the certifications. As long as the certifications are maintained, the Seller will provide to the Purchaser a proportional volume of FSC and PEFC credits monthly for Chips delivered to the Purchaser’s mill based on the inbound volume of FSC and PEFC (coming from Sustainable Forestry Initiative certified wood) deliveries of all saw log fibre received at the Seller’s Mills.
6.    DELIVERY SCHEDULE, DELIVERY, TRANSPORTATION, AND TRANSFER OF TITLE AND RISKS
6.1    Availability and Purchase. The Seller shall make available for pickup to the Purchaser the Committed Volumes at the Seller’s Mills as herein provided.

6.2    Delivery Schedule. During the Term, a delivery schedule for the Committed Chips Volume and the Committed Residual Fibre Volume will be established by the parties for the next Contract Year during the last month of the previous Contract Year, and will, insofar as possible, be distributed evenly over twelve (12) months (the “Delivery Schedule”). The Delivery Schedule may be modified after fourteen (14) Business Days’ written notice is given and with the prior consent of the other party, which consent may not be denied without reasonable grounds. If the Seller is required to re-handle the Chips as a consequence of the failure of the Purchaser to arrange for transportation or take delivery of such Chips as per the Delivery Schedule, the Purchaser will pay the Seller all expenses and charges reasonably incurred to re-handle such Chips.
6.3    Delivery from the Seller’s Mills. The Seller will load the tractor trailers provided by the Purchaser for the purposes of receiving the Chips and/or Residual Fibre, in a timely manner upon the arrival of such tractor trailers, and in accordance with standard industry practices. The Seller shall be deemed to have delivered Chips and/or Residual Fibre to Purchaser once the loading of such Chips and Residual Fibre into the Purchaser’s tractor trailers at the Seller’s Mills has been completed (the “Delivery”). The Delivery will be made in accordance with the Delivery Schedule. The Purchaser, at its costs, shall be responsible for arranging for taking Delivery and transportation of the Chips and/or Residual Fibre from the Seller’s Mills.
6.4    Transfer. Transfer of title and all risks relating to the Chips and Residual Fibre from the Seller to the Purchaser will occur when the Purchaser has taken Delivery at Seller’s Mill. The risk of any Losses to the Chips and Residual Fibre will shall follow the transfer of title.
6.5    Covenants. The Purchaser will:
6.5.1    cause the directors, officers, employees, agents and contractors of the Purchaser and of its partners, while on the premises of the Seller’s Mills, to comply with all rules and regulations of the Seller of general application and indemnify and hold harmless the Seller and its directors, officers, employees, agents and contractors from and against any Loss, to the extent attributable to a breach of such rules and regulations or to any negligence or misconduct of the Purchaser or any of such directors, officers, employees, agents or contractors;
6.5.2    comply with all applicable laws, regulations, rules and governmental restrictions and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies applicable to the performance of its obligations hereunder; and
6.5.3    ensure that all tractor trailers that are used to deliver the Chips or Residual Fibre purchased by the Purchaser under this Agreement are covered by comprehensive general liability insurance to cover loss or damage to Persons, property, Chips and Residual Fibre arising from actions related to the Purchaser’s duties to arrange for the delivery of Chips and Residual Fibre under this Agreement with limits of coverage to be not less than $3,000,000 (reviewed every two years and adjusted for inflation and other reasonable factors) inclusive of bodily injuries or property damage for each occurrence.

7.    CHIPS and Residual Fibre QUALITY CONTROL
7.1    General. Seller warrants that the Chips and Residual Fibre sold to the Purchaser hereunder will meet the Specifications. The foregoing warranty is exclusive and is in lieu of all other warranties (whether written, oral or implied), which the Purchaser specifically disclaims.
7.2    Analyses. The Purchaser may, at its expense, perform appropriate analyses and sampling of each truckload of the Chips and Residual Fibre delivered by the Seller to determine the volume of Chips and Residual Fibre and ensure that the truckload of Chips meet the Specifications and that the truckload of Chips and Residual Fibre are free of Contamination. The Purchaser will perform and provide to the Seller such analyses and sampling within five (5) days after Delivery of the Chips and/or Residual Fibre, failing which the Purchaser will be deemed to have accepted the Delivery. Any data established by the Purchaser’s analyses and sampling will be recorded in writing and will indicate (a) the volume of Chips and/or Residual Fibre delivered, (b) whether the Specifications, if applicable, have been met, and (c) whether the Chips and/or Residual Fibre delivered are free of Contamination. The Seller may at any time appoint representatives who may be present during the analyses and sampling of the Chips and/or Residual Fibre by the Purchaser, which analyses and sampling shall be conducted during normal business hours.
7.3    Verification by the Seller.
7.3.1    At the reasonable request of the Seller, additional analyses will be conducted and additional samples will be taken (the “Additional Samples”) in order to verify the results obtained by the Purchaser pursuant to Section 7.2. The Seller shall determine, in its sole discretion, whether the Additional Samples shall be taken and analyzed jointly by the Seller’s representatives and the Purchaser’s representatives, or separately by each of them. The samples used for this verification will be kept for a second verification, if necessary, after which they may be disposed of.
7.3.2    When the Additional Samples are taken and analyzed separately by the parties, each of the Additional Samples must be divided into three approximately equal parts, of which one, the “control sample”, will be preserved in accordance with best industry practices to ensure that the characteristics of this sample are not altered.
7.3.3    If the difference between the results of the analyses performed on the Additional Samples taken by the parties, where applicable, is:
(i)    less than 1% for each of the Specifications in respect of the Chips; or
(ii)    equal to 0% in respect of the existence of Contamination,
the results obtained by each party will be adopted, in alternating sequence, and the control sample will be destroyed. If the difference is greater than 1% in respect of the Specifications or 0% in respect of the existence of Contamination, as the case may be, each party may revise its applicable results or request an expert examination under Section 7.4.
7.4    Expert examination. If a party requests an expert examination, then the Seller and the Purchaser shall jointly appoint a mutually agreeable forestry product expert who shall determine (as an expert and not an arbitrator) the characteristics in dispute using the control sample and provide a report within five (5) Business Days. The report must specify the difference, if any, between the characteristics of the Chips in the control sample and the Specifications and/or whether the Chips and/or the Residual Fibre are free of Contamination. The expert’s report will be binding on the parties and will be final and not subject to appeal. Subject to the provisions of Section 7.5, the expert’s fees will be paid by the Purchaser and the Seller in equal shares.
7.5    Adjustment. In the event that an adjustment to the volume of Chips and/or Residual Fibre purchased by the Purchaser is necessary as a result of the expert’s report, the adjustment must be applied to the Deliveries from which the control sample was taken. The party ultimately paying for the volume adjustment must also pay for all of the expert’s fees.
7.6    Defects. In the event that the analyses or sampling performed under this Section 7 indicate that the quality of the Chips delivered does not meet the Specifications or that the Chips and/or the Residual Fibre are not free of Contamination and if, in the case of a load of Chips, use of such load would likely cause handling, production or quality problems in the manufacture of pulp at the Purchaser’s Mill, the Purchaser will notify the Seller in writing, stating the alleged defect and including the statements of the analyses. After the Seller has received the notice, the Purchaser will be entitled to immediately reject all or part of any Delivery of Chips and/or Residual Fibre that the Purchaser believes, acting reasonably and following a visual inspection, to be affected by the defects described in the notice. The Purchaser reserves the right to refuse the entirety of any future Delivery that the Purchaser believes, acting reasonably and following a visual inspection, to be affected by the defects described in a notice given under this Section 7.6.
7.7    Variations from Specifications. If the Purchaser refuses to accept a truckload of Chips or Residual Fibre for the reasons set out in Section 7.6, then Seller shall (a) take back the truckload, in which case all transportation costs related to the truckload not accepted will be for the account of the Seller, and Seller will be free to sell such truckload of Chips or Residual Fibre to any Person, and (b) make available and deliver to the Purchaser Chips or Residual Fibre, as applicable, that are free of Contamination without delay.
7.8    Limitation. Despite any other provision in this Agreement but subject to Seller’s obligations set out in Section 7.7, the parties acknowledge that the Purchaser’s right to reject and refuse any Delivery constitutes the sole and exclusive remedy with respect to Chips that do not meet the Specifications or Chips and/or Residual Fibre that are not free of Contamination.
8.    CONTROL OF CHIPS AND RESIDUAL FIBRE QUANTITIES
8.1    Definitions. The following definitions apply to this Section 8:
8.1.1    Total Weight - The weight of the vehicle and its load of Chips or Residual Fibre, as they may be at the time of weighing;
8.1.2    Vehicle Weight - The weight of the empty vehicle weighed immediately after unloading; and
8.1.3    Net Weight - Total Weight minus Vehicle Weight.
8.2    Net Weight. Each vehicle must be weighed on a scale designated by the Purchaser before and after the Chips and the Residual Fibre are unloaded, in order to determine the Net Weight of the delivered Chips and/or Residual Fibre.

8.3    Unit of measurement. The unit of measurement for determining the quantities of Chips and Residual Fibre sold and delivered under this Agreement is one BDMT, except for Wood Bark which the unit of measurement shall be one GMT.
8.4    Scales. The Purchaser will ensure that the scales used will be subject to the standards and rules relating to weigh scales, as published and brought into force by Measurement Canada, an agency of Innovation, Science and Economic Development Canada. The Seller will be entitled, at any time, to request, by written notice to the Purchaser, that the scales be inspected by the inspectors with Measurement Canada. If the inspection establishes that the scales are in compliance with the regulations and standards, the Seller will bear the costs of the inspection. However, if the inspection establishes that the scales are not in compliance with the regulations and standards, the Purchaser must bear the costs of the inspection. Notwithstanding anything to the contrary contained herein, the Purchaser shall, at its own expense, have its scales periodically inspected as required by applicable laws and regulations and shall provide evidence thereof to the Seller upon request. In addition to the foregoing, the Seller may, upon reasonable written notice and during normal business hours, inspect and test the aforementioned measurement procedures, methods and practices and, if the Seller discovers any errors in these procedures, methods and practices, the Purchaser shall make such required modifications as may be mutually agreed upon between the parties.
8.5    Statements. Written statements stating the weight of Chips and Residual Fibre must contain the following information: the Total Weight and the Vehicle Weight of the vehicle used to carry the Chips and the Residual Fibre. Statement forms will be provided by the Purchaser and must be numbered and printed in duplicate in order for a copy to be provided to the Seller (the original will remain in the Purchaser’s possession).
9.    PRICE AND PAYMENT
9.1    Price. The price payable by the Purchaser to the Seller (the “Price”) for the Chips and the Residual Fibre delivered and accepted by the Purchaser will be the prices established pursuant to Section 9.2 subject to the deductions in volume, if any, calculated in accordance with Schedule B. The Purchaser must also pay the Seller the applicable QST/GST or HST, as applicable, on the Price as well as any other sales taxes levied by any governmental authority on the purchase and sale transactions contemplated hereunder.
9.2     Negotiation of the Price of Chips and the Residual Fibre.
9.2.1    The Price of the Chips and Residual Fibre delivered to the Purchaser during the Initial Contract Year are set forth in Schedule A.
9.2.2    Thereafter, the Price of the Chips and Residual Fibre will be determined by negotiation in good faith by the two parties for each Contract Year during the last sixty (60) days of the Contract Year preceding the Contract Year for which the Price must be negotiated. [**]
9.2.3    In the event that negotiations are delayed for any reason, any Delivery made after the first day of each Contract Year of the Agreement will be adjusted afterward to the new Price for the Chips and the Residual Fibre as the case may be, unless the parties otherwise agree.

9.2.4    Failure to agree on the Price will not have the effect of interrupting Deliveries and/or receipts and will rather be an incentive to continue negotiations, and any dispute in this regard must be settled pursuant to Section 10 of this Agreement.
9.3    Payment. Payment will be made as follows:
9.3.1    The Seller will not be required to submit invoices. Payments will be based on the Purchaser’s “Avis de Remise” computer-based reporting scale software program which provides a list of all transactions recorded for said period. The list of scaling reports will be delivered to the Seller as soon as practicable following the closing of each week of deliveries. The weekly deliveries run from Sunday to Saturday. These scaling reports will also form part of the payment summary provided to the Seller. Payment summary reports will be delivered concurrently with any payments made pursuant to Section 9.3.4.
9.3.2    The Seller, upon receipt, shall cross-check the payment summary report provided with its own internal listing and the Seller shall notify the Purchaser within thirty (30) days of payment of any discrepancies of loads missed and/or loads paid incorrectly, otherwise payment will be considered accurate and complete.
9.3.3    All correction listings shall be faxed or emailed to the Purchaser addressed to the attention of the person responsible as per a list of such persons provided by the Purchaser to the Seller. The correction listing shall have sufficient supporting documentation as proof of the existing errors, being as a minimum a bill of lading from the Origin site and weigh slip (computer generated or manual) from the Destination, where applicable. All loads forming part of the correction listing shall be notified by the Seller to the Purchaser within thirty (30) days following the payment; upon which the Purchaser shall issue to the Seller payment for the listed corrections on the next pay period.
9.3.4    Subject to the foregoing, payments for each delivery will be made within thirty (30) days of end of the week in which that delivery is made.
9.4    If Purchaser fails to pay, as and when due, any amount owing hereunder, then Purchaser shall pay interest on such amount from the due date up to and including the date when such amount and all interest thereon are paid in full at the rate per annum equal to the rate of interest commonly known and referred to as the prime rate of the Royal Bank of Canada on the date of default plus 2%. Such interest shall be payable on demand.
10.    DISPUTE RESOLUTION
10.1    Resolution Procedure. Any dispute between the parties, including (a) with respect to the interpretation of any provision of this Agreement, (b) in connection with any analysis or sampling performed under Section 7, (c) as to the Price for Chips and Residual Fibre delivered after the Initial Contract Year or (d) with respect to the performance by the parties of their obligations hereunder (a “Dispute”), shall first be submitted to the informal dispute resolution process as provided in this Section 10, prior to either party exercising any judicial recourses except as otherwise provided for in this Section 10.

10.2    First Level. The business manager of a party (each, a “Business Manager”), as designated by such party, shall notify his counterpart of any Dispute that requires resolution. The Business Managers shall diligently negotiate in good faith in an attempt to resolve the Dispute within ten (10) Business Days of such notice. Failing agreement on the resolution of the Dispute, either Business Manager may submit the Dispute to each of the parties’ respective group vice-president (each, a “Group Vice-President”) as designated by such party and their legal counsel (collectively, the “Second Level Recipients”) for resolution (the “Second Level Dispute Resolution”) in the manner provided for in Section 10.3.
10.3    Draft written summary of Dispute. A Business Manager (the “Initiator”), prior to initiating the Second Level Dispute Resolution, must provide his counterpart with a written draft notice which is intended to be sent to each of the Second Level Recipients in accordance with Section 10.2 and which shall contain a clear and concise description of (a) the Dispute together with an estimate of the dollar value or, as the case may be, the principle involved, (b) the efforts made by each party’s Business Manager to come to a resolution, (c) the position taken by each party’s Business Manager, (d) the proposal(s) of the Business Managers to resolve the Dispute, and (e) a request asking that the Group Vice-President of the Initiator contact his counterpart for the purpose of coming to a resolution of the Dispute in accordance with Section 10.2.
10.4    Submission to Second Level. Upon receipt of the written draft notice from the Initiator referred to in Section 10.3, the recipient Business Manager shall have five (5) Business Days to provide, in good faith, his comments in writing to the Initiator as to changes or amendments required to clarify items (a) to (d) referred to in Section 10.3. Upon receipt of the comments, the Initiator may (A) amend the draft notice to reflect the reflected changes and forward the notice in final form to each of the Second Level Recipients, or (B) forward to each of the Second Level Recipients the draft notice together with the written comments received from his counterpart.
10.5    Second Level Dispute Resolution. The Group Vice-Presidents shall negotiate in good faith in attempt to resolve the Dispute within five (5) Business Days of receipt of the notice and written comments, as the case may be, referred to in Section 10.4. Failing resolution of the Dispute by the Group Vice-Presidents within the said five (5) Business Days or any other time as the parties may mutually agree, the parties shall each be free to refer the Dispute to a single arbitrator under the Arbitration Act (Ontario). The award of the arbitrator will be final and binding on the parties.
10.6    General Provisions for Informal Dispute Resolution. At each stage of the informal dispute resolution process provided for in this Section 10.6, the parties agree as follows:
10.6.1    The aforementioned designated representatives shall meet as often as the parties reasonably deem necessary and shall provide to the other party all non-privileged information necessary to the resolution of the Dispute, provided that such other party shall maintain the confidentiality of any Confidential Information provided to it and shall only use such Confidential Information for the purpose of resolving the Dispute.
10.6.2    During the course of negotiations, all reasonable requests made by one party to another for non-privileged information, reasonably related to this Agreement, shall be honoured in order that each of the parties may be fully advised of the other party’s position, provided that the Recipient shall maintain the confidentiality of any Confidential Information provided to it and shall only use such Confidential Information for the purpose of resolving the Dispute.
10.6.3    The provisions of this Section 10 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings at any stage of the Dispute resolution to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek immediate injunctive relief if immediate injunctive relief is determined by either party as necessary in accordance with Section 10.6.4.
10.6.4    The parties agree that Disputes between them shall not be subject to the informal dispute resolution process provided for in this Section 10 where a party determines, acting reasonably and in good faith, that a breach of the terms of this Agreement by the other party will cause immediate, large, severe and irreparable damages and that a temporary restraining order or other immediate injunctive relief is the only adequate remedy.
10.7    Continuing Performance. Each party shall continue performing its obligations under this Agreement while any Dispute is being resolved under the dispute resolution procedures provided for in this Section 10.
10.8    In the event that Seller and Purchaser are unable to agree on the Price for Chips and/or Residual Fibre, they shall use their commercially reasonable efforts to resolve any difference of view between them in accordance with the provisions of this Section 10. If the matter is referred to a single arbitrator under Section 10.5, the arbitrator (“Price Arbitrator”) will be instructed to establish the Price for the Chips and/or the Residual Fibre for the given Contract Year under Dispute. [**]
10.9    The Price Arbitrator shall be instructed to decide within thirty (30) days of being appointed and shall be given access to all materials and information, other than privileged materials and information, requested by it for such purpose. The procedures to be followed by the Price Arbitrator shall be determined by the Price Arbitrator in his or her discretion but shall include an opportunity for each of the Seller and the Purchaser to submit evidence and argument and to respond to the other party’s evidence and argument. The decision of the Price Arbitrator with respect to the Price shall be final and binding on each of Seller and Purchaser and shall not be subject to appeal by any party. The fees and disbursements charged by the Price Arbitrator shall be borne in equal parts by Seller and Purchaser.
10.10    During the pendency of any dispute resolution proceeding under this Section 10, the Price applicable for the Chips and/or the Residual Fibre shall be the Price for such Chips and/or Residual Fibre that was in effect at the time the notice requesting adjustment was received. Once the Price for the Chips and/or the Residual Fibre has been determined by the Price Arbitrator, any adjustment to the Price of the Chips and/or the Residual Fibre shall be retroactive to the shipments of Chips and/or Residual Fibre in the Contract Year for which the revised Price is applicable. Upon determination of the Price for the Chips and/or Residual Fibre, any monies due by one party to the other as a result of the retroactive application of the Price for the Chips and/or Residual Fibre shall be paid within ten (10) Business Days.

10.11    The dispute resolution procedures shall be kept confidential and the existence of the procedures and any element of it (including any documents submitted or exchanged, any submissions to the Price Arbitrator and any Price Arbitrator determination) shall not be disclosed beyond the Price Arbitrator, the parties, their respective Representatives and any Person necessary to the conduct of the procedures, except as required by applicable law.
10.12    Nothing in this Section 10 shall limit the right of any party to seek extraordinary recourses in courts of competent jurisdiction, including, but not limited to, specific performance, seizures before judgment and injunctions, unless the recourse sought conflicts with an resolved Dispute finally resolved in accordance with this Section 10.
11.    FORCE MAJEURE
11.1    Affecting the Purchaser If, at any time, the operation of the pulp production facilities at the Purchaser’s Mill is shut down or curtailed, or the Purchaser or the Purchaser’s Mill is prevented from taking delivery of Chips or Residual Fibre, due to weather conditions, forest fire, fire, pandemic, sabotage, strike, civil disobedience and protest actions, riot, war, flood, explosion, laws or regulations, court order, act of any government body or agency, act of God, unexpected equipment breakage despite diligent maintenance work being carried out (each a “Force Majeure”), then the Purchaser may, by giving notice to the Seller, discontinue or curtail the purchase and acceptance of deliveries hereunder from the Seller for the period of such shutdown or curtailment without liability. For clarity, any event within the control of the Purchaser, such as voluntary reduction in workforce, strike, labour disruptions, lockout or closure because of market conditions is not and shall not be deemed a Force Majeure.
11.2    Purchases of Chips From Third Parties. Except in circumstances where the Purchaser is prevented from taking delivery and physical possession of Chips or Residual Fibre purchased hereunder but not so prevented from taking delivery of other wood chips or residual fibre from other sources, the Purchaser will not purchase or otherwise take delivery of any wood chips or residual fibre except from the Seller during a period of discontinuance or curtailment of Chips pursuant to Section 11.1.
11.3    Curtailment On a Mill-by-Mill Basis. If the Purchaser curtails its purchases pursuant to Section 11.1, the Seller has the right to determine which the Seller’s Mills will be first affected.
11.4    Co-Operation. During each period of shutdown or curtailment the Purchaser will assist and co-operate with the Seller to minimize the detrimental effects of such shutdown or curtailment on the Seller’s Mills except that the Purchaser will not be required to incur any cost in respect thereof.
11.5    Affecting the Seller. If, at any time, the Seller shuts down or curtails the operation of any or all of the Seller’s Mills or is otherwise unable to deliver Chips or Residual Fibre, due to a Force Majeure, then the Seller may, by giving notice to the Purchaser, discontinue or curtail the production or delivery of Chips or Residual Fibre to the Purchaser without liability. For clarity, any event within the control of the Seller, such as voluntary reduction in workforce or closure because of market conditions is not and shall not be deemed a Force Majeure.
11.6    If the Purchaser curtails its purchases pursuant to Section 11.1 or if the Seller curtails its production pursuant to Section 11.5, then that party shall:

11.6.1    immediately after the occurrence of such Force Majeure give notice to the other party informing it of such Force Majeure, and, insofar as known, the probable duration and extent to which such party will be unable to perform or be delayed in performing its obligations hereunder;
11.6.2    take whatever action may be appropriate and/or reasonable to mitigate the extent or duration of the interruption or delay onto the other party; and
11.6.3    give prompt notice to the other party when such cause or causes have been eliminated or remedied.
11.7    If the Seller gives notice under Section 11.5 and the discontinuance or curtailment of the production of Chips or Residual Fibre from a particular Seller’s Mill is for a continuous period in excess of sixty (60) calendar days, the Purchaser may suspend this Agreement for the remainder of the Contract Year (“Suspended Period”) as it relates to that Seller’s Mill and enter into an agreement for the supply of Chips or Residual Fibre, as the case may be, with another supplier for the Suspended Period by serving written notice to Seller. The term of the agreement with the other supplier may not exceed the end of that Contract Year. Provided the Force Majeure has been eliminated or remedied, the performance of this Agreement as it relates to that Seller’s Mill shall resume at the start of the Contract Year following the Suspended Period. During the Force Majeure period and the Suspended Period, those volumes not supplied or purchased by a Seller or Purchaser shall be deducted from the Committed Chips Volume and/or the Committed Residual Fibre Volume as the case may be in such applicable Contract Year.
11.8    Alternative Disposition. If, as provided in Section 11.1, the Purchaser discontinues or curtails the purchase of Chips or Residual Fibre, the Seller may dispose of such Chips or Residual Fibre during such discontinuance or curtailment, except that:
11.8.1    the Seller will, before entering into any agreement to dispose of such Chips, or Residual Fibre notify the Purchaser of its intention to do so, and the Seller will not dispose of such Chips or Residual Fibre if the Purchaser notifies the Seller, within fifteen (15) days after the date of receipt of such notice, that the Purchaser will purchase such Chips or Residual Fibre upon production on condition, at the Purchaser’s option, that they are stored at a the Seller’ Mills until the end of the discontinuance or curtailment, except that if Chip or Residual Fibre inventories at any the Seller’s Mills at which such Chips or Residual Fibre are stored during such discontinuance or curtailment materially impair the Seller’s operations, the Seller may, upon prior written notice to the Purchaser (such notice allowing reasonable time for the Purchase to arrange Delivery), notwithstanding any commitment made by the Purchaser under this Section 11.8, dispose of and deliver to a third party such volume of Chips or Residual Fibre as is necessary to relieve such material impairment (and promptly refund to the Purchaser any amounts paid by the Purchaser for such Chips or Residual Fibre);
11.8.2    the Seller will not enter into any agreement concerning the disposition of Chips or Residual Fibre that would conflict with the Purchaser’s right to resume the purchase of Chips or Residual Fibre under this Agreement. For greater certainty, the term of any agreement to dispose of such Chips or Residual Fibre may not exceed the end of the Contract Year; and

11.8.3    the Purchaser may, after the end of such discontinuance or curtailment, purchase any Chips or Residual Fibre that have not been disposed of and which are stockpiled, by delivering not less than fourteen days’ notice to the Seller of the quantity of such stockpiled Chips or Residual Fibre that it wishes to purchase under this Agreement stipulating a rate of delivery of Chips that will not interfere with the efficiency of the Seller’s Mills at which such Chips or Residual Fibre are located and confirming that the Purchaser will take the risk of any impairment of the quality of the Chips resulting from the stipulated rate of delivery.
11.9    Notwithstanding the foregoing, nothing in Section 11.1 shall relieve a party of the obligation to make any pecuniary payment in accordance with the terms of this Agreement.
12.    Termination
12.1    This Agreement may be terminated, without prejudice to any other rights and remedies available hereunder, at law or in equity:
12.1.1    by written notice from a party in the event of the bankruptcy of the other party or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for such party or for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such party under the laws of any jurisdiction;
12.1.2    by the mutual consent of the parties;
12.1.3    at any time while an Event of Default exists with respect to a party, by written notice by the other party specifying, as the Termination Date, a date not earlier than the date on which such notice is given; or
12.1.4    after the Initial Term, with a two year prior written notice from a party to the other (a “Termination Notice”). For clarity purposes, this Agreement shall terminate on the second anniversary of the last day of the Contract Year during which a party has delivered a Termination Notice to the other party.
13.    event of DEFAULT
13.1    An event of default will exist with respect to a party if such party has committed a material default in the performance of its obligations hereunder (for the purposes of this Section 13.1, the failure by the Purchaser to make three payments required under this Agreement within any three month period, other than a failure arising from a bona fide dispute over the requirement to make such payment, will be deemed to be a material default) (each, an “Event of Default”). Upon the occurrence of an Event of Default, a party may send a notice to the defaulting party specifying the Event of Default and declaring the intention of the non-defaulting party to exercise its right under Section 12.1.3 if the default is not remedied within:
13.1.1    ten (10) Business Days since the date that the notice is delivered to the defaulting party in respect of a failure to make three payments required under this Agreement within any three month period, other than a failure arising from a bona fide dispute over the requirement to make such payment; or

13.1.2    thirty (30) Business Days since the date that the notice is delivered to the defaulting party for all other Events of Default, provided that if the defaulting party, acting reasonably, is diligently working at remedying the default, this 30-day period will be extended for such appropriate time to allow the defaulting party to remedy the default.
14.    Confidentiality
14.1    The Recipient will not use the Confidential Information except in accordance with the terms of this Agreement. The Recipient will not disclose (directly or indirectly) Confidential Information to any Person (except on a confidential basis to its Representatives and advisors who need to know and who are legally obligated to preserve the confidentiality thereof). The Recipient will employ reasonable steps to preserve the confidentiality of the Confidential Information, and will, in any event, employ the same practices used to protect its own confidential information of similar nature. The Recipient undertakes and agrees to inform any person who receives Confidential Information of the confidential nature of such Confidential Information, instruct any such person to treat such Confidential Information in the same manner and to the same extent as is required of it under this Agreement and to inform such person of the existence of this Agreement. Recipient will be responsible for any breach of this Agreement due to any act or omission by its Representatives.
14.2    Notwithstanding Section 14.1, the Recipient may disclose such Confidential Information as required by court order or other lawful process (including pursuant to the rules of any applicable securities self-regulatory organization or stock exchange). In all such cases, the Recipient will disclose Confidential Information only to the extent required to fulfill such purpose or legal requirement. In the event the Recipient becomes legally compelled to disclose any Confidential Information, the Recipient will promptly notify the Disclosing Party of such fact so that the Disclosing Party may seek an appropriate remedy to prevent such production, and request the person demanding such production to allow the Disclosing Party a reasonable period of time to seek such remedy.
14.3    Upon the earlier of (a) a written request at any time by the Disclosing Party or (b) termination of this Agreement, all Confidential Information, together with any copies thereof in any media, shall be promptly returned by the Recipient to the Disclosing Party or destroyed, and the Recipient shall make no further use of the Confidential Information and shall promptly certify in writing to the Disclosing Party that it has complied with these obligations. The return of any Confidential Information will not relieve the Recipient of its obligation to maintain the confidentiality of the Confidential Information in accordance with Section 14.4. Within 10 days of the receipt by the Recipient of a written request from the Disclosing Party, the Recipient shall certify to the Disclosing Party in writing its compliance with this Section. Notwithstanding the foregoing provisions of this Section, the Recipient may retain Confidential Information on electronic back‑up systems to which access within the organization of the Recipient is limited to purposes of backup and contingency planning, provided that Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.
14.4    Notwithstanding the termination or expiration of this Agreement, the obligations set forth in this Section 14 shall survive for a period of three (3) years from the last date that Confidential Information is provided to Recipient by or on behalf of the Disclosing Party.

15.    ASSIGNMENT
15.1    No party may assign its rights or obligations under this Agreement without the prior written consent of the other party except that either party may assign its rights and obligations under this Agreement:
15.1.1    to any of its Affiliates;
15.1.2    as a result of the granting by a party of a security interest over all or substantially all of its assets, including this Agreement; or
15.1.3    in accordance with Sections 15.2 or 15.3.
No assignment shall relieve the assigning party of its obligations under this Agreement unless such relief is expressly consented to by the other party. Any purported assignment made in contravention of this Agreement shall be null and void and have no legal effect.
15.2    If the Purchaser sells, transfers or otherwise disposes (other than by way of a security interest) of the Purchaser’s Mill to a new owner to be used for pulp or paper purposes, then, as a condition of such transaction, the Purchaser will assign all its interest, and the new owner will assume all obligations under this Agreement and the new owner will enter into an agreement with the Seller confirming that the new owner is bound by this Agreement (with such changes as may be required to contemplate the addition or substitution of the Purchaser as a party).
15.3    If the Seller sells, transfers or otherwise disposes (other than by way of a security interest) of a Seller’s Mill (a “Divested Mill”) to a new owner to be used for sawmill purposes, then, as a condition of such transaction, the Seller will cause the new owner to agree to be bound by terms substantially similar to this Agreement as relating to the Divested Mill, such agreement to be evidenced by the new owner entering into such formal agreements as the Purchaser may reasonably require and, upon the completion of the sale, this Agreement will be amended to remove the Divested Mill and the volume of Chips and Residual Fibre produced by such Divested Mill.
16.    Option to purchase
16.1    [**]
16.2    [**]
16.3    [**]
16.4    [**]
16.5    [**]
17.    NOTICE
Any notice, request for consent, direction or other communication given regarding the matters contemplated by this Agreement must be in writing (regardless of the fact that a specific provision of this Agreement specifies or fails to specify that a particular notice will be in writing), sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:
(a)    to the Seller at:
9437-6001 QUEBEC INC.
1 Place Ville-Marie, Suite 2500,
Montreal (Quebec)
H3B 1R1

Attention:     Michael Liggett
Email:         ●
(b)    to the Purchaser at:
RAYONIER A.M. CANADA G.P.
10, chemin Gatineau
C.P. 5000
Témiscaming, Québec
J0Z 1G0
Attention:     Regional Fibre Manager
Email:         ●
With a copy to:
Attention:     ●
Email:         ●
A notice is deemed to be delivered and received (a) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (c) if sent by overnight courier, on the next Business Day, or (d) if sent by email, on the date it is sent by such means. A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice shall be assumed not to be changed. Sending a copy of a notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice to that party. The failure to send a copy of a notice to legal counsel does not invalidate delivery of that notice to a party.
18.    INSPECTION
Subject to a forty-eight (48) hours prior written notice to the Seller, the Purchaser shall have the right, during the Term of this Agreement, to access the Seller’s Mills during regular business hours to inspect its equipment and tools for the manufacture of Chips and Residual Fibre. The Purchaser undertakes to not to interfere with the Seller’s operations during the inspections provided for in this Section 18.

19.    INDEMNIFICATION
19.1    Indemnification by Seller. The Seller will indemnify, defend and save harmless the Purchaser and its Affiliates and their respective Representatives from any Losses suffered by, imposed upon or asserted against any of the Purchaser indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to: (a) any breach, default or violation or any representation and warranty of the Seller contained in this Agreement and (b) any failure of the Seller to perform or fulfil any covenant of the Seller contained in this Agreement.
19.2    Indemnification by Purchaser. The Purchaser will indemnify, defend and save harmless the Seller and its Affiliates and their respective Representatives from any Losses suffered by, imposed upon or asserted against any of the Seller indemnitees as a result of, in respect of, connected with, or arising out of, under, or pursuant to: (a) any breach, default or violation or any representation and warranty of the Purchaser contained in this Agreement and (b) any failure of the Purchaser to perform or fulfil any covenant of the Seller contained in this Agreement.
19.3    No right to Set-Off. Notwithstanding anything contained in this Agreement or in the Purchase Agreement to the contrary, each party shall fully pay to the other party all amounts required to be paid by it under this Agreement and shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to the other party under this Agreement on account of any obligation owed or claimed to be owed by the other party, whether under the Purchase Agreement or otherwise and whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon by the parties in writing.
19.4    Enforcement of Agreement. Each of the parties acknowledges and agrees that a party could be damaged irreparably in the event certain of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party may not be adequately compensated by monetary damages. Accordingly, each party agrees that, in addition to any other right or remedy to which a party may be entitled in such circumstances, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
20.    GENERAL PROVISIONS
20.1    Governing Law. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
20.2    Independent Contractors. This Agreement is an agreement to purchase Chips and Residual Fibre; it should not be interpreted in such a way as to create a relationship of agent, franchise, joint venture or partnership of any kind or nature between the parties. The parties hereto are considered independent contractors, and employees of one are not considered as employees of the other.
20.3    Successors and Assigns. This Agreement becomes effective only when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of each of the parties and their respective successors and permitted assigns.

20.4    Gender and Number. Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.
20.5    Headings. The division of this Agreement into Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect its interpretation.
20.6    Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.
20.7    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and are in addition to and without prejudice to any other rights or remedies available at law, in equity, by statute or otherwise, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.
20.8    No Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.
20.9    Discussions and Explanations. The parties acknowledge that all provisions of this Agreement have been freely discussed and negotiated between them and that they have received an independent legal opinion or adequate explanations on the nature and extent of the provisions of this Agreement.
20.10    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
20.11    Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties.
20.12    Incorporation of Schedules. Any schedule attached to this Agreement is an integral part of this Agreement for all purposes of this Agreement. All other schedules that could be added to this Agreement shall be subject to a written agreement signed by the parties.
20.13    Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF this Agreement was executed on the date first hereinabove mentioned.

PURCHASER                            SELLER

RAYONIER A.M. CANADA G.P., herein represented by its managing partner, Rayonier A.M. Canada Industries Inc.	Per:	9437-6001 QUEBEC INC.
Name:		Name:
Title:		Title:
Per:
Name:		Name:
Title:		Title:

Schedule A
Key Terms and Conditions
[**]

Schedule B
CHIP SPECIFICATIONS
[**]

Exhibit 10.1
Schedule C
[**]

Exhibit 10.1
Schedule D
[**]

EXHIBIT B
THIS NON-COMPETITION AGREEMENT is dated April [], 2021 and made between:
(1)    9437-6001 QUEBEC INC., a corporation incorporated under the laws of the Province of Québec (the “Purchaser”);
(2)    GREENFIRST FOREST PRODUCTS INC., a corporation incorporated under the laws of British Columbia (“Itasca”);
(3)    RAYONIER A.M. CANADA G.P., a general partnership formed under the laws of Quebec (“RYAM GP”); and
(4)    RAYONIER A.M. CANADA INDUSTRIES INC., a corporation incorporated under the laws of Canada (“RYAM Industries”); and together with RYAM GP, the “Seller”)
RECITALS:
(A)    Pursuant to an asset purchase agreement dated April [], 2021 (the “Purchase Agreement”) between RYAM GP, RYAM Industries, the Purchaser and Itasca (as parent guarantor to the Purchaser), RYAM GP and RYAM Industries have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from RYAM GP and RYAM Industries, the Purchased Assets.
(B)    The Seller has derived, and will derive, substantial economic benefits from the transactions contemplated in the Purchase Agreement and would not have sold the Purchased Assets and would not have entered into the other transactions and agreements contemplated by the Purchase Agreement without a commitment by the Purchaser to execute and deliver this Agreement.
(C)    So that the Purchaser may realize the full value associated with its purchase of the Purchased Assets pursuant to the Purchase Agreement, the Seller has agreed that it will refrain from competing with the Purchaser, all in accordance with the terms of this Agreement.
(D)    The Seller has voluntarily entered into this Agreement and agrees that the limitations and restrictions set out in this Agreement are reasonable and not oppressive and are intended to protect the Purchaser’s substantial investment and legitimate business interests under the Purchase Agreement.
(E)    The Purchaser would not have acquired the Purchased Assets and would not have entered into the other transactions and agreements contemplated by the Purchase Agreement without a commitment by the Seller to execute and deliver this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows.
Article 1
Interpretation
1.1    Definitions
In this Agreement the following words have the following meanings:
“Affiliate” means, as applied to a Person, (a) any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person, or (b) any director, officer or partner of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this non-competition agreement as it may be amended, restated, replaced or supplemented from time to time.
“Connected Person” means (a) an Affiliate of the Seller, or (b) a Person being or acting as employee, independent contractor, director, officer of, or for, the Seller.
“Customers” means all Persons who are at this date or were at any time during the past two years customers or clients of the Seller.
“Operations” means the production, distribution, marketing and sale of lumber and newsprint and the operation of sawmills as it is operated by RYAM GP and RYAM Industries on the date hereof.
“Parties” mean the Seller and the Purchaser.
“Prospective Customers” means all Persons canvassed or solicited for purposes of becoming customers or clients of the Seller at any time during the two year period prior to the date of this Agreement.
“Purchase Agreement” has the meaning specified in the Recitals.
“Restricted Period” means the period commencing on the date of this Agreement and ending on the date which is five years after the date of this Agreement.
“Restricted Territory” means the Provinces of Ontario and Quebec.
1.2    Other Defined Terms
Capitalized terms used in this Agreement without definition have the respective meanings specified in the Purchase Agreement.
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1.3    Gender and Number
In this Agreement, unless there is something in the subject matter or context inconsistent therewith, (a) words in the singular number include the plural and vice versa, and (b) words importing the use of any gender include all genders where the context or party referred to so requires, and the rest of the sentence is to be construed as if the necessary grammatical changes had been made.
1.4    Certain Phrases
In this Agreement (a) the words “including” and “includes” mean “including (or includes) without limitation”, and (b) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day.
1.5    Headings, Etc.
The division of this Agreement into articles and sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.
1.6    Governing Law
This Agreement is governed by and is to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of Ontario.
Article 2
Non-Completion and Other Covenants
2.1    Recitals
The Purchaser and the Seller represent and warrant to each other that the recitals set forth above are true in substance and in fact and that the purpose of this Agreement is to protect the legitimate interests of the Purchaser by providing, inter alia, for the broadest scope, the longest duration and the widest territory permitted by law.
2.2    Non-Competition
(a)    During the Restricted Period, the Seller shall not, on its own behalf or on behalf of, or together with, any other Person, directly or indirectly, in any capacity whatsoever (including by or through a Connected Person):
(i)    carry on, be engaged in, have any financial or other interest in, or be otherwise commercially involved in, any endeavour, activity or business in all or any part of the Restricted Territory which is the same as, or substantially similar to, or competes with the Operations; or
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(ii)    advise, assist, invest in, lend money to, guarantee the debts or obligations of any Person that carries on any endeavour, activity or business in all or any part of the Restricted Territory which is the same as, or substantially similar to, or competes with the Operations.
(b)    The Parties hereto agree and acknowledge that: (i) the restrictive covenants are undertakings of the Seller not to provide, directly or indirectly, property or services in competition with the property or services provided or to be provided by the Purchaser in the course of carrying on the Operations; (ii) for the purposes of paragraph 56.4(7)(d) of the Income Tax Act (Canada) and any provincial equivalent, no proceeds shall be received or receivable by the Seller for granting the restrictive covenants; and (iii) the restrictive covenants are integral to the Purchase Agreement and have been granted to maintain or preserve the fair market value of the Purchased Assets.
2.3    Non-Solicitation of Customers
Without limiting the generality of Section 2.2 of this Agreement, during the Restricted Period, the Seller shall not, on its own behalf or on behalf of, or together with, any other Person, directly or indirectly, in any capacity whatsoever (including by or through a Connected Person):
(a)    canvass, call upon, solicit the business of, or have any contact with, any Customer or Prospective Customer;
(b)    accept any business from any Customer or Prospective Customer; or
(c)    supply any goods or services to any Customer or Prospective Customer, in each case, in connection with an activity, endeavour or business which is the same as, or substantially similar to, or competes with the Operations in the Restricted Territory.
2.4    Non-Solicitation of Employees
The Seller acknowledges that the employees of the Seller who have become employees of the Purchaser are critical to the success of the Operations and that it is necessary to protect the Purchaser from the loss of such employees. Accordingly, during the Restricted Period, the Seller shall not, on its own behalf or on behalf of, or together with, any other Person, directly or indirectly, in any capacity whatsoever (including by or through a Connected Person):
(a)    employ, offer employment to, solicit the employment of, or otherwise entice away from the employment of the Purchaser, any individual who is currently employed in the Operations; or
(b)    assist any Person to employ, offer employment to, solicit the employment of, or otherwise entice away from the Operations, any such individual.
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2.5    Non-Interference
During the Restricted Period, the Seller shall not (a) request or advise any customer, client or supplier of the Purchaser or Operations to cancel, curtail or otherwise adversely change, such customer’s, client’s or supplier’s patronage of, or relationship with, the Purchaser or the Operations (it being acknowledged and agreed that the Seller may have other business dealings with such customers, clients and suppliers which do not complete with the Operations and will, in connection with such business dealings, correspond and communicate with such customers, clients and suppliers), or (b) make public statements or public announcements which are reasonably likely to adversely affect the public standing of the Purchaser or the Operations.
2.6    Limitations
(a)    Notwithstanding Sections 2.2 to 2.5 of this Agreement, (i) the ownership by the Seller of equity securities of the Purchaser or Itasca and (ii) a passive equity investment by the Seller in any Person the equity securities of which are listed on a recognized stock exchange, where the equity investment does not in the aggregate exceed 3% of the issued equity shares of that Person, shall not be a breach or contravention of this Agreement.
(b)    Notwithstanding Section 2.2 of the Agreement or anything to the contrary, nothing shall prohibit the Seller from (i) exercising any and all of its rights under the chip and residual fibre purchase agreement entered into among RYAM GP, the Purchaser and Itasca on the date hereof, including the Seller’s option to purchase provided in Section 16 of the said agreement and (ii) operating the mill located at 495 Highway 111 West, La Sarre, Québec, J07 2X6 (the LaSarre Mill) or the mill located at 67 rue Principale Sud or Route 397, Béarn, Québec, J0Z 1G0 (the Béarn Mill) should the Seller’s option to purchase mentioned in paragraph (i) be exercised.
(c)    The restrictions set forth at Section 2.4 with respect to the non-solicitation of employees will not be deemed to be violated by virtue of general advertisements, solicitations (including third party recruitment contacts), searches or other broad based hiring or engagement methods not specifically targeted or directed to employees or non-employee consultant/contractor of the Operations.
Article 3
Remedies
3.1    Reasonableness
The Seller (a) has carefully considered with the assistance of its counsel the nature and extent of the restrictive covenants set forth in this Agreement, (b) expressly acknowledges that this Agreement is reasonable in all respects, and (c) irrevocably waives (and agrees not to raise) as a defence any issue of reasonableness (including the reasonableness of the Restricted Territory or the duration and scope of this Agreement) in any proceeding to enforce the provision of this Agreement.
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3.2    Injunctive Relief
The Parties acknowledge and agree that the Purchaser will suffer irreparable harm if the Seller breaches any of its obligations set out in this Agreement and that monetary damages will be inadequate compensation. Accordingly, the Seller agrees that, in the event of a breach or threatened breach by it of any of the provisions of this Agreement, the Purchaser shall be entitled to an interim injunction, interlocutory injunction and permanent injunction for the purposes of preventing or restraining any such breach.
3.3    Other Remedies
The right of the Purchaser to injunctive relief and an accounting for profits shall be in addition to any and all other remedies available to it and shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it including the recovery of monetary damages.
Article 4
Miscellaneous
4.1    Notices
Any notice, consent, waiver or other communication given under this Agreement must be in writing and shall be given by delivering it or sending it by facsimile or electronic mail addressed:
(a)    to the Purchaser at:
Itasca Capital Ltd.
105 S. Maple St.
Itasca, Illinois 60143
Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice to the Purchaser) to:
the Purchaser’s solicitors
Norton Rose Fulbright Canada LLP
222 Bay Street, Suite 3000, P.O. Box 53
Toronto, ON M5K 1E7
Attention:    Walied Soliman and Trevor Zeyl
Facsimile:    (416) 216-3930
E-mail:    walied.soliman@nortonrosefulbright.com and trevor.zeyl@nortonrosefulbright.com
(b)    to the Seller at:
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Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
United States of America
Attention:        Chief Financial Officer
with a copy to:        General Counsel
with a copy to:
McCarthy Tétrault LLP
1000, De La Gauchetière Street West
Suite 2500
Montréal, Québec H3B 0A2
Attention:    Clemens Mayr and Chrystelle Chevalier-Gagnon
Email:        cmayr@mccarthy.ca and cchevaliergagnon@mccarthy.ca
Any such communication is deemed to have been duly given (a) if delivered personally, on the day of delivery, (b) if sent by a nationally recognized courier service, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled day of delivery by such service, and (c) if sent by facsimile or electronic mail, on the day so sent if the day is a Business Day and it was sent prior to 5 pm (Toronto time) and otherwise on the next Business Day. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.
4.2    Amendments
This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Parties.
4.3    Waiver
The failure or delay by a Party in enforcing, or insisting upon strict performance of, any of the provisions of this Agreement does not constitute a waiver of such provision or in any way affect the validity or enforceability of this Agreement or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by such Party.
4.4    Severability
The Parties agree that each of the covenants contained in Article 2 of this Agreement are separate and distinct. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.
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4.5    Time of the Essence
Time is of the essence of this Agreement.
4.6    Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
4.7    Successors and Assigns
This Agreement will become effective when executed by the Parties and after that time will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.
4.8    Further Assurances
From time to time after the completion of the transaction of purchase and sale contemplated in the Purchaser Agreement, each Party shall, at the request of the other Party, execute and deliver such additional assurances as may be reasonably required to effectively carry out the intent of this Agreement.
4.9    Counterparts and Electronic Delivery
This Agreement may be executed in any number of separate counterparts (including by electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile or other electronic means and such transmission (including in PDF form) with an acknowledgement of receipt shall constitute delivery of an executed copy of this Agreement to the receiving Party.
[Signature page follows.]
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IN WITNESS WHEREOF the Parties have executed and delivered this Agreement.

9437-6001 QUEBEC INC.
By:
Authorized Signatory
By:
Authorized Signatory
GREENFIRST FOREST PRODUCTS INC.
By:
Authorized Signatory
By:
Authorized Signatory
RAYONIER A.M. CANADA G.P., herein represented by its managing partner, RAYONIER A.M. CANADA INDUSTRIES INC.
By:
Authorized Signatory
By:
Authorized Signatory
RAYONIER A.M. CANADA INDUSTRIES INC.
By:
Authorized Signatory
By:
Authorized Signatory
RAYONIER ADVANCED MATERIALS INC.
By:
Authorized Signatory
By:
Authorized Signatory

(Signature Page for Non-Competition Agreement)

EXHIBIT C
SERVICES AGREEMENT
[**]

EXHIBIT D
TRANSITION SERVICES AGREEMENT
THIS AGREEMENT (the “Agreement”) is entered into on April ●, 2021 between:
(1)    Rayonier A.M. Canada G.P., a general partnership formed under the laws of the Province of Québec (the “Seller”); and
(2)    9437-6001 QUEBEC INC., a corporation incorporated under the laws of the Province of Quebec (the “Purchaser”)
together, the “Parties” and each a “Party”.
RECITALS
(A)    The Seller, Rayonier A.M. Canada Industries Inc., the Purchaser and GreenFirst Forest Products Inc. (as parent guarantor to the Purchaser) (“GreenFirst”) entered into an asset purchase agreement dated April ●, 2021 (the “Purchase Agreement”), pursuant to which the Seller and Rayonier A.M. Canada Industries Inc. have agreed to sell, transfer and convey to the Purchaser, and the Purchaser has agreed to purchase from the Seller and Rayonier A.M. Canada Industries Inc., all of the Seller’s and Rayonier A.M. Canada Industries Inc.’s right, title and interest in all of the property and assets relating to the Operations (other than the Excluded Assets) (the “Purchased Assets”);
(B)    In connection with, and as a condition to, the consummation of the transactions contemplated by the Purchase Agreement, the Seller has agreed to provide to the Purchaser certain transition services to facilitate the transition of the ownership of the Purchased Assets and the Operations starting on the date hereof, pursuant to the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:
1.    INTERPRETATION
1.1    Definitions
As used in this Agreement, defined terms will have the meaning given to such terms in the Purchase Agreement or as otherwise specified as follows:
“Additional Service” shall have the meaning specificed in clause 3.1(2);
“Change” shall have the meaning specified in clause 3.2(1);
“Change Request” shall have the meaning specified in clause 3.2(1);
“Confidential Information” shall have the meaning specified in clause 4.1;
“Dispute” shall have the meaning specified in clause 10;
“Fees” shall have the meaning specified in clause 3.4(1);

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“Force Majeure Event” shall have the meaning specified in clause 7(4);
“GreenFirst” shall have the meaning specified in the preamble;
“Indemnities” shall have the meaning specified in clause 6(1);
“Losses” means any loss, liability, damage, cost or expense (including reasonable legal or other professional fees and expenses);
“Notice” shall have the meaning specified in clause 11.5;
“Parties” and “Party” shall have the meaning specified in the preamble;
“Providers” means collectively the Seller, its affiliates and the Third Party Providers that from time to time provide the Services;
“Purchase Agreement” shall have the meaning specified in the recitals;
“Purchased Assets” shall have the meaning specified in the recitals;
“Purchaser” shall have the meaning specified in the preamble;
“Reference Period” shall have the meaning specified in clause 3.1(3);
“Representatives” shall have the meaning specified in clause 4.1;
“Seller” shall have the meaning specified in the preamble;
“Services” means, collectively, the services specified in Schedule A hereto to be provided on an item by item basis;
“Service Term” means the term specified for each Service (on an item by item basis) as set out in Schedule A;
“Term” shall have the meaning specified in clause 2;
“Third Party Claim” shall have the meaning specified in clause 6(1);
“Third Party Provider” shall have the meaning specified in clause 3.1(7); and
“Transition Services Representatives” shall have the meaning specified in clause 3.3(1).
1.2    Construction
In this Agreement (a) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (b) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “clause” and “Section” followed by a number mean and refer to the specified clause or Section of this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

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2.    TERM OF AGREEMENT
This Agreement shall take effect on the date hereof and, subject to earlier termination pursuant to clause 9.1, shall terminate automatically as of the end of the last day of the last Service Term as set out in Schedule A hereto (the “Term”).
3.    PROVISION OF THE SERVICES
3.1    The Services
(1)    Subject to the terms and conditions of this Agreement, the Seller shall provide, or cause to be provided, each Service from the date hereof until, subject to earlier termination pursuant to clause 9.1, the end of the last day of the Service Term for that Service (determined on an item by item basis). For clarity and subject to clauses 3.1(2) and 3.2, the Seller shall not be obligated to perform, for the benefit of the Purchaser, any services of any kind or nature whatsoever other than the Services. The Seller represents and warrants that fees for such Services are equal to the actual cost of such services to the Seller.
(2)    Following the date hereof, the Purchaser may request that the Seller provide additional services beyond the Services (each, an “Additional Service”), provided such Addittional Services were performed by the Seller or its affiliates or third party contractors in respect of the Operations prior to the date hereof. The Seller shall provide such Additional Services for a term not to exceed the Term. The fees for such Additional Services shall be agreed upon by the parties and set out in an amendment to Schedule A. Such Additional Services shall be deemed to be Services for the purposes of this Agreement.
(3)    In providing, or causing to be provided, the Services, the Seller shall use its commercially reasonable efforts to ensure that such Services are of substantially the same nature, service level and quality, and provided with the same degree of care and diligence, and by the same Provider as the services provided for itself or its affiliates in the 12 month period immediately prior to the date hereof in the Ordinary Course of the Operations (the “Reference Period”), provided, however, that, notwithstanding anything contained herein, in providing the Services, no Provider shall be obligated to (i) hire or train additional employees, (ii) maintain the employment of any specific employee, (iii) purchase, lease or license any additional facilities, equipment or software, or (iv) otherwise deploy any commercially unreasonable efforts. The Seller shall implement prior to or on the date hereof an employee retention program for those employee of the Provider that will perform Services under this Agreement and in the event of the departure of any employee of the Provider performing Services during the Term, the Purchaser and the Seller shall work together to find a solution to replace any departing employees following the date hereof; provided that it is agreed between the Parties that such solution shall not require the Provider to hire any employee, independent contractor or Thirty Party Provider to replace such departing employee(s).
(4)    The Seller shall act in good faith in making operational or managerial decisions as to its use or management of personnel, technology and other resources used in relation to any Services. The Seller shall not be obligated to provide, or cause to be provided, any Services at a level of service which exceeds the volume, quantities or levels of the services provided in the Reference Period or, concerning the Services involving Third Party Providers, in a volume or quantity or at a level which exceeds what the

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Third Party Providers have the obligation to provide pursuant to the agreements in place as of the date hereof.
(5)    The Purchaser agrees that access to and use of the Services is provided solely for the use and benefit of the Purchaser and GreenFirst and solely in support of the Operations for its orderly and timely transition, during the Term. The Purchaser shall not allow access to or use of the Services by any other Person or for any other purpose without the prior written consent of the Seller.
(6)    The Purchaser acknowledges and agrees that the Services provided hereunder are transitional in nature and are furnished solely for the purpose of effecting orderly and timely transition of the Operations from the Seller to the Purchaser and to support the Operations in the Ordinary Course during such transition period. The Purchaser acknowledges and agrees that the Seller is not in the business of providing services similar to the Services to third parties and that the Seller has no interest in continuing any Service beyond the applicable Service Term.
(7)    If the Seller is unable, using commercially reasonable efforts, to continue to provide the Services, the Seller may engage contractors, subcontractors, vendors or other third party providers (each, a “Third Party Provider”) or its affiliates in connection with the provision of the Services and may delegate any of its duties to such Third Party Provider or affiliate as may be appropriate in the circumstances; provided that: (i) the Seller shall obtain prior written approval of Purchaser prior to engaging an affiliate or a Third Party Provider that is not engaged by the Seller as of the date hereof, which approval shall not be unreasonably withheld; (ii) the Seller shall continue to be responsible for the provision of the Services hereunder; (iii) such delegation or third-party retainer shall not relieve the Seller of any of its obligations under this Agreement; (iv) such affiliate or the Third Party Provider, as applicable, has the necessary knowledge, skills, qualifications and licences to provide such Services; and (v) the Purchaser shall be responsible for all fees and expenses of such Third Party Provider as approved in writing by the Purchaser in advance of Seller incurring such fees and expenses.
(8)    The Seller shall use commercially reasonable efforts to maintain in force current agreements with Third Party Providers. The Seller shall not be responsible for any inability to provide the Services in accordance with the terms hereof resulting from a termination of any agreement with a Third Party Provider by such Third Party Provider, other than due to any act or omission of the Seller. The Seller represents that it has no reason to believe that any Third Party Provider will cease to provide the Services that it currently provides for the full term that such Services are to be provided hereunder. The Seller shall provide prompt notice to the Purchaser in writing if it becomes aware of any actual or threatended termination of any agreement by a Third Party Provider, and shall reasonably cooperate with the Purchaser, at the Purchaser’s sole cost and expense, to identify alternative solutions regarding Services relating to or impacted by such termination.
(9)    To the extent some of the Services are provided, as of the date hereof, or have ortherwise historically been provided, by an affiliate of the Seller, the Seller may continue to provide such Services through such affiliate without having to comply with the consent requirement set out in Section 3.1(7).

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3.2    Change in the Services
(1)    Other than with respect to adding Additional Services, if the Purchaser wishes to change the nature, frequency, or the volume of the Services provided under this Agreement in any way (each, a “Change”), the Purchaser shall send to the Seller a written notice setting out in as much detail as reasonably possible the change required and the reason for requesting the change (the “Change Request”). The Seller shall diligently consider the Change Request with a view to implementing it if it can reasonably do so and respond to the Purchaser within five (5) Business Days following the date of the Change Request. If the Seller determines that it can implement the Changes, the Parties shall negotiate in good faith any related revisions to this Agreement, including any changes in fees relating to such Changes. Pending mutual agreement relating to any Changes, the Seller will continue to provide the Services in accordance with the latest agreed upon terms with respect to the Services.
(2)    The Seller may change the operational aspects of the Services or the way in which they are provided with the prior written approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed; provided however, that no such modifications shall (i) materially reduce the availability, efficiency or quality of the Services or materially diminish the Services in any other way; (ii) result in an increase in Fees for the affected Services; or (iii) cause the Purchaser to incur additional material costs.
3.3    Cooperation and Access
(1)    Each Party shall cause its employees to reasonably cooperate with employees of the other Party to the extent required for effective provision of the Services. Without limiting the generality of the foregoing:
(a)    each Party shall designate a point of contact person who shall be responsible for the daytoday implementation of this Agreement (collectively, the “Transition Services Representatives”), including attempted resolution of any issues that may arise during the performance of either Party’s obligations hereunder;
(b)    the Parties agree to correct or clarify the description of the Services specified in Schedule A in the event that such description is incomplete or unclear;
(c)    each Party shall use commercially reasonable efforts to ensure that those of its personnel whose decisions are necessary for the performance and receipt of the Services are available at all reasonable times for consultation on any matter relating to the Services;
(d)    each Party shall promptly provide to the other Party all information (including copies of data and documents) readily available to such Party and other assistance reasonably required by such Party relating to the Services;
(e)    the Parties shall cooperate with each other in connection with the provision and receipt of the Services, including by developing reasonable procedures with respect to information sharing, transfer of data and similar matters; and

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(f)    each Party agrees that it shall, without charge, provide the other Party with such access to such Party’s systems and personnel and facilities as may reasonably be required for the other Party to obtain or provide (as applicable) the Services. If a Party has access (either on-site or remotely) to any of the other Party’s computer systems and/or information, such Party shall (i) comply with the other Party’s applicable policies and procedures (including security); and (ii) limit such access solely to the use of such systems for purposes of receiving or providing (as applicable) the Services and shall not access or attempt to access any of the other Party’s computer systems, files, software or services other than those required for its receipt or provision (as applicable) of the Services, or those that are publicly available (e.g., public websites).
3.4    Fees and Charges
(1)    In consideration for the Services provided by, or on behalf of, the Seller to the Purchaser under this Agreement, the Purchaser shall pay to the Seller the amounts set forth in Schedule A opposite each Service set forth therein (the “Fees”).
(2)    The Seller shall deliver to the Purchaser no later than thirty (30) days following the last day of each month during the Term a statement of account reflecting a detailed breakdown of all Fees for all Services provided to the Purchaser in the preceding month pursuant to this Agreement, together with supporting documentation. Payment of the amounts due to the Seller pursuant to the foregoing shall be paid monthly within thirty (30) days following the date of receipt by the Purchaser of a statement of account, without set-off, defense or counterclaim.
4.    CONFIDENTIALITY AND DATA PROTECTION
4.1    Confidentiality
The Parties acknowledge and agree that as a result of the relationship described hereunder, they may be privy to information regarding each other that is of a confidential or proprietary nature. As used herein, “Confidential Information” means all of the intellectual property, information, data and software created, maintained, used or owned by either Party and furnished or made accessible to the other, whether in oral, written, graphic or machine-readable form, which may include software code, software tool specifications, functions and features, integration and shared data block specifications, financial statements, corporate information, file layouts, marketing strategies, business, product or acquisition plans, current business relationships or strategies and customer and supplier lists; provided for the avoidance of doubt, any such intellectual property, information, data and software included in the Purchased Assets shall be the property of the Purchaser.
Each Party shall hold, and shall use reasonable efforts to cause its affiliates, officers, directors, employees, consultants, mandataries, agents, successors, representatives and advisors (collectively, the “Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or unless required to be disclosed in connection with the provision of the Services hereunder, all Confidential Information received from the disclosing Party which is now in the receiving Party’s possession or which is subsequently furnished to the receiving Party by the disclosing Party, except to the extent that such Confidential Information can be shown to have been (i) in the public domain through no fault of the receiving Party or any of its Representatives, or (ii) later lawfully acquired by the receiving Party or any of its

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Representatives on a non-confidential basis from sources other than the disclosing Party or any of its Representatives, or (iii) already known by the receiving Party prior to disclosure by the disclosing Party, or (iv) independently developed by the receiving Party without use or reference to Confidential Information disclosed by the disclosing Party; provided that the receiving Party may disclose such information to any of its Representatives on a need-to-know basis in connection herewith so long as such persons are contractually bound by confidentiality obligations as restrictive as set out herein. Each Party’s obligation to hold any information in confidence hereunder shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the confidentiality required by this clause 4.1 shall be maintained, and, except as otherwise provided herein, each Party shall, and shall use reasonable commercial efforts to cause its Representatives to, destroy or return upon request all Confidential Information, and all copies thereof, obtained from the other Party or any of its Representatives in connection herewith that are subject to such confidentiality, except copies that may be kept by the receiving Party for evidentiary or archival purposes.
4.2    Privacy and Data Protection
Without limiting the confidentiality obligations of any Party set out in clause 4.1, to the extent that a Party receives any personal information provided by another Party in connection with this Agreement, the receiving Party shall:
(a)    collect, use, disclose and otherwise handle such personal information only pursuant to the written instructions of the disclosing Party and to the extent necessary for the performance of Services and in accordance with applicable Laws; and
(b)    implement and maintain appropriate technical and organizational security measures in accordance with applicable Laws and to avoid accidental or unlawful destruction, accidental loss, alteration, unauthorized disclosure or access, and all other unlawful forms of collecting, using, disclosing or otherwise handling personal information.
4.3    Non-solicitation
None of the Purchaser nor any of its affiliates may, without the prior written consent of the Seller, directly or indirectly engage, recruit, solicit to employ or hire, offer employment to or hire (whether as an officer, employee, consultant or independent contractor) any employee of the Seller or its affiliates who is providing services under this Agreement for the term hereof and for a period of one (1) year thereafter; provided, however, that the foregoing prohibition shall not prohibit any (a) general solicitation for such person (including through the use of newspaper, trade journals, the internet, other media, employment agencies or search firms) not specifically directed at any such persons, or (b) hiring of any such person who responds to any such general solicitation without any other inducement.
5.    Intellectual Property
(1)    Notwithstanding anything to the contrary, the provision of the Services will in no way affect the ownership of any assets or intellectual property rights of the Seller. Except intellectual property rights relating to the Purchased Assets and the Operations, the Purchaser will not gain, by virtue of the receipt of Services, any rights of ownership in, to and under any intellectual property or other property owned by the Seller.

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(2)    The Purchaser shall comply with the terms and conditions of any licenses to which the Seller or any of its affiliates are a licensee, including with respect to the term and termination of any such licenses, and which relate to the Services, to the same extent as if the Purchaser were the licensee under such licenses.
(3)    The Purchaser will be and remain the exclusive owner, as between itself and the Seller, of all data owned by the Purchaser (including data relating to the Purchased Assets and Operations) and submitted to the Seller as input and/or processed and all data and records relating to the Purchased Assets and the Operations that are generated and/or outputted in the course of providing any Service. The Purchaser hereby grants the Seller a limited, non-exclusive and non-transferable license to use such data solely for the purpose of providing the Services hereunder.
6.    INDEMNIFICATION
(1)    The Purchaser, on the one hand, and the Seller, on the other hand, shall each indemnify, defend and hold harmless the other Party and each of its respective affiliates, directors, officers, employees, agents and representatives (collectively, the “Indemnitees”) from and against, and shall pay and reimburse each of the Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Indemnitees to the extent arising out of claims made by third parties (a “Third Party Claim”) relating to any breach of the relevant Party’s obligations pursuant to this Agreement, provided, however, that no Indemnitee shall be subject to indemnification to the extent that such Losses arise out of their gross negligence or willful misconduct or breach of the confidentiality obligations hereunder.
7.    LIMITATION OF Liability
(1)    In the event of any performance or non-performance under this Agreement which results in any Losses to the Purchaser, the Seller’s maximum and cumulative liability to the Purchaser for such Losses shall not exceed the sums paid by the Purchaser to the Seller under this Agreement; provided, however, that such limitation shall not apply to exclude or limit the Seller’s liability for fraud, gross negligence, willful misconduct or breach of confidentiality obligations hereunder. In the event of any performance or non-performance under this Agreement which results in any Losses to the Seller, the Purchaser’s maximum and cumulative liability to the Seller for such Losses shall not exceed the sums paid by the Purchaser to the Seller under this Agreement, provided, however, that such limitation shall not apply to exclude or limit the Purchaser’s liability for fraud, gross negligence, willful misconduct or breach of confidentiality obligations hereunder.
(2)    Neither Party shall be liable in connection with this Agreement for any Losses that are not reasonably forseeable or are indirect in nature. This limitation shall not apply in respect of such Losses that result from that Party’s breach of clause 4.
(3)    Neither Party will bear any responsibility or liability for any claims, obligations, costs, expenses or other losses arising out of any delay, inability to perform or interruption of its performance of obligations under this Agreement due to any acts or omissions of the other Party or for events that are beyond its reasonable control, and is not avoidable by the exercise of reasonable care, including strikes, riots, acts of war, acts of terrorism, pandemics, epidemics, fire, earthquakes, floods or other natural disasters (each a “Force Majeure Event”), provided, however, that such Party notifies the other Party thereof without undue delay after such Force Majeure Event

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has occurred. Both Parties will in any event use reasonable endeavours to avoid or mitigate the effect of a Force Majeure Event so as to recommence performance of their obligations as soon as reasonably possible and shall keep the other Party reasonably informed with respect to its activities in connection therewith.
8.    DISCLAIMER OF WARRANTY
Except as otherwise provided in this Agreement, the Seller makes no warranty, express or implied, and hereby disclaims any warranties of any kind with respect to, (a) the nature, condition or quality of any Services or any product, materials, components or services obtained or provided pursuant to this Agreement, or (b) the results that will be obtained by using, receiving, or applying any such Services or product, materials, components or services, in each case including any express or implied warranty.
9.    TERMINATION
9.1    Termination
(1)    The Seller may, by giving written notice to the Purchaser, terminate this Agreement if any of the following occur:
(a)    the Purchaser commits a material breach of this Agreement, which breach has not been cured within thirty (30) days after notice of breach is given to the Purchaser (or such longer period of time as mutually agreed by the Parties);
(b)    the Purchaser (i) is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) files a voluntary petition of bankruptcy or notice of proposal in any court of competent jurisdiction, (iii) assigns this Agreement for the benefit of creditors, or (iv) otherwise files or seeks protection from its creditors under any applicable bankruptcy or insolvency legislation.
(2)    The Purchaser may, by giving written notice to the Seller, terminate this Agreement if any of the following occur:
(a)    the Seller commits a material breach of this Agreement, which breach has not been cured within thirty (30) days after notice of breach is given to Seller (or such longer period of time as mutually agreed by the Parties);
(b)    the Seller (i) is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) files a voluntary petition of bankruptcy or notice of proposal in any court of competent jurisdiction, (iii) assigns this Agreement for the benefit of creditors, or (iv) otherwise files or seeks protection from its creditors under any applicable bankruptcy or insolvency legislation.
(3)    Notwithstanding any other provision of this Agreement, the expiry or earlier termination of this Agreement in accordance with clause 9.1 shall not discharge, affect or otherwise modify in any manner the rights and obligations of the Parties hereto which have accrued or been incurred prior to such termination.
9.2    Effect of Termination
Upon termination or expiry of any Service pursuant to this Agreement, the Seller will have no further obligation to provide the terminated or expired Service. In connection with termination of any Service, the provisions of this Agreement not relating solely to such

10

terminated or expired Service will survive any such termination or expiration, and in connection with a termination or expiration of this Agreement, any terms contemplating performance subsequent to such termination or expiration will continue to survive indefinitely.
10.    Dispute resolution
Any dispute or difference between the Parties arising out of or in connection with this Agreement (a “Dispute”) shall be settled in accordance with the following process:
(1)    Any Dispute shall be initially referred to the Transition Services Representatives, which shall meet as soon as reasonably possible after a Dispute is referred to it, giving due regard to the nature and impact of the issue under consideration. If the Transition Services Representatives cannot resolve a Dispute referred to it within three (3) Business Days, the Dispute shall be referred to the Executives (as defined below). In the event that the Transition Services Representatives believe, acting reasonably, that there is no possibility that the Dispute will be resolved by the Transition Services Representatives, the Dispute shall be immediately escalated to the Executives, even if the time period specified herein has not yet expired.
(2)    The Chief Financial Officer of Purchaser and the [] of Seller (collectively, the “Executives”) will meet to consider any Dispute that is referred to them by the Transition Services Representatives, as soon as reasonably possible after such referral but in any event within three (3) Business Days, giving due regard to the nature and the impact of the issue under consideration. If the Dispute is resolved with the unanimous agreement of all Executives, the Executives shall rectify the Dispute in the manner agreed to.
(3)    If the Executives cannot resolve a Dispute referred to them, within seven (7) Business Days of meeting to consider the Dispute, or if either Executive believes, acting reasonably, that there is no possibility that the Dispute will be resolved by the Executives, either Executive may, regardless of the time period specified herein, initiate arbitration with respect to such Dispute, pursuant to the Arbitration Act, 1991 (Ontario) except in the event that the Executives agree in writing to an alternative dispute resolution mechanism. Unless the Parties otherwise agree, the arbitration will be conducted in accordance with the provisions of the National Arbitration Rules of the ADR Institute of Canada, Inc. (the “ADR Rules”) and, subject to Rule 3 of the ADR Rules, the Arbitration Act, 1991 (Ontario), based upon the following: (i) there will be one (1) arbitrator agreed to by the Parties. If the Parties cannot agree on the arbitrator, the arbitrator shall be appointed in accordance with the ADR Rules; (ii) notwithstanding anything to the contrary in the ADR Rules, the arbitrator will be instructed to conduct the arbitration proceeding in an expeditious and efficient manner having regard to the nature of such Dispute and the values at risk. In all cases the Parties will instruct the arbitrator to deliver the final award within three (3) months of the date of the notice from one Party to the other Party stating that such Dispute will be referred to arbitration, unless the Parties otherwise agree; (iii) the place of arbitration will be Toronto, Ontario; (iv) the language of the arbitration will be English; and (v) all arbitrations will be subject to the jurisdiction of the courts of Ontario and any awards will be enforceable in the courts of Ontario and in any other court of competent jurisdiction.
(4)    Nothing in this Agreement, including the above dispute resolution procedure, will limit or prevent a Party from seeking interim relief, including by injunction or order for the detention, preservation or inspection of property, or from seeking to enforce the

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performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction.
11.    GENERAL
11.1    Currency
Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.
11.2    Records and Audits
The Seller shall keep and maintain books and records related directly to the performance of the Services consistent with its customary accounting and business practices to the extent applicable as such practices currently exist and as they may change from time to time. At the Purchaser’s or a governmental or regulatory authority’s request, the Seller shall provide the Purchaser or such governmental or regulatory authority with access to such records for the purpose of copying and/or auditing them, during normal business hours at the Seller’s offices, which access shall be provided (i) with the least interference possible to the operations of the Seller and consistent with good commercial practices, (ii) subject to the Purchaser or such governmental or regulatory authority complying with the physical and logical security practices of the Seller, and (iii) subject to the confidentiality obligations of the Purchaser as set out in this Agreement or such governmental or regulatory authority agreeing to reasonable confidentiality obligations.
11.3    No Partnership or Agency
Nothing in this Agreement or any circumstances associated with it or its performance give rise to any relationship of agency, partnership or employer and employee between the Parties and nothing in this Agreement will be deemed in any way or for any purpose to constitute any Party an agent of the other Party in the conduct of such other Party's business. No employee of the Seller will be deemed to be the employee or agent of the Purchaser and nothing in this Agreement shall be construed to make the Purchaser an employer, directly or indirectly, of the Seller employees.
11.4    Assignment
Neither Party may assign or transfer any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other Party.
11.5    Waiver
No delay or omission by either Party in enforcing or exercising any right, power or remedy will impair that right, power or remedy or be construed to be a waiver of it. A waiver by either Party of any of its rights, powers or remedies or of any breach will not be construed to be a waiver of any other right, remedy or power or any succeeding breach. No waiver or discharge of any kind will be valid unless in writing and signed by an authorized representative of the Party against whom such waiver or discharge is sought to be enforced.
11.6    Notices
Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier facsimile or electronic mail (with read receipt included) and addressed:

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To the Seller:
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
United States of America
Attention:        Chief Financial Officer
with a copy to:        General Counsel
with a copy to:
McCarthy Tétrault LLP
1000, De La Gauchetière Street West
Suite 2500
Montréal, Québec H3B 0A2
Attention:    Clemens Mayr and Chrystelle Chevalier-Gagnon
Email:        cmayr@mccarthy.ca and cchevaliergagnon@mccarthy.ca
To the Purchaser:
9437-6001 Quebec Inc.
1800 - 510 West Georgia Street
Vancouver, British Columbia
V6B 0M3

Attention:    Chief Financial Officer

with a copy to:

Norton Rose Fulbright Canada LLP
Suite 3000
222 Bay St. Suite 3000,
Toronto, Ontario M5K 1E7

Attention:    Walied Soliman and Trevor Zeyl
Email:         wailed.soliman@nortonrosefulbright.com and trevor.zeyl@nortonrosefulbright.com

A Notice is deemed to be delivered and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

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11.7    Severability
If a court of competent jurisdiction or other competent body decides that any provision of this Agreement is void or otherwise ineffective but would be valid and effective if appropriately modified then such provision will apply with the modification necessary to make it valid and effective. If such a provision cannot be so modified, the provisions’ invalidity or ineffectiveness will not affect or impair the validity or legal effect of any other provision of this Agreement.
11.8    Entire Agreement and Amendment
This Agreement and any schedules hereto set out the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior representations, agreements, negotiations or understandings, whether oral or in writing, between or on behalf of the Parties hereto. No modification or amendment of this Agreement will be binding upon any Party unless in writing, expressly referring this Agreement and duly executed by each Party.
11.9    Conflict
In the event that there is any conflict or inconsistency between these terms and conditions and the Schedules then unless the Schedules specifically provide otherwise, these terms and conditions will prevail.
11.10    Counterparts
This Agreement may be executed in several counterparts, all of which parts taken together, whether provided in original or electronic form, when duly exchanged and delivered, will be deemed to be an original, and will constitute one single agreement between the Parties.
11.11    Third Party Consents
Seller will use commercially reasonable efforts to obtain all waivers, permits, consents or sublicenses to the extent reasonably necessary for purposes of provision of the Services on terms and conditions acceptable to the Purchaser, acting reasonably. In the event that a Person that is not a Party hereto or an affiliate of a Party hereto requires the payment of a fee or other charge to permit the Seller to provide Services to the Purchaser, then the Purchaser agrees that, provided it has consented to the terms and conditions thereof in accordance with the preceding sentence, it shall pay or reimburse the Seller all such fees in full following receipt of an invoice for same.
11.12    Governing Law
(1)    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
(2)    Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.
[Signature page follows.]

Exhibit 10.1
IN WITNESS WHEREOF the Parties have executed this Agreement.

RAYONIER A.M. CANADA G.P., herein represented by its managing partner, RAYONIER A.M. CANADA INDUSTRIES INC.
By:
Authorized Signatory

9437-6001 QUEBEC INC.
By:
Authorized Signatory

[signature page to transition services ageement]

Exhibit 10.1
SCHEDULE “A”
SERVICES

[**]

Exhibit 10.1
EXHIBIT E
GST and QST CERTIFICATE
[**]

EXHIBIT F
PENSION PLAN ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS AGREEMENT is made as of the [●], 2021.
BETWEEN:
[RAYONIER A.M. CANADA G.P.], a general partnership formed under the laws of the Province of Québec (the “Plan Sponsor”),
- and -
ITASCA CAPITAL LTD., a corporation incorporated under the laws of the Province of [British Columbia] (the “New Plan Sponsor”).
RECITALS:
A.    The Plan Sponsor maintains: (i) the Retirement Plan for Organized Employees of Tembec Enterprises Inc.- Kapuskasing Operations (Reg. No. 0342352), (ii) the Régime de rentes pour les employés de Tembec Industries Inc. (Taschereau et employés de bureau de La Sarre (Retraite Québec no. 30723 – CRA no. 969535) and (iii) the Régime de retraite des employés syndiqués de Tembec Industries Inc. – Division La Sarre N (opérations forestières, garage, sciage et rabotage) ( Retraite Québec no. 30729 – CRA no. 691865) (collectively, the “Plans”);
B.    The defined benefit components of the Plans are funded through a trust agreement with CIBC Mellon and there is a custodian agreement with Manulife for the defined benefit components (each of CIBC Mellon and Manulife, or their respective successor(s) (a “Funding Agent”) and each of the trust agreements or custodial agreements (a “Funding Agreement”));
C.    The Plan Sponsor and Rayonier A.M. Canada Industries Inc., as sellers, and the New Plan Sponsor, as purchaser entered into an asset purchase agreement dated as of [●], 2021 (the “Purchase Agreement”);
D.    Pursuant to the Purchase Agreement, the Plan Sponsor has agreed to transfer sponsorship of the Plans to the New Plan Sponsor and, in connection therewith, to execute and deliver this assignment of its right, title and interest in, to and under the Plans;
E.    The New Plan Sponsor has agreed to assume sponsorship of the Plans together with all right, title and interest in, to and under the Plans; and

F.    [The Plan Sponsor and the New Plan Sponsor desire to provide for the continued appointment of the Funding Agents.]
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:
1.    Definitions. The capitalized terms used in this Agreement shall have the meaning ascribed to them in the Purchase Agreement unless otherwise set out herein. For purposes of this Agreement “Parties” means the Plan Sponsor and the New Plan Sponsor.
2.    Assignment and Assumption of Plans. The Plan Sponsor hereby assigns and transfers unto the New Plan Sponsor all of the Plan Sponsor’s right, title and interest in, to and under all of the Plans, including the Funding Agreements. The New Plan Sponsor hereby accepts the assignment and transfers of the Plan and covenants and agrees with the Plan Sponsor that, from and after the date hereof, the New Plan Sponsor will observe, perform and fulfill each and every covenant, proviso, obligation, term and condition of, or applicable to, the Plan Sponsor under the Plans that is applicable at any time from and including the date of this Agreement, to the full and complete exoneration of the Plan Sponsor. The New Plan Sponsor hereby agrees to fully indemnify and save harmless the Plan Sponsor from against any and all liabilities, damages, costs, expenses, causes of action, suits, claims and judgments arising from or in connection with, or resulting from, any breach by the New Plan Sponsor of its obligations hereunder or any breach by the New Plan Sponsor or those for whom the New Plan Sponsor is legally responsible of their obligations or liabilities under the Plans, including the Funding Agreements. The Plan Sponsor hereby agrees to fully indemnify and save harmless the New Plan Sponsor from against any and all liabilities, damages, costs, expenses, causes of action, suits, claims and judgments arising from or in connection with, or resulting from, any breach by the Plan Sponsor of its obligations hereunder or any breach by the Plan Sponsor or those for whom the Plan Sponsor was legally responsible of their obligations or liabilities under the Plans, including the Funding Agreements.
3.    Conforming Amendments. The Plans, the Funding Agreements and any other agreements between the Plan Sponsor and the Funding Agents in relation to the Plans shall be formally amended where required to give effect to this Agreement, and the Plan Sponsor and the New Plan Sponsor shall fully co-operate with each other in connection with the preparation of such amendments and all requisite filings with the appropriate federal and provincial regulatory authorities. The Funding Agents shall fully co-operate with the New Plan Sponsor in connection with the preparation of any necessary amendments to the Funding Agreements and any other agreements between the Plan Sponsor and the Funding Agents in relation to the Plans.
4.    Continuation of Plans. It is hereby acknowledged that nothing in this Agreement shall operate in any way as a discontinuance or wind-up of the Plans which are hereby confirmed to continue in accordance with the terms thereof or applicable thereto. For greater certainty, in respect of any Plan that is subsequently wound up, the Parties acknowledge that any amounts payable by or owing to the sponsor of such Plan shall, on and after the date hereof, become payable by or owing to the New Plan Sponsor, as successor sponsor.
5.    Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.
6.    Further Assurances. Each Party, upon the request of the other, agrees to perform such further acts and deliver such further documents as may be reasonably necessary to effectively carry out the terms and intent of this Agreement.
7.    Non-Assignment. This Agreement may not be assigned by either Party without the written consent of the other Party.
8.    Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.
9.    Amendment. This Agreement may be amended, supplemented or otherwise modified by written agreement signed by the Parties.
10.    Entire Agreement. This Agreement and the Purchase Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
11.    Governing Law. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
12.    Counterparts. This Agreement may be executed by the Parties in separate counterparts, including by way of facsimile, each of which when so executed and delivered shall be an original and shall be binding on the signatory Party, but all such counterparts shall together constitute one and the same instrument.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

RAYONIER A.M. CANADA G.P., herein represented by its managing partner, RAYONIER A.M. CANADA INDUSTRIES INC.
By:
Name:
Title:
ITASCA CAPITAL LTD.
By:
Name:
Title:

Exhibit G
Chip Purchase Setoff Note

Dated: [Closing Date]                                  Amount: C$7,900,000
FOR VALUE RECEIVED, the undersigned, 9437-6001 Quebec Inc. (the “Maker”), acknowledges itself indebted and unconditionally promises to pay to, or to the order of, (the “Holder”) at its offices at or such other place as the Holder may, from time to time, designate, the principal amount of Seven Million Nine Hundred Thousand (Cdn$7,900,000) DOLLARS in lawful money of Canada which portions of the principal amount shall be paid on or before the dates set out in the following table.

Principal Amount	Due Date
C$1,580,000	April [●], 2022
C$1,580,000	April [●], 2023
C$1,580,000	April [●], 2024
C$1,580,000	April [●], 2025
C$1,580,000	April [●], 2026

The Maker has the right and privilege of prepaying the whole or any portion of the principal amount of this Note at any time or times without notice, bonus or penalty. In addition, the Maker and the Holder, each have the right and privilege of setting off the principal amount owing under this note against any amounts owing by the Holder or its affiliates to the Maker or its affiliates under that certain Chip Purchase Agreement dated the [●], 2021 among 9437-6001 Quebec Inc. and Rayonier A.M. Canada G.P. The principal amount remaining from time to time unpaid and outstanding shall not bear interest.

The recording by the Holder in its accounts of principal amounts owing and repayments is, in the absence of manifest mathematical error, prima facie evidence of such advances and payments provided that the failure of the Holder to record same shall not affect the obligation of the Maker to pay such amounts to the Holder.
To the fullest extent permitted by law, the Maker waives:
(a)    diligence, presentment, demand and protest, and notice of presentment, dishonour, intent to accelerate, acceleration, protest, non-payment, release, compromise, settlement, extension or renewal of this Note; and
(b)    the benefit of all applicable valuation, appraisal and exemption laws.
The Maker agrees that all amounts under this Note are payable without set-off, withholding, deduction, claim, counterclaim, defence or recoupment, all of which are hereby waived by the Maker.
Time is of the essence with this Note.
This Note is binding upon the Maker and its successors and assigns and enures to the benefit of the Holder and its successors and assigns. No party hereto may not any of its rights or obligations hereunder.
This Note is governed by and is to be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Maker irrevocably attorns to the exclusive jurisdiction of the courts of Ontario.
IN WITNESS WHEREOF the Maker has executed and delivered this Note as of the date first above written.

9437-6001 Quebec Inc.
By:
Authorized Signing Officer

Exhibit H
Support in Forestry Matters

Name of Service	Support in Forestry Matters
Description of Services
In the event that [**] accepts an offer of employment from the Purchaser or one of its affiliates at Closing, the Purchaser undertakes to make [**] available to provide support in forestry matters to the Seller.
During the Service Term(s), [**] will spend up to 50% of his time providing services to the Seller.
Workplan for [**] to be established by the Seller and the Purchaser, using commercially reasonable efforts, following the closing of transaction.
Notwithstanding any other provision in this schedule or in the transition services agreement, this service will terminate immediately upon [**] death, incapacity or in the event he is no longer employed with the Purchaser for any reason.

Service Fees	[**]
Service Term	[**]

Exhibit 10.1